SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12

FLEXTRONICS INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEXTRONICS INTERNATIONAL LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on September 18, 2003

To our shareholders:

You are cordially invited to attend and NOTICE IS HEREBY GIVEN of the Annual General Meeting of FLEXTRONICS INTERNATIONAL LTD. which will be held at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, at 9:00 a.m., Pacific Daylight Time (PDT), on September 18, 2003 for the following purposes:

As Ordinary Business

1.	To re-elect Mr. Richard L. Sharp, who will retire pursuant to Article 95 of our Articles of Association, to the Board of Directors.

2.	To re-elect the following Directors, who will cease to hold office pursuant to Article 101 of our Articles of Association, to the Board of Directors:

(a)	Mr. James A. Davidson; and

(b)	Mr. Lip-Bu Tan.

3.	To consider and, if thought fit, to pass the following resolution:

“RESOLVED THAT, pursuant to Section 153(6) of the Companies Act, Cap. 50. Mr. Patrick Foley be and hereby is re-appointed as a Director to the Board of Directors, to hold such office from the date of this Annual General Meeting until our next Annual General Meeting.”

4.	To receive and adopt our Audited Accounts for the fiscal year ended March 31, 2003 together with the Reports of the Directors and Auditors thereon.

5.	To consider and vote upon a proposal to appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2004, and to authorize the Board of Directors to fix their remuneration.

As Special Business

6.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT approval be and is hereby given for the amendment of our 1997 Employee Share Purchase Plan, which we refer to as the Share Purchase Plan, to increase the maximum number of ordinary shares authorized for issuance under the Share Purchase Plan from 3,400,000 ordinary shares to 4,400,000 ordinary shares and that an additional 1,000,000 ordinary shares be reserved for issuance under the Share Purchase Plan, and that such ordinary shares, when issued and paid for in accordance with the terms of the Share Purchase Plan, shall be validly issued, fully paid and nonassessable ordinary shares in our capital.”

7.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Companies Act, Cap. 50, and notwithstanding the provisions of Article 46 of our Articles of Association but subject otherwise to the provisions of that Act and our Articles of Association, authority be and is hereby given to our Directors to:

(a)	(i)	allot and issue ordinary shares in our capital; and/or

	(ii)	make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued whether after the expiration of this authority or otherwise (including but not limited to the

i

creation and issue of warrants, debentures or other instruments convertible into ordinary shares in our capital),

at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Articles of Association aforesaid; and

(b)(notwithstanding the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next Annual General Meeting or the expiration of the period within which our next Annual General Meeting is required by law to be held, whichever is the earlier.”

8.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT approval be and is hereby given for us to provide to each of our non-employee directors annual cash compensation for services rendered as a director.”

9.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a)	for the purposes of Sections 76C and 76E of the Companies Act, Cap. 50, the exercise by our Directors of all our powers to purchase or otherwise acquire issued ordinary shares of S$0.01 each fully paid in our capital, not exceeding in aggregate the number of issued ordinary shares representing 10% of our issued ordinary share capital as at the date of the passing of this resolution, at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i)	market purchases on the NASDAQ National Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Companies Act, Cap. 50;

and otherwise in accordance with all other laws and regulations and rules of the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)	unless varied or revoked by us in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)	the date on which our next Annual General Meeting is held; or

(ii)	the date by which our next Annual General Meeting is required by law to be held;

(c)	the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above shall not exceed:

(i)	in the case of a market purchase of an ordinary share, one hundred and five percent (105%) of the Average Closing Price of our ordinary shares; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, one hundred and ten percent (110%) of the Average Closing Price of our ordinary shares,

and for the above purposes, the term Average Closing Price means the average of the last dealt prices of an ordinary share for the five consecutive trading days on which our ordinary shares are transacted on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, immediately preceding the date of the market purchase by us or, as the case may be, the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)	our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

As Ordinary Business

10.	To transact any other business as may properly be transacted at any Annual General Meeting.

The Board of Directors has fixed the close of business on July 21, 2003 as the record date for determining those shareholders who will be entitled to receive copies of this Notice and accompanying proxy statement. However, shareholders of record on September 18, 2003 will be entitled to vote at the Annual General Meeting. A shareholder entitled to attend and vote at the Annual General Meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Representation of at least 33 1/3% of all outstanding ordinary shares of Flextronics International Ltd. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. An instrument appointing a proxy must be left at ADP Investor Communications Services, 51 Mercedes Way, Edgewood, NY 11717, United States of America, not less than 48 hours before the time appointed for holding the meeting. Your proxy may be revoked at any time prior to the time it is voted.

Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore will be utilized for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed share purchase mandate referred to in Proposal No. 9 above. We intend to use our internal sources of funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as at the date of this Notice as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired. Our net tangible assets and the consolidated net tangible assets of us and our subsidiaries will be reduced by the dollar value of the ordinary shares purchased or acquired. The purchase or acquisition of 10% of our issued ordinary shares as at the date of the Annual General Meeting will not have any material impact on our consolidated earnings for the current financial year.

By Order of the Board of Directors,

Bernard Liew Jin Yang Yap Lune Teng Joint Secretaries

Singapore
July      , 2003

Shareholders should read this entire proxy statement
carefully prior to returning their proxies.

Notice of Annual General Meeting of Shareholders
Proxy Statement
Voting Rights and Solicitation of Proxies
Proposals No. 1, 2 and 3 — Re-Election and Re-Appointment of Directors
Nominees to Board of Directors
Directors Not Standing for Re-Election
Alternate Director
Board and Committee Meetings
Director Compensation
Compensation Committee Interlocks and Insider Participation
Proposal 4 — Receive and Adopt Audited Accounts
Proposal 5 — Appointment of Independent Auditors
Proposal 6 — Amendment of 1997 Employee Share Purchase Plan
Proposal 7 — Authorization of Board to Allot and Issue Shares and Grant Options
Proposal 8 — Authorization of Annual Director Compensation
Proposal 9 — Authorization of Renewal of the Share Purchase Mandate
Executive Compensation
Summary Compensation Table
Option Grants in Fiscal 2003
Aggregated Option Exercises in Fiscal 2003 and Option Values at March 31, 2003
Change in Control Arrangements
Other Equity Compensation Plans
Compensation Committee Report on Executive Compensation
Audit Committee Report
Stock Performance Graph
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Compliance Under Section 16(a) of the Securities Exchange Act of 1934
Shareholder Proposals for the 2004 Annual General Meeting
Other Matters
Annex A

Notice of Annual General Meeting of Shareholders	i
Proxy Statement	1
Voting Rights and Solicitation of Proxies	1
Proposals No. 1, 2 and 3 - Re-Election and Re-Appointment of Directors	2
Nominees to Board of Directors	2
Directors Not Standing for Re-Election	3
Alternate Director	3
Board and Committee Meetings	3
Director Compensation	4
Compensation Committee Interlocks and Insider Participation	4
Proposal 4 - Receive and Adopt Audited Accounts	4
Proposal 5 - Appointment of Independent Auditors	4
Proposal 6 - Amendment of 1997 Employee Share Purchase Plan	5
Proposal 7 - Authorization of Board to Allot and Issue Shares and Grant Options	8
Proposal 8 - Authorization of Annual Director Compensation	9
Proposal 9 - Authorization of Renewal of the Share Purchase Mandate	9
Executive Compensation	12
Summary Compensation Table	12
Option Grants in Fiscal 2003	13
Aggregated Option Exercises in Fiscal 2003 and Option Values at March 31, 2003	14
Change in Control Arrangements	14
Other Equity Compensation Plans	14
Compensation Committee Report on Executive Compensation	15
Audit Committee Report	17
Stock Performance Graph	18
Security Ownership of Certain Beneficial Owners and Management	18
Certain Relationships and Related Transactions	20
Compliance Under Section 16(a) of the Securities Exchange Act of 1934	21
Shareholder Proposals for the 2004 Annual General Meeting	21
Other Matters	21
Annex A: Charter of the Audit Committee of the Board of Directors	A-1

     The information contained under the captions “ Compensation Committee Report on Executive Compensation,” “ Audit Committee Report” and “Stock Price Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference into such filing.

PROXY STATEMENT FOR
ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF
FLEXTRONICS INTERNATIONAL LTD.

To Be Held on September 18, 2003

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Flextronics International Ltd. of proxies to be voted at the Annual General Meeting, which will be held at 9:00 a.m., Pacific Daylight Time (PDT), on September 18, 2003 at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131 or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting. This proxy statement and the included proxy card were first mailed to shareholders of record on or about August      , 2003. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so. We have retained Georgeson Shareholder, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $6,500 plus reimbursement of reasonable expenses.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on July 21, 2003 was the record date for shareholders entitled to notice of the Annual General Meeting. As of that date, we had       ordinary shares, S$0.01 par value per share, issued and outstanding. All of the ordinary shares issued and outstanding on September 18, 2003 are entitled to vote at the Annual General Meeting, and shareholders of record on September 18, 2003 entitled to vote at the meeting will on a poll have one vote for each ordinary share so held on the matters to be voted upon.

Ordinary shares represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the Annual General Meeting in accordance with the shareholders’ instructions contained therein. Representation of at least 33 1/3% of all issued and outstanding ordinary shares is required to constitute a quorum. The affirmative vote by a show of hands of a majority of the shareholders present and voting at the Annual General Meeting, or if a poll is demanded by the chair or by any 10% or greater shareholder in accordance with our Articles of Association, a majority of the shares voting at the Annual General Meeting, is required to re-elect and re-appoint the Directors nominated pursuant to Proposals No. 1 through 3, to approve Proposals No. 4 and 5, and to approve the ordinary resolutions in Proposals No. 7 through 9. The affirmative vote of a majority of the issued and outstanding ordinary shares voting in person or by proxy at the Annual General Meeting is required to approve Proposal No. 6.

If a shareholder abstains from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual General Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders. If a shareholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain “routine” matters, such as all of the proposals to be voted on at the Annual General Meeting. If a broker votes shares that are unvoted by its clients for or against a proposal, these shares are considered present and entitled to vote at the Annual General Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders.

In the absence of contrary instructions, shares represented by proxies will be voted FOR the Board of Directors nominees in Proposals No. 1 through 3 and FOR Proposals No. 4 through 9. Management does not know of any matters to be presented at this Annual General Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the Annual General Meeting by submitting a subsequently dated proxy or by attending the meeting and voting in person. To be effective, a proxy must be deposited at ADP Investor Communications Services, 51 Mercedes Way, Edgewood, NY 11717, United States of America, at least 48 hours before the time set for the Annual General Meeting.

We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are enclosed with this proxy statement. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

PROPOSALS NO. 1, 2 AND 3:

RE-ELECTION AND RE-APPOINTMENT OF DIRECTORS

Under Article 95 of our Articles of Association, at each Annual General Meeting, at least one-third of the Directors, or, if their number is not a multiple of three, then the number nearest to but not less than one-third of the Directors, are required to retire from office. The Directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected Directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Retiring Directors are eligible for re-election. Mr. Sharp is the member of the Board of Directors who will retire by rotation in the manner stated above. He is eligible for re-election and has been nominated to stand for re-election at the 2003 Annual General Meeting.

Mr. Davidson and Mr. Tan were appointed as Directors by the Board of Directors in March 2003 and April 2003, respectively. Under Article 101 of our Articles of Association, any person appointed as a Director by the Board of Directors shall hold office only until the next Annual General Meeting and shall then be eligible for re-election. However, these directors shall not be taken into account in determining the number of Directors who are to retire by rotation at the Annual General Meeting in the manner stated above. Mr. Davidson and Mr. Tan will each hold office until the 2003 Annual General Meeting. They are eligible for re-election and have been nominated to stand for re-election at the 2003 Annual General Meeting.

Under Section 153(2) of the Companies Act, Cap. 50, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the Annual General Meeting commencing after such director attains the age of 70 years. However, under Section 153(6), a person of or over the age of 70 years may, by ordinary resolution be appointed or re-appointed as a director of that company to hold office until the next annual general meeting of the company or be authorized to continue in office as a director until the next annual general meeting of the company. Mr. Foley turned 71 in February 2003, and, under Singapore law, his office as a Director will therefore become vacant at the conclusion of the 2003 Annual General Meeting. It is accordingly proposed that a resolution be passed at the 2003 Annual General Meeting, pursuant to Section 153(6) of the Companies Act, Cap. 50, to re-appoint Mr. Foley as a Director to hold office from the date of the 2003 Annual General Meeting until the 2004 Annual General Meeting.

The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for Directors listed below. In the event any nominee is unable or declines to serve as a Director at the time of the Annual General Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors, in accordance with Article 100 of our Articles of Association, to fill the vacancy. In the event that additional persons are nominated for election as Directors, in accordance with Article 100 of our Articles of Association, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

Nominees to Board of Directors

Richard L. Sharp (age 56) — Mr. Sharp has served as a member of our Board of Directors since July 1993 and as Chairman of our Board since January 2003. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer retailer, from 1982 to 2002, most recently, as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002.

James A. Davidson (age 43) — Mr. Davidson has served as a member of our Board of Directors since March 2003. He is a founder and principal of Silver Lake Partners, a private equity investment firm. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro. Currently, Mr. Davidson serves on the boards of Enterasys Networks, Inc. and Seagate Technology. He received a B.S. from the University of Nebraska and J.D. from the University of Michigan.

Lip-Bu Tan (age 43) — Mr. Tan has served as a member of our Board of Directors since April 2003. In 1987, he founded and since that time has served as Chairman of Walden International, a venture capital fund. Mr. Tan currently serves on the boards of Centillium Communications, Creative Technology, Integrated Silicon Solution, SINA.com and Semiconductor Manufacturing International Corporation. Mr. Tan received a M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, a MBA from the University of San Francisco, and a B.S. from Nanyang University in Singapore.

Patrick Foley (age 71) — Mr. Foley has served as a member of our Board of Directors since October 1997. Mr. Foley served in various positions with DHL Corporation, Inc. and its major subsidiary, DHL Airways, Inc., a global document, package and airfreight delivery company from September 1988 to 2001, most recently as its Chairman, President and Chief Executive Officer. He also serves as a director of Continental Airlines, Inc., Del Monte Corporation, Foundation Health Systems, Inc., and Glenborough Realty Trust, Inc.

Directors Not Standing for Re-Election

Michael E. Marks (age 52) — Mr. Marks has served as our Chief Executive Officer since January 1994. He has served as a member of our Board of Directors since December 1991 and as Chairman of our Board from July 1993 to January 2003. He received a B.A. and M.A. from Oberlin College and a M.B.A. from Harvard Business School.

Michael J. Moritz (age 48) — Mr. Moritz has served as a member of our Board of Directors since July 1993. Since 1988, he has been a General Partner of Sequoia Capital, a venture capital firm. Mr. Moritz also serves as a director of Saba Software and several privately-held companies.

Alternate Director

Goh Thiam Poh Tommie (age 52) — Mr. Goh served as a member of our Board of Directors from December 2000 to April 2003. Mr. Goh tendered his resignation from our Board of Directors on April 3, 2003, and our Board accepted his resignation as of that date. In accordance with Article 102 of our Articles of Association, following his resignation, Mr. Marks appointed Mr. Goh to be his Alternate Director. As the Alternate Director for Mr. Marks, Mr. Goh may attend and vote at meetings of our board only if Mr. Marks is not present at such meetings. Mr. Marks may revoke this appointment at any time.

The Board recommends a vote FOR the re-election of
Mr. Sharp, Mr. Davidson and Mr. Tan, and the re-appointment of
Mr. Foley to the Board of Directors.

Board and Committee Meetings

     Our Board of Directors held a total of 37 administrative meetings and four regularly scheduled meetings during fiscal 2003. During the period for which each current director was a director or a committee member, all directors attended at least 75% of the aggregate of the total number of regularly scheduled meetings of the Board together with the total number of meetings held by all committees of the Board on which he served. Only Mr. Marks and Mr. Moritz attended 75% of the aggregate of the total number of administrative meetings of the board.

     The Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominations Committee, and a Finance Committee.

     Audit Committee. The Audit Committee is currently composed of Mr. Foley, Mr. Moritz and Mr. Davidson. Our audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of audits and other services provided by our independent auditors. The Audit Committee held four meetings in fiscal 2003.

     Compensation Committee. The Compensation Committee is currently composed of Mr. Sharp and Mr. Moritz. The Compensation Committee recommends to our board compensation for our key employees and administers the employee share option plans. The Compensation Committee held four meetings in fiscal 2003.

     Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee is currently composed of Mr. Foley and Mr. Tan. The Corporate Governance and Nominations Committee recommends to our board, candidates for appointment or election and corporate governance guidelines for our company. Our board will only consider such nominees as are recommended by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee held three meetings in fiscal 2003.

     Finance Committee. The Finance Committee is currently composed of Mr. Marks and Mr. Moritz. The Finance Committee reviews and approves various financial matters that are not reserved to the Board of Directors. The Finance Committee held three meetings in fiscal 2003.

Director Compensation

Each individual who first becomes a non-employee Board member is granted a stock option to purchase 25,000 ordinary shares, pursuant to the automatic option grant provisions of our 2001 Equity Incentive Plan. Pursuant to this program, in fiscal 2003, each of Mr. Davidson and Mr. Tan received a stock option to purchase 25,000 ordinary shares at the time of his appointment to our board. After this initial grant, pursuant to the terms of the automatic option grant provisions of the 2001 Plan, on the date of each Annual General Meeting, each individual who is at that time serving as a non-employee director receives a stock option to purchase 12,500 ordinary shares. Pursuant to this program, in fiscal 2003, Mr. Foley, Mr. Goh, Mr. Moritz and Mr. Sharp each received a stock option to purchase 12,500 ordinary shares in fiscal 2003. Also, under the terms of the discretionary option grant provisions of the 2001 Plan, non-employee directors are eligible to receive stock options granted at the discretion of the board. Pursuant to this program, in fiscal 2003 Mr. Foley, Mr. Goh, Mr. Moritz and Mr. Sharp each received stock options to purchase 10,000 ordinary shares in fiscal 2003. The maximum number of ordinary shares that may be received by each non-employee director under this program is 100,000 ordinary shares per year.

Each non-employee director receives annual cash compensation of $37,200 for services rendered as a director. In addition, each director receives $700 for each quarterly meeting of the Board of Directors that he attends. In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is our employee receives compensation for services rendered as a director.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during fiscal 2003 were Mr. Sharp and Mr. Moritz. None of our executive officers serve on our Compensation Committee. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 4:

TO RECEIVE AND ADOPT OUR AUDITED ACCOUNTS,
INCLUDING THE REPORTS OF THE DIRECTORS AND AUDITORS

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, is enclosed with this proxy statement. The Annual Report on Form 10-K includes our consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our Singapore statutory financial statements, prepared in conformity with the provisions of the Singapore Companies Act, are also enclosed with this proxy statement. The U.S. GAAP financial statements and the Singapore statutory financial statements are accompanied by Auditors’ Reports of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2003. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business. Our Singapore statutory financial statements have been prepared and circulated to shareholders as a part of this proxy statement as required by Singapore law.

The Board recommends a vote FOR the receipt and adoption of
our U.S. GAAP financial statements and
Singapore statutory financial statements,
including the Auditors’ Reports included therein and
the Directors’ Report included in
the Singapore statutory financial statements.

PROPOSAL NO. 5:

APPOINTMENT OF INDEPENDENT AUDITORS AND
AUTHORIZATION OF BOARD TO FIX THEIR REMUNERATION

The Board of Directors intends to engage Deloitte & Touche LLP as independent auditors to audit our accounts and records for the fiscal year ending March 31, 2004, and to perform other appropriate services. We expect that a representative from Deloitte & Touche LLP will be present at the 2003 Annual General Meeting. Such representative will have the opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

On May 3, 2002, the Audit Committee of our Board of Directors determined that it would replace Arthur Andersen LLP as our independent auditors and resolved, subject to the approval of our shareholders for Singapore statutory purposes, to appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ended March 31, 2003 in place of Arthur Andersen LLP. On August 29, 2002, our shareholders approved the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ended March 31, 2003 in place of Arthur Andersen LLP.

The report of Arthur Andersen LLP for the fiscal years ended March 31, 2002 and March 31, 2001, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended March 31, 2002 and March 31, 2001, and the interim period from April 1, 2002 through May 3, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused it to make reference to the subject matter of the disagreement in connection with its report. No reportable event, as described in Item 304(a)(1)(v) of Regulation S-K, has occurred within our fiscal years ended March 31, 2002 and March 31, 2001, or the interim period from April 1, 2002 through May 3, 2002.

During the fiscal years ended March 31, 2002 and March 31, 2001 and the interim period from April 1, 2002 through May 3, 2002, we did not consult with Deloitte & Touche LLP on (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or reportable event.

The Board recommends a vote FOR the
appointment of Deloitte & Touche LLP as independent
auditors for fiscal year 2004 and authorization for the Board to fix their remuneration.

PROPOSAL NO. 6:

ORDINARY RESOLUTION TO APPROVE THE INCREASE IN THE NUMBER
OF ORDINARY SHARES AUTHORIZED FOR ISSUANCE UNDER THE
1997 EMPLOYEE SHARE PURCHASE PLAN

Our shareholders are being asked to approve an amendment to our 1997 Employee Share Purchase Plan, which was adopted by the Board of Directors and approved by the shareholders in 1997, and which we refer to as the Share Purchase Plan, to increase the number of our ordinary shares authorized for issuance under the Share Purchase Plan by 1,000,000 ordinary shares, from 3,400,000 ordinary shares to 4,400,000 ordinary shares.

As of June 30, 2003, there were 325,659 ordinary shares available for issuance under the Share Purchase Plan and if this Proposal No. 6 is approved, 1,325,659 ordinary shares will be available for issuance under the Share Purchase Plan. The Board believes the share increase is necessary for us to continue to have a sufficient reserve of ordinary shares available under the Share Purchase Plan to attract and retain the services of key employees and other qualified personnel essential to our long-term success and to effectively compete for qualified personnel in our markets.

Share Purchase Plan History

The Board of Directors adopted the Share Purchase Plan in September 1997 and our shareholders approved the adoption in October 1997. Our shareholders approved amendments to the Share Purchase Plan in August 1999, September 2000 and August 2002. The purpose of the Share Purchase Plan is to provide our employees and employees of our subsidiaries and parent as designated by the Board of Directors as eligible to participate in the Share Purchase Plan with a convenient means to acquire an equity interest in us through payroll deductions and to provide an incentive for continued employment. We intend that the Share Purchase Plan will qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

Ordinary Shares Subject to the Share Purchase Plan

The ordinary shares subject to issuance under the Share Purchase Plan consist of our authorized but unissued ordinary shares. A total of 3,400,000 ordinary shares has been reserved for issuance by the Board under the Share Purchase Plan. This number of ordinary shares is subject to proportional adjustment to reflect stock splits, bonus issues and other similar events.

Administration

The Share Purchase Plan will be administered by the Board of Directors or a committee of at least two members of the Board, which we refer to in this section as the Committee. The interpretation or construction by the Committee of any provisions of the Share Purchase Plan will be final and binding on all employees.

Eligibility

All of our employees and those of any of our subsidiaries and parent are eligible to participate in an Offering Period, as defined below, under the Share Purchase Plan, except (a) employees who are not employed by us or, as the case may be, by a subsidiary or parent, one month before the beginning of such Offering Period; (b) employees who are customarily employed for 20 hours or less per week; (c) employees who are customarily employed for five months or less in a calendar year; (d) employees who own shares or hold options to purchase shares or who, as a result of participation in the Share Purchase Plan, would own shares or hold options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of our shares or any of our subsidiaries and parent; and (e) individuals who provide services to us as independent contractors who are reclassified as common law employees for any purpose other than federal income and employment tax purposes.

As of June 30, 2003, approximately 9,000 persons were eligible to participate in the Share Purchase Plan and 3,074,341 shares had been issued pursuant to the Share Purchase Plan.

Employees participate in the Share Purchase Plan through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 10% of the employee’s compensation, including base salary, commissions, bonuses and shift premiums before any deductions from the employee’s salary pursuant to Sections 125 or 401(k) of the Internal Revenue Code. No employee is permitted to purchase shares under the Share Purchase Plan at a rate which, when aggregated with such employee’s rights to purchase stock under all of our similar purchase plans, exceeds $25,000 in fair market value determined as of the Offering Date for each calendar year.

Transferability

In general, rights under the Share Purchase Plan may not be transferred in any manner other than by will or by the laws of descent and distribution.

Offering Periods

Each offering of ordinary shares under the Share Purchase Plan is for a period of six months, which we refer to as an Offering Period. Offering Periods are planned to commence on December 1 and June 1 of each year and end on May 31 and November 30 of each year, respectively. Each Offering Period consists of one six-month Purchase Period during which payroll deductions of the employees are accumulated under the Share Purchase Plan. The Board of Directors has the power to set the beginning of any Offering Period and to change the date or the duration of Offering Periods or Purchase Periods without shareholder approval, including adopting 24-month Offering Periods consisting of four six-month Purchase Periods, if such change is announced at least 15 days before the scheduled beginning of the first Offering Period or Purchase Period to be affected. The first day of each Offering Period is the “Offering Date” for such Offering Period and the last business day of each Purchase Period is the “Purchase Date” for such Purchase Period.

Employees will participate in the Share Purchase Plan during each Offering Period through regular payroll deductions as described above. Employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Share Purchase Plan. Once enrolled, an employee will automatically participate in each succeeding Offering Period unless the employee withdraws from the Offering Period or the Share Purchase Plan is terminated. After the rate of payroll deductions for an Offering Period has been set by an employee, that rate will continue to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any subsequent Offering Period, but may only lower the rate of payroll deductions for an ongoing Offering Period. No more than one change may be made during a single Offering Period.

Purchase Price

The purchase price of ordinary shares that may be acquired in any Purchase Period under the Share Purchase Plan is 85% of the lesser of: (a) the fair market value of the ordinary shares on the Offering Date; or (b) the fair market value of the ordinary shares on the Purchase Date. In no event may the purchase price be less than the par value of the ordinary shares. The fair market value of our ordinary shares is deemed to be the closing price of our ordinary shares on the NASDAQ National Market on the date of determination as reported in The Wall Street Journal. As of June 30, 2003, the closing price of our ordinary shares on the NASDAQ National Market was $10.43 per share.

Purchase of Shares Under the Share Purchase Plan

The number of whole shares an employee may purchase in any Purchase Period will be determined by dividing the total payroll amount withheld from the employee during the Purchase Period pursuant to the Share Purchase Plan by the purchase price for each share determined as described above, rounded down to the nearest whole number. The purchase will take place automatically on the Purchase Date of such Purchase Period.

Withdrawal

An employee may withdraw from any Offering Period. Upon withdrawal, the accumulated payroll deductions will be returned to the withdrawn employee, without interest, provided that the withdrawal occurs at least 15 days before the related Purchase Date. If the withdrawal occurs less than 15 days before such Purchase Date, payroll deductions will continue for the remainder of that Purchase Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period at least 15 days before the Offering Date.

Amendment and Termination of the Share Purchase Plan

The Board of Directors may at any time amend, terminate or extend the term of the Share Purchase Plan, except that any such termination cannot affect the terms of subscription rights previously granted under the Share Purchase Plan, nor may any amendment make any change to the terms of subscription rights previously granted which would adversely affect the right of any participant, nor may any amendment be made without shareholder approval if such amendment would:

•	increase the number of shares that may be issued under the Share Purchase Plan; or

•	change the designation of the employees, or class of employees, eligible for participation in the Share Purchase Plan.

Term of the Share Purchase Plan

The Share Purchase Plan will continue until the earlier to occur of: (a) termination of the Share Purchase Plan by the Board of Directors; (b) the issuance of all the ordinary shares reserved for issuance under the Share Purchase Plan; or (c) September 2007, ten years after the date the Share Purchase Plan was adopted by the Board of Directors.

Federal Income Tax Information

The following is a general summary as of the date of this proxy statement of the United States Federal Income Tax Consequences to us and employees participating in the share purchase plan. Federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the share purchase plan. The following discussion does not purport to describe state or local income tax consequences or tax consequences for participants in countries other than the United States.

The Share Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

Tax Treatment for Employees. Employees will not recognize income for federal income tax purposes either upon enrollment in the Share Purchase Plan or upon the purchase of shares. All tax consequences are deferred until an employee sells the shares, disposes of the shares by gift or dies. Payroll deductions, however, remain fully taxable as ordinary income at the time the deduction is taken, and there is no deferral of the ordinary income accessed on these amounts.

If ordinary shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale, or a disposition by way of gift or upon death, to the extent of the lesser of: (a) 15% of the fair market value of ordinary shares at the beginning of the Offering Period; or (b) the actual gain, the amount by which the fair market value of the ordinary shares on the date of sale, gift or death exceeds the purchase price. All additional gain upon the sale of shares is treated as capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the employee has a capital loss for the difference between the sale price and the purchase price.

If the ordinary shares are sold or are otherwise disposed of including by way of gift, but not death, bequest or inheritance, (in any case, a “disqualifying disposition”) within either the one-year or the two-year holding periods described above, the employee realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the ordinary shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income, not currently subject to withholding, in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the ordinary shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses, and up to $3,000 of capital losses may be used annually against ordinary income.

Tax Treatment for Flextronics. We will be entitled to a deduction in connection with the disposition of shares acquired under the Share Purchase Plan only to the extent that the employee recognizes ordinary income on a disqualifying disposition of the shares. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. In order to enable us to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, employees will be required to notify us in writing of the date and terms of any disposition of shares purchased under the Share Purchase Plan.

ERISA. The Share Purchase Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 nor is it qualified under Section 401(a) of the Internal Revenue Code.

History of Share Purchases Under the Plan

Our Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers as of March 31, 2003, our current executive officers as a group, our current non-employee directors as a group and our current employees (excluding executive officers and directors) as a group exercised purchase rights to purchase shares under the 1997 Plan, over the life of the plan, through June 30, 2003, as follows:

Number of Securities
Name and Position	Purchased

Michael E. Marks
Chief Executive Officer	5,722
Ronny Nilsson
President, Flextronics Network Services	—
Michael McNamara
Chief Operating Officer	10,126
Robert R.B. Dykes
President, Systems Group and Chief Financial Officer	10,750
Ronald R. Snyder
President, Flextronics Design Services	1,633
All current executive officers as a group (6 persons)	28,231
All current non-employee directors as a group (5 persons)	—
All current employees, including officers who are not executive officers, as a group	3,046,110

The Board recommends a vote FOR the approval
of the increase in the number of ordinary shares authorized
for issuance under the 1997 Employee Share Purchase Plan.

PROPOSAL NO. 7:

ORDINARY RESOLUTION TO APPROVE VARIOUS MATTERS
RELATING TO ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under Singapore law, new ordinary shares may only be issued with the prior approval of our shareholders at a general meeting. Such approval, if granted, is effective from the date of the meeting at which it was given to the conclusion of the next Annual General Meeting of our shareholders or the expiration of the period within which the next Annual General Meeting is required by law to be held, whichever is the earlier. The Board believes that it is advisable and in our best interest for our shareholders to authorize the Directors to issue new ordinary shares for financing future transactions, acquisitions and other proper corporate opportunities and purposes. Having additional ordinary shares available and authorized for issuance in the future gives us greater flexibility to pursue corporate opportunities and enables the Directors to issue new ordinary shares without the expense and delay of an extraordinary general meeting of shareholders.

We are seeking shareholder approval to issue new ordinary shares, and to make or grant offers, agreements or options that might or would require the issue of new ordinary shares, during the period from the date of the 2003 Annual General Meeting to the date of the 2004 Annual General Meeting. If obtained, shareholder approval of this proposal will lapse on the date of the 2004 Annual General Meeting or the expiration of the period within which the 2004 Annual General Meeting is required by law to be held, whichever is earlier.

The Board recommends a vote FOR the resolution
relating to ordinary share issuances.

PROPOSAL NO. 8:

ORDINARY RESOLUTION TO APPROVE
ANNUAL DIRECTOR COMPENSATION

Under Singapore law, we may only provide cash compensation to our directors for services rendered in their capacity as directors with the prior approval of our shareholders at a general meeting. We and our Board believe that it is advisable and in our best interest for our shareholders to authorize us to provide each of our non-employee directors annual cash compensation of $37,200 for services rendered as a director. We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our board of directors and to continue to provide leadership for our company.

PROPOSAL NO. 9:

ORDINARY RESOLUTION TO APPROVE
THE PROPOSED RENEWAL OF THE SHARE PURCHASE MANDATE

The Proposed Renewal of the Share Purchase Mandate

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Companies Act, Cap. 50, the listing rules of the NASDAQ National Market and such other laws and regulations as may for the time being be applicable.

It is a requirement that a company that wishes to purchase or otherwise acquire its own shares should obtain the approval of its shareholders to do so at a general meeting of its shareholders. Accordingly, approval is being sought from shareholders at the Annual General Meeting for a renewal of the general and unconditional mandate, which we refer to as the Share Purchase Mandate, to be given for the purchase or acquisition by us of our issued ordinary shares. Accordingly, this resolution will be proposed as an Ordinary Resolution pursuant to which the Share Purchase Mandate will be given to the Directors to exercise all our powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

If approved by shareholders at the Annual General Meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting continue in force until the earlier of the date of our next Annual General Meeting or the date by which our next Annual General Meeting is required by law to be held.

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2003 Annual General Meeting, are substantially the same as were previously approved at our 2002 Annual General Meeting, and, for the benefit of our shareholders are summarized below:

(a)	Maximum number of ordinary shares

We may purchase or acquire only ordinary shares which are issued and fully paid up. The total number of ordinary shares which we may purchase or acquire is limited to that number of ordinary shares representing not more than 10% of our issued ordinary share capital at the date of the Annual General Meeting at which the Share Purchase Mandate is approved.

Purely for illustrative purposes, on the basis of issued ordinary shares as at July 21, 2003, and assuming that no further ordinary shares are issued on or prior to the Annual General Meeting, pursuant to the proposed Share Purchase Mandate, we may purchase not more than issued ordinary shares (representing 10% of our issued ordinary share capital at that date).

(b)	Duration of authority

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

(i)	the date on which our next Annual General Meeting is held or required by law to be held; or

(ii)	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied.

(c)	Manner of purchases or acquisitions of ordinary shares

Purchases or acquisitions of ordinary shares may be made by way of:

(i)	market purchases on the NASDAQ National Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for the purpose; and/or

(ii)	off-market purchases (if effected other than on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme.

In connection with or in relation to any equal access scheme or schemes, our Directors may impose such terms and conditions which are not inconsistent with the Share Purchase Mandate, the listing rules of the NASDAQ National Market and the Singapore Companies Act, as they consider fit in our interests. An equal access scheme must, however, satisfy all the following conditions:

(1)	offers for the purchase or acquisition of ordinary shares shall be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

(2)	all of those persons shall be given a reasonable opportunity to accept the offers made; and

(3)	the terms of all the offers are the same (except that there shall be disregarded (1) differences in consideration attributable to the fact that offers may relate to ordinary shares with different accrued dividend entitlements and (2) differences in the offers introduced solely to ensure that each person is left with a whole number of ordinary shares).

(d)	Purchase price

The purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) to be paid for an ordinary share will be determined by our Directors. The maximum purchase price to be paid for the ordinary shares as determined by our Directors must not exceed:

(i)	in the case of a market purchase, 105% of the Average Closing Price of our ordinary shares; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, 110% of the Average Closing Price of our ordinary shares,

in either case, excluding related expenses of the purchase or acquisition.

For the above purposes, the term Average Closing Price means the average of the last dealt prices of an ordinary share for the five consecutive trading days on which our ordinary shares are transacted on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, immediately preceding the date of the market purchase by us or, as the case may be, the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of ordinary shares from holders of ordinary shares, stating the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore, shall be utilized. We intend to use our internal sources of funds to finance our purchase or acquisition of ordinary shares. We do not intend to obtain or incur any borrowings to finance our purchase or acquisition of ordinary shares. Our Directors do not propose to exercise the Share Purchase Mandate in a manner and to such extent that our working capital requirements and those of our subsidiaries and us would be materially affected.

Any purchases and acquisitions of ordinary shares must be made out of our distributable profits which are available for payment as dividends, excluding any amount in our share premium account and capital redemption reserve fund.

Status of Purchased or Acquired Ordinary Shares

Any ordinary share we purchase or acquire is deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to that ordinary share will expire on cancellation.

We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

Financial Effects

The amount by which our issued share capital is diminished on cancellation of ordinary shares purchased or acquired must be transferred to a reserve called the “capital redemption reserve”. In the event we implement a bonus issue of shares in the future, such reserve may be applied by us in paying up any unissued shares to be allotted and issued to our shareholders as fully paid bonus shares.

Our total issued share capital will be diminished by the total nominal amount (or par value) of the ordinary shares purchased or acquired by us. The consideration paid by us for the purchase or acquisition of ordinary shares (excluding related brokerage, goods and services tax, stamp duties and clearance fees) will correspondingly reduce the amount available for the distribution of cash dividends by us.

Our net tangible assets and the consolidated net tangible assets of our subsidiaries and us will be reduced by the dollar value of the ordinary shares purchased or acquired. The purchase or acquisition of up to 10% of our issued ordinary share capital as at the date of the Annual General Meeting will not have any material impact on our consolidated earnings for the current financial year.

Rationale for the Share Purchase Mandate

We presently maintain listing status on the NASDAQ National Market. Our need to repurchase our ordinary shares reflects in part the practices of our competitors and in part the dominance of the U.S. capital markets for us. Many international companies, including those in the United States, United Kingdom and Hong Kong are permitted by their governing jurisdictions to buy back their own shares. Share repurchases are thus widely available to and utilized by many other companies with which we compete for talent, capital, and investor and analyst interest.

Share repurchase programs are important because of volatility in the stock market. A share repurchase program tends to buffer short term share price volatility, provide additional liquidity to the market and offset the effects of short-term speculators and investors. Minimizing unnecessary volatility bolsters shareholder confidence and employee morale. The latter can be a critical factor in employee retention, especially in the U.S. Silicon Valley, where we have significant operations. Minimizing extreme volatility can also facilitate use of our ordinary shares for acquisitions of other companies, which can enable us to acquire ongoing technological improvements with minimal cash outlay.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of us, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for us under Rule 14 of The Singapore Code on Take-overs and Mergers.

Under The Singapore Code on Take-overs and Mergers, persons acting in concert comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal) co-operate, through the acquisition by any of them of shares in a company to obtain or consolidate effective control of that company. Unless the contrary is established, the following persons will be presumed to be acting in concert, namely, (i) a company with any of its directors (together with their close relatives, related trusts as well as companies controlled by any of the directors, their close relatives and related trusts) and (ii) a company, its parent, subsidiaries and fellow subsidiaries, and their associated companies and companies of which such companies are associated companies, all with each other. For this purpose, ownership or control of at least 20% but not more than 50% of the equity share capital of a company will be regarded as the test of associated company status.

The circumstances under which shareholders (including Directors) and persons acting in concert with them respectively will incur an obligation to make a take-over offer under Rule 14 of The Singapore Code on Take-overs and Mergers after a purchase or acquisition of our issued ordinary shares by us are set out in Appendix 2 of The Singapore Code on Take-overs and Mergers.

The effect of Appendix 2 is that, unless exempted, Directors and persons acting in concert with them will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such Directors and their concert parties would increase to 30% or more, or if the voting rights of such Directors and their concert parties fall between 30% and 50% of our voting rights, the voting rights of such Directors and their concert parties would increase by more than 1% in any period of six months.

Under Appendix 2, a shareholder not acting in concert with the Directors will not be required to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholder in us would increase to 30% or more, or if such shareholder holds between 30% and 50% of our voting rights, the voting rights of such shareholder would increase by more than 1% in any period of six months. Such shareholder need not abstain from voting in respect of the resolution authorizing the Share Purchase Mandate.

Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote FOR the resolution
relating to the proposed share purchase mandate.

EXECUTIVE COMPENSATION

     The following table presents information concerning the compensation paid or accrued by us for services rendered during fiscal 2003, fiscal 2002 and fiscal 2001 by our Chief Executive Officer and each of our four other most highly compensated executive officers whose total salary and bonus for fiscal 2003 exceeded $100,000.

Summary Compensation Table

					Long Term
					Compensation
	Annual Compensation				Awards

					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation(1)	Options	Compensation

Michael E. Marks	2003	$341,402	$150,000	$5,082	5,000,000	$4,966	(2)
Chief Executive Officer	2002	266,528	—	5,008	600,000	5,113	(3)
	2001	600,000	1,285,000	5,082	1,036,456	8,627	(4)
Ronny Nilsson	2003	349,562	100,147	8,522	375,000	39,046	(5)
President, Flextronics	2002	378,501	—	28,472	158,333	31,027	(5)
Network Services	2001	362,545	405,350	10,154	200,000	33,614	(5)
Michael McNamara	2003	257,127	84,375	3,925	2,600,000	3,623	(6)
Chief Operating Officer	2002	243,750	—	3,868	400,000	2,639	(7)
	2001	450,000	831,250	3,925	600,000	4,702	(8)
Robert R.B. Dykes	2003	221,327	79,688	122	700,000	150	(9)
President, Systems Group and	2002	202,965	—	4,600	316,667	3,541	(10)
Chief Financial Officer	2001	425,000	798,125	4,668	400,000	5,329	(8)
Ronald R. Snyder	2003	182,270	43,750	12,600	600,000	98	(9)
President, Flextronics	2002	167,148	—	4,200	266,667	90	(9)
Design Services	2001	358,057	560,613	7,700	284,000	45	(9)

(1)	Represents a vehicle allowance. In fiscal 2002 for Mr. Nilsson, represents a vehicle allowance of $8,667 and forgiveness of an interest payment of $19,805 on a promissory note due to one of our subsidiaries.

(2)	Represents our contributions to the 401(k) plan of $2,716 and life insurance premium payments of $2,250.

(3)	Represents our contributions to the 401(k) plan of $2,574 and life insurance premium payments of $2,539.

(4)	Represents our contributions to the 401(k) plan of $4,750 and life insurance premium payments of $3,877.

(5)	Represents our contributions to a pension retirement fund.

(6)	Represents our contributions to the 401(k) plan of $3,525 and life insurance premium payments of $98.

(7)	Represents our contributions to the 401(k) plan of $2,574 and life insurance premium payments of $65.

(8)	Represents our contributions to the 401(k) plan.

(9)	Represents life insurance premium payments.

(10)	Represents our contributions to the 401(k) plan of $1,109, life insurance premium payments of $138 and spousal health insurance premium payments of $2,294.

Option Grants in Fiscal 2003

     The following table presents information regarding option grants during fiscal 2003 to our Chief Executive Officer and each of our four other most highly compensated executive officers. Option grants to our executive officers in fiscal 2003 were awarded pursuant to our existing equity compensation plans.

     In accordance with the rules of the Securities and Exchange Commission, the table presents the potential realizable values that would exist for the options at the end of their four- or ten-year terms, as the case may be. These values are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. Potential realizable values are based on assumed annual rates of return mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future ordinary share prices. The closing sale price per ordinary share as reported on the NASDAQ National Market on March 31, 2003, the last trading day of fiscal 2003, was $8.72.

					Potential Realizable Value
					at Assumed Annual Rates of
					Stock Price Appreciation
	Individual Grants				for Option Term

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price Per	Expiration
Name	Granted	Fiscal 2003	Share	Date	5%	10%

Michael E. Marks	5,000,000	25.2%	$7.90	07/01/2012	$24,841,337	$62,952,827
Ronny Nilsson	375,000	1.9	7.90	07/01/2006	638,437	1,374,896
Michael McNamara	2,000,000	10.1	7.90	07/01/2012	9,936,535	25,181,131
	600,000	3.0	8.84	09/03/2012	3,335,657	8,453,210
Robert R.B. Dykes	700,000	3.5	7.90	07/01/2012	3,477,787	8,813,396
Ronald R. Snyder	600,000	3.0	7.90	07/01/2012	2,980,961	7,554,339

     The options shown in the table above that expires on September 3, 2012, were granted with an exercise price equal to the fair market value of our ordinary shares on the date of grant and are non-statutory stock options. The options shown in the table above that expire on July 1, 2012 were granted with an exercise price that represented a premium of approximately 34% over the fair market value on the date of grant. This exercise price is designed to create an incentive for these officers to continue providing leadership for our company. With the exception of options granted to Mr. Nilsson, options granted to our executive officers expire ten years from the date of grant, subject to earlier termination upon termination of the optionee’s employment. In the case of Mr. Nilsson, Swedish tax legislation imposes significant adverse consequences if there are any restrictions on exercisability or transfer of options. The term of Mr. Nilsson’s option has therefore, been shortened to four years from the date of grant.

     With the exception of Mr. Nilsson as described above, the options granted to our executive officers during fiscal 2003 generally vested as to 25% of the shares on the first anniversary of the date of grant and 1/36 of the remaining shares on each full calendar month that the optionee renders services to us thereafter. Our Compensation Committee has the discretion to provide for alternative vesting schedules to maximize the retention value of our equity compensation. See “Change in Control Arrangements” below for a description of the acceleration provisions of these options. The exercise price of each option may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchase shares. We granted options to purchase an aggregate of 19,864,076 ordinary shares to our employees during fiscal 2003.

Aggregated Option Exercises in Fiscal 2003
and Option Values at March 31, 2003

The following table presents information concerning the exercise of options during fiscal 2003 by our Chief Executive Officer and each of our four other most highly compensated executive officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-money Options at
			March 31, 2003		March 31, 2003
	Number of
	Shares
	Acquired
Name	on Exercise	Value Realized	Vested	Unvested	Vested	Unvested

Michael E. Marks	16,667	$56,209	2,150,000	5,783,333	$1,994,666	$4,100,000
Ronny Nilsson	100,000	468,912	742,603	80,730	307,500	—
Michael McNamara	528,589	2,347,834	2,557,655	2,886,458	3,439,817	1,640,000
Robert R.B. Dykes	—	—	1,042,148	681,353	1,304,759	437,333
Ronald R. Snyder	116,854	584,756	591,687	571,874	1,267,455	389,500

The amounts set forth in the column entitled “Value Realized” represent the fair market value of the ordinary shares underlying the option on the date of exercise less the aggregate exercise price of the option.

In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of March 31, 2003. Also reported are values of “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and $8.72 per share, which was the closing price per ordinary share as reported on the NASDAQ National Market on March 31, 2003, the last day of trading for fiscal 2003. These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been, and may never be, realized.

Change in Control Arrangements

Our option agreements with our executive officers provide that if the executive officer is terminated without cause or leaves for good reason within the first 12 months following a change in control transaction, the vesting of any unvested portion of the option will be accelerated in full, or if the executive officer is still employed upon the first year anniversary of such a change of control, the vesting of any unvested portion of the option will be accelerated in full. Each option includes a limited stock appreciation right pursuant to which the option will automatically be canceled upon the occurrence of certain hostile tender offers, in return for a cash distribution from us based on the tender offer price per share.

OTHER EQUITY COMPENSATION PLANS

As of March 31, 2003, we maintained the 2001 Equity Incentive Plan and 1997 Employee Share Purchase Plan, both of which were approved by our shareholders, and the 1997 Interim Option Plan, 1998 Interim Option Plan, 1999 Interim Option Plan and 2002 Interim Incentive Plan. None of these Interim Plans is subject to shareholder approval. The terms of the Interim Plans are described more fully below.

The following table gives information about equity awards under these plans as of March 31, 2003.

	(A)	(B)	(C)
	Number of Ordinary	Weighted-Average	Number of Ordinary Shares
	Shares to be Issued	Exercise Price	Remaining Available for
	Upon Exercise	of Outstanding	Equity Compensation Plans
Plan Category	of Outstanding Options	Options	(Excluding Ordinary Shares
			Reflected in Column (A))

Equity compensation plans approved by shareholders	28,822,561	$15.94	8,821,667 (1)
Equity compensation plans not approved by shareholders (3)	16,592,263	7.00	8,993,809 (2)

Total	45,414,824	$12.67	17,815,476

(1)	Of these, 8,201,275 ordinary shares remained available for grant under the 2001 Equity Incentive Plan and 620,392 ordinary shares remained available for purchase under the 1997 Employee Share Purchase Plan.

(2)	Of these, 533,842 ordinary shares remained available for grant under the 1997 Interim Option Plan, 217,070 ordinary shares remained available for grant under the 1998 Interim Option Plan, 445,688 ordinary shares under the 1999 Interim Option Plan and 7,797,209 ordinary shares under the 2002 Interim Incentive Plan.

(3)	In connection with acquisitions, we have assumed the option plans, which we refer to as the Assumed Plans, and the underlying options of the acquired companies. Options to purchase a total of 10,267,709 ordinary shares under the Assumed Plans have been assumed. These options have a weighted average exercise price of $5.52 per share. These options have been converted into options to purchase our ordinary shares on the terms specified in the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. No further awards will be made under the Assumed Plans. Statistics regarding the options under the Assumed Plans are not included in the above table.

Interim Plans

Our 1997 Interim Option Plan, 1998 Interim Option Plan, 1999 Interim Option Plan and 2002 Interim Incentive Plan were adopted by our Board in June 1997, January 1998, December 1998 and May 2002, respectively. The adoption of these interim plans was necessitated by our internal growth, our multiple acquisitions and the requirement to provide equity compensation for employees consistent with competitors and peer companies. These interim plans are not subject to shareholder approval.

The Board reserved an aggregate of 2,000,000 ordinary shares, 3,200,000 ordinary shares, 5,200,000 ordinary shares and 20,000,000 ordinary shares for issuance under the 1997 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan, respectively. These plans provide for the grant to qualified persons of non-statutory stock options to purchase our ordinary shares. Information regarding outstanding options under the 1997 Plan, the 1998 Plan, the 1999 Plan, and the 2002 Plan as of March 31, 2003 is set forth in the table above. Since March 31, 2003, we have granted additional options under the these plans. As of June 30, 2003, we had a total of 9,003,767 shares available for issuance under our 1997 Plan, 1998 Plan, 1999 Plan and 2002 Plan.

Shares subject to options granted pursuant to these interim plans that expire or terminate for any reason without being exercised will again become available for grant and issuance pursuant to awards under the interim plans. Options granted under these plans have an exercise price of not less than 85% of the fair market value of the underlying ordinary shares on the date of grant. Options issued under these plans generally vest over a four-year period and expire ten years from the date of grant. The other general terms of the these interim plans are similar to our 2001 Equity Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate this proxy statement by reference to future filings under those statutes, the following Compensation Committee Report on Executive Compensation will not be incorporated by reference into any of those previous filings; nor will such report be incorporated by reference into any future filings made by us under those statutes.

The Compensation Committee of the Board of Directors sets the base salaries and approves individual bonus programs for our executive officers and authorizes option grants to our executive officers. The Compensation Committee has complete discretion in establishing the terms of option grants to executive officers.

Each member of the Compensation Committee is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934 and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Mr. Sharp and Mr. Moritz. The following is a summary of the policies that affect the compensation paid to executive officers, as reflected in the tables and text presented elsewhere in this proxy statement.

General Compensation Policy. Our overall policy is to offer our executive officers cash-based and equity-based compensation opportunities based upon their personal performance, our financial performance and their contribution to that performance. One of our primary objectives is to have a significant portion of each officer’s compensation contingent upon our performance as well as upon his or her own level of performance. The principal factors taken into account in establishing each executive officer’s compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual at the discretion of the Compensation Committee. The Compensation Committee may, at its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Cash-Based Compensation. We set base salary for executive officers on the basis of personal performance and internal and industry comparability considerations. Bonuses are generally paid at the discretion of the Compensation Committee. In determining the amount of the bonus to be paid to each executive officer, including the Chief Executive Officer, we first establish a percentage of the officer’s base salary as a target bonus. The amount of the actual bonus paid to the officer can be greater or less than this percentage, and depends on our earnings per share, the performance of our operations that are under the officer’s supervision and other performance factors, each as compared to budgeted performance for the period. We also have a 401(k) retirement savings plan for U.S. employees to which we can contribute a portion of profits and such contribution is allocated to eligible participants in proportion to their total compensation for the year relative to the total aggregate compensation for all eligible participants.

Long-Term Equity-Based Compensation. The Compensation Committee grants stock options, which are designed to align the interests of our executive officers with those of the shareholders and provide each individual with a significant incentive to manage our company from the perspective of an owner, with an equity stake in the business. Each grant generally allows the officer to acquire our ordinary shares at a fixed price per share (the market price on the grant date) over a period of up to ten years, thus providing a return to the officer only if he or she remains in our employ and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with us, but there is also taken into account the individual’s potential for future responsibility and promotion over the option term, the individual’s personal performance in recent periods and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual at the sole discretion of the Compensation Committee.

Chief Executive Officer Compensation. Mr. Marks’ base salary is based on our expectation of his personal performance and comparisons to the base salaries of our other executive officers and in the industry.

With respect to Mr. Marks’ base salary, it is our intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by short-term company performance factors. Mr. Mark’s base salary is $600,000. In fiscal 2002 and fiscal 2003, Mr. Marks received this salary in the form of cash compensation of $266,528 and $341,402, respectively, and the balance in stock options. In July 2002, the Compensation Committee granted Mr. Marks options to purchase 5,000,000 ordinary shares at an exercise price of $7.90 per share, which exercise price represented a premium of approximately 34% over the fair market value on the date of grant. This exercise price is designed to create an incentive for Mr. Marks to continue providing leadership for our company. The Compensation Committee based its decision regarding the size of the options granted to Mr. Marks upon its review of an independent analysis performed by an outside consultant on long-term stock-based compensation with respect to Chief Executive Officers with similar responsibilities in similar industries to ours. As with our other executive officers, we also provided for the acceleration of all of Mr. Marks’ unvested options in the event that, following certain mergers or acquisitions by us, his employment with us is terminated or his duties are substantially reduced or changed.

Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1.0 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

We believe that stock options granted to our executive officers qualify for the performance-based exception to the deduction limit and because it is unlikely that other compensation payable to any of our executive officers would exceed the deduction limit in the near future, the Compensation Committee has not yet qualified compensation other than options for the performance-based exception. In approving the amount and form of compensation for our executive officers, the Compensation Committee will continue to consider all elements of cost to us of providing that compensation.

Submitted by the Compensation Committee of the Board of Directors:

Richard L. Sharp Michael J. Moritz

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing of Flextronics’ financial accounting and reporting processes and systems of internal controls. The committee also evaluates the performance and independence of Flextronics’ independent auditors. The Audit Committee operates under a written charter, a copy of which is included as Annex A to this proxy statement. Under the written charter, the Audit Committee consists of at least three directors, a majority of whom are not officers or employees of Flextronics. The current members of the committee are Mr. Foley, Mr. Moritz and Mr. Davidson. Each is an “independent” director as defined by the rules of the NASDAQ National Market.

Flextronics’ financial and senior management supervise its systems of internal controls and the financial reporting process. Flextronics’ independent auditors perform an independent audit of Flextronics’ consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issue a report on these consolidated financial statements. The Audit Committee monitors these processes.

The Audit Committee has reviewed Flextronics’ audited consolidated financial statements for the fiscal year ended March 31, 2003 and has met with both the management of Flextronics and its independent auditors to discuss the consolidated financial statements. Flextronics’ management represented to the Audit Committee that its audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also discussed with Flextronics’ independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also received from Flextronics’ independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Flextronics’ independent auditors the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by Flextronics’ independent auditors is compatible with maintaining the independence of the independent auditors.

Based on the Audit Committee’s discussions with the management of Flextronics and Flextronics’ independent auditors and based on the Audit Committee’s review of Flextronics’ audited consolidated financial statements together with the report of Flextronics’ independent auditors on the consolidated financial statements and the representations of Flextronics’ management with regard to these consolidated financial statements, the Audit Committee recommended to Flextronics’ Board of Directors that the audited consolidated financial statements be included in Flextronics’ Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the Securities and Exchange Commission on June 6, 2003.

During the fiscal year ended March 31, 2003, the aggregate fees billed by Deloitte & Touche LLP, Flextronics’ auditors during fiscal 2003, for professional services were as follows:

•	Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of Flextronics’ annual consolidated financial statements for the fiscal year ended March 31, 2003, including all statutory audits required for Flextronics’ subsidiaries, accounting consultations for transactions completed during the year, assistance with registration statements, comfort letters and consents and the review of the consolidated financial statements included in Flextronics’ Forms 10-Q for the fiscal year ended March 31, 2003 were approximately $3.8 million;

•	Financial Information Systems Design and Implementation Fees. There were no fees billed by Deloitte & Touche LLP for professional services rendered for financial information systems design and implementation for the fiscal year ended March 31, 2003; and

•	All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for services other than those described above for the fiscal year ended March 31, 2003 totaled approximately $1.8 million, including audit-related fees of $0.1 million and other fees of $1.7 million. Audit-related fees included benefit plan audits, acquisition-related due diligence and accounting consultation for proposed transactions. Other fees were primarily for tax services performed worldwide.

Submitted by the Audit Committee of the Board of Directors:

Patrick Foley Michael J. Moritz James A. Davidson

STOCK PRICE PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate this proxy statement by reference to future filings under those statutes, the following performance graph will not be incorporated by reference into any of those previous filings; nor will such performance graph be incorporated by reference into any future filings made by us under those statutes.

The graph below compares the cumulative total shareholder return on our ordinary shares, the Standard & Poor’s 500 Stock Index and a peer group that includes Benchmark Electronics, Inc., Celestica, Inc., Jabil Circuit, Inc., Sanmina-SCI Corporation and Solectron Corporation.

The graph assumes that $100 was invested in our ordinary shares, in the Standard & Poor’s 500 Stock Index and in the peer group described above on March 31, 1998 and reflects the annual return through March 31, 2003, assuming dividend reinvestment.

The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performances of our ordinary shares.

	1998	1999	2000	2001	2002	2003

Flextronics International Ltd.	$100.00	$236.18	$652.39	$277.86	$338.06	$161.53
S & P 500	100.00	118.46	139.72	109.43	109.69	82.53
Peer Group	100.00	219.52	426.86	215.46	154.44	67.76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 16, 2003 regarding the beneficial ownership of our ordinary shares by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares;

•	each director;

•	each executive officer named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Information in this table as to our directors and executive officers is based upon information supplied by these individuals. Information in this table as to our 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the Securities and Exchange Commission. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of June 16, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

In the table below, percentage ownership is based on 521,915,256 ordinary shares outstanding as of June 16, 2003.

	Shares Beneficially Owned

Name and Address of Beneficial Owner	Number of Shares	Percent

5% Shareholders:
Entities associated with AXA Financial, Inc.(1)
1290 Avenue of the Americas
New York, NY 10104	45,374,082	8.69%
Executive Officers and Directors:
Michael E. Marks (2)	6,374,226	1.22
Richard L. Sharp (3)	6,071,160	1.16
Michael McNamara (4)	2,874,631	*
Robert R.B. Dykes (5)	1,838,293	*
Ronald R. Snyder (6)	1,110,596	*
Ronny Nilsson (7)	840,625	*
Michael J. Moritz (8)	464,640	*
Patrick Foley (9)	57,208	*
James L. Davidson (10)	50,740	*
Lip-Bu Tan	—	*
All 11 directors and executive officers as a group (11)	20,503,999	3.93%

*	Less than 1%.

(1)	Based on information supplied by AXA Financial, Inc. in an amended Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003.

(2)	Includes 2,996,059 shares held by Epping Investment Holdings, LLC of which Mr. Marks and his spouse are managing members, 516,667 shares held by the Marks Family Trust, 24,000 shares held by trust for Mr. Marks’ minor children, and 2,837,500 shares subject to options exercisable within 60 days of June 16, 2003.

(3)	Includes 1,480,000 shares beneficially owned by Bethany, LLC of which Mr. Sharp is a manager and 612,000 shares held by RLS Charitable Reminder Unitrust of which Mr. Sharp is a co-trustee. Mr. Sharp disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. Also includes 57,208 shares subject to options exercisable within 60 days of June 16, 2003.

(4)	Includes 2,527,084 shares subject to options exercisable within 60 days of June 16, 2003.

(5)	Includes 670,000 shares held directly by The Dykes Family Limited Partnership II and 1,168,293 shares subject to options exercisable within 60 days of June 16, 2003.

(6)	Includes 719,812 shares subject to options exercisable within 60 days of June 16, 2003.

(7)	Includes 555,625 shares subject to options exercisable within 60 days of June 16, 2003.

(8)	Includes 407,432 shares held directly by the Maximus Trust of which Mr. Moritz is a co-trustee. Mr. Moritz disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. Also includes 57,208 shares subject to options exercisable within 60 days of June 16, 2003.

(9)	Includes 57,208 shares subject to options exercisable within 60 days of June 16, 2003.

(10)	Includes 45,740 shares held by the Davidson Living Trust of which Mr. Davidson is a trustee.

(11)	Includes 8,682,940 shares subject to options exercisable within 60 days of June 16, 2003. Excludes 4,223,784 shares (including 10,000 shares subject to options exercisable within 60 days of June 16, 2003) held by Mr. Goh, Mr. Marks’ Alternate Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than compensation agreements and other arrangements, which are described in “Executive Compensation,” and the transactions described below, during fiscal 2003, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000; and

•	in which any director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Loans to Executive Officers

Since June 30, 2002, neither we nor any of our subsidiaries have made any loans to our executive officers.

Mr. Dykes. On May 29, 2002, Flextronics USA loaned $1,947,221 to Mr. Robert R.B. Dykes. Mr. Dykes executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that bears interest at a rate of 5.85% per year and matures on May 29, 2006. The remaining outstanding balance of the loan as of March 31, 2003 was $2,044,363 (representing $1,947,221 in principal and $97,142 in accrued interest).

Mr. McNamara. On November 25, 1998, one of our subsidiaries, Flextronics International USA, Inc., which we refer to in this section as Flextronics USA, loaned $130,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest at a rate of 7.25% per year and matures on November 25, 2003. The remaining outstanding balance of the loan as of March 31, 2003 was $170,977 (representing $130,000 in principal and $40,977 in accrued interest).

On October 11, 2000, Flextronics USA loaned $152,236 to Mr. McNamara. This represented the principal and interest then due on a loan previously made to Mr. McNamara on October 22, 1996, which loan was canceled at that time. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest compounded quarterly at a rate of 5.96% per year and matures on November 11, 2003. The remaining outstanding balance of the loan as of March 31, 2003 was $174,944 (representing $152,236 in principal and $22,708 in accrued interest).

On May 3, 2001, Flextronics USA loaned $1,095,977 to Mr. McNamara. This represented the principal and interest then due on a loan previously made to Mr. McNamara on April 14, 1999, which loan was canceled at that time. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest compounded quarterly at a rate of 4.19% per year and matures on May 3, 2003. The remaining outstanding balance of the loan as of March 31, 2003 was $1,208,158 (representing $1,095,977 in principal and $112,181 in accrued interest). Subsequent to March 31, 2003, Mr. McNamara repaid the entire principal amount and accrued interest outstanding on this loan.

On December 12, 2001, Flextronics USA loaned $6,000,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest at a rate of 2.48% per year and matures on December 12, 2004. The remaining outstanding balance of the loan as of March 31, 2003 was $6,195,920 (representing $6,000,000 in principal and $195,920 in accrued interest).

On May 31, 2002, Flextronics USA loaned $1,022,227 to Mr. McNamara. Mr. McNamara executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that bears interest at a rate of 3.21% and matures on May 31, 2003. The remaining outstanding balance of the loan as of March 31, 2003 was $1,049,936 (representing $1,022,227 in principal and $27,709 in accrued interest). Subsequent to March 31, 2003, Mr. McNamara repaid the entire principal amount and accrued interest outstanding on this loan.

Mr. Nilsson. On May 4, 2002 Flextronics International N.V. loaned $1,011,129 to Mr. Ronny Nilsson. Mr. Nilsson executed a promissory note in favor of Flextronics International Ltd. that bore interest at a rate of 5.73% per year and matures on May 4, 2004. The remaining outstanding balance of the loan as of March 31, 2003 was $1,050,093 (representing $1,011,129 in principal and

$38,964 in accrued interest).

Mr. Smach. On April 3, 2000, Flextronics USA loaned $1,000,000 to Mr. Thomas J. Smach. Mr. Smach executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that does not bear interest and matures on April 3, 2005. The remaining outstanding balance of the loan as of March 31, 2003 was $1,000,000 in principal.

Other Loans to Executive Officers

In connection with an investment partnership of our executive officers, Glouple Ventures LLC, one of our subsidiaries, Flextronics International, NV, which we refer to in this section as Flextronics NV, has loaned the following amounts to each of Messrs. Dykes, McNamara, Nilsson, Smach and Snyder, pursuant to promissory notes executed by each in favor of Flextronics NV, which bear interest at the rate indicated below and mature on August 15, 2010:

Date	Amount of Loan	Interest Rate

July 2000	$72,732	6.40%
August 2000	$48,370	6.22%
November 2000	$224,391	6.09%
August 2001	$37,424	5.72%
November 2001	$30,544	5.05%
December 2001	$9,091	5.05%

As of March 31, 2003, the entire principal amount of these loans from Flextronics NV, together with $459,256 of accrued interest, was outstanding. During the year ended March 31, 2003, Mr. Marks repaid all amounts that he owed to Flextronics NV.

Investment by Silver Lake Partners

During fiscal 2003, we issued a $200.0 million zero coupon, zero yield, convertible junior subordinated note maturing in 2008 in a private placement transaction with funds associated with Silver Lake Partners. The notes are callable by us after three years and do not provide a put option prior to maturity. The notes are convertible into our ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at our option. In connection with the issuance of these notes, we appointed Mr. James Davidson, a founder and principal of Silver Lake Partners, to our Board of Directors in March 2003 upon completion of the transaction.

COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the year ended March 31, 2003 were met with the exception of the following: Mr. Foley failed to timely file Forms 4 in July 2002 and August 2002; Mr. Moritz and Mr. Sharp failed to timely file Forms 4 in August 2002; and Mr. Goh, a director during fiscal 2003, failed to timely file Forms 4 in August 2002 and November 2002.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL GENERAL MEETING

Shareholder proposals intended to be considered at the 2004 Annual General Meeting of Shareholders must be received by us no less than 120 days prior to September 18, 2004. Any proposals must be mailed to our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, Attention: Chief Executive Officer. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual General Meeting other than those set forth herein and in the notice accompanying this proxy statement.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute promptly and return the accompanying proxy in the envelope which has been enclosed for your convenience.

Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors, Bernard Liew Jin Yang Yap Lune Teng Joint Secretaries

July      , 2003
Singapore

Annex A

FLEXTRONICS INTERNATIONAL, LTD.

CHARTER OF THE
AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

As adopted on October 28, 1998 and
amended on June 2000 and October 22, 2002

I.	Purpose:

The overall purpose of the Audit Committee is to assist the Board of Directors of Flextronics International, Ltd. (the “Company”) in fulfilling its oversight responsibilities as to the Company’s financial accounting, reporting, processes and controls as well as the Company’s process for monitoring compliance with certain laws and regulations.

The Committee’s principal functions are to:

•	monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company’s financial and senior management, and the Company’s independent auditors;

•	be directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors (including resolution of any disagreements between management and the auditors regarding financial reporting); and

•	facilitate communication among the Company’s independent auditors, the Company’s financial and senior management and the Board.

The existence of the Audit Committee is not intended to restrict access to the full Board by the Company’s independent auditors. While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent auditors.

II.	Membership and Procedures:

The Audit Committee shall be appointed by, and serve at the discretion of, the Board of Directors, with its chairman to be selected by the Board of Directors. The Audit Committee shall consist of three or more members of the Board of Directors, with the exact number being determined by the Board of Directors. Each member of the Audit Committee shall be “independent” as defined by the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission and the Nasdaq Stock Market, as they may be amended from time to time, except as otherwise permitted by such rules. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Each member of the Committee shall have the ability to read and understand fundamental financial statements at the time of appointment and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the applicable rules.

III.	Meetings:

The Committee will meet from time to time as determined by the Board and/or the members of the Committee and will meet no fewer than four times per year and as scheduled by the Committee Chairman. The Committee members, or the Chairman of the Committee on behalf of all of the Committee members, shall communicate with management and the independent auditors at least once per quarter in connection with their review of the Company’s financial statements. The Committee will periodically meet with the independent auditors outside of the presence of management to discuss internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or the auditors believe should be discussed privately. At the request of the Committee, meetings may be held with members of management or the Company’s internal auditing staff. Any non-committee outside Board members who so requests may attend any meeting of the Audit Committee.

The activities and findings of the Committee shall be reported to the Board and minutes of the Committee meetings shall be prepared and sent to each member of the Board.

IV.	Responsibilities and Duties:

The following checklist sets forth the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities. Following the checklist is a discussion of certain of the responsibilities and powers of the Committee.

Audit Committee Responsibilities Checklist

WHEN PERFORMED
Audit Committee Meetings

		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter	As Needed

1.	Review and assess the adequacy of this Audit Committee Responsibilities Checklist and charter annually and recommend to the Board of Directors any modifications in the Committee’s duties and responsibilities.	X

2.	Verify the Committee consists of a minimum of three members who are financially literate, including at least one member who is a financial expert.	X	X	X	X

3.	Review and confirm the independence of each Committee member based on NASD and other applicable rules.	X	X	X	X

4.	Review the independence of the independent public accountants, including a review of tax and consulting services and related fees and a review of audit and related fees	X	X	X	X

WHEN PERFORMED
Audit Committee Meetings

		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter	As Needed

5.	Recommend to the Board of Directors the independent public accountants to be nominated for the current fiscal year.		X

6.	Communicate with the auditors about the Company’s expectations regarding its relationship with the auditors, including: (i) the independent auditors’ ultimate accountability to the Committee; and (ii) the authority and responsibility of the Committee to select, evaluate and, where appropriate, replace the independent auditors.	X

7.	Review with the the independent public accountants, Finance management and the Director of Internal Audit, and approve, the audit scope and plan, and the use of independent public accountants other than the appointed auditors of Flextronics. Inquire of the chief financial officer, the independent auditors, and Director of Internal Audit, the extent to which their planned audit scope can be relied on to detect material weaknesses in internal controls or the occurrences of fraudulent financial reporting.				X

8.	Review with Finance management and the independent public accountants at the completion of the annual audit:	X

a.	The Company’s annual financial statements and related footnotes.

b.	The results of the independent public accountants’ audit of the financial statements and its report thereon.

c.	Any significant changes required in the independent public accountant’s audit plan.

d.	Any difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of activities or access to required information.

e.	The cooperation received by the independent auditors during their audit examination, including the access to all requested records, data, and information and elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

f.	The matters described in the paragraphs following this checklist.

g.	Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

9.	Consider and review with Finance management, the Director of Internal Audit and the independent auditors:	X	X	X	X

a.	Significant findings during the year, including the status of previous internal audit recommendations and management’s responses.

b.	Any difficulties encountered in the course of the internal audit process, including any restrictions on the scope of their work or access to required information.

c.	Any change required in the planned scope of the Internal Audit plan.

d.	The Internal Audit Department charter, budget and staffing (to be done annually in the third quarter.

10.	Review and provide a report for the annual proxy that includes the Committee’s review and discussion of matters with management and the independent public accountants.	X

WHEN PERFORMED
Audit Committee Meetings

		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter	As Needed

11.	Consider and review with the independent public accountants, Finance management and the internal auditor:		X		X

a.	The adequacy of the Companys internal controls including computerized information system controls and security.

b.	Any related significant findings and recommendations of the independent public accountants and internal audit together with managements responses thereto.

12.	Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.	X

13.	Receive and review the report (beginning when mandated by law) from the independent auditors addressing: (a) all critical accounting policies used; (b) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management; (c) ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (d) material written communications with the independent auditors and management (such as any management letter or schedule of unadjusted differences).	X

14.	In connection with the Committee’s review of the quarterly financial statements:	X	X	X	X

a.	Discuss with the independent auditors and management the results of the independent auditors’ SAS 71 review of the quarterly financial statements, including the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements and any difficulties encountered during the course of the audit.

b.	Discuss with management and the independent auditors any significant issues, events and transactions, any significant changes (or proposed changes) regarding accounting principles, practices, judgments or estimates, any significant reporting issues discussed between management and the independent auditors, including any significant disagreements, and any significant adjustments proposed by the auditors

c.	Discuss any significant issues reviewed by in-house and outside counsel concerning litigation, contingencies, claims, or assessments

15.	Review each earnings release with management prior to public release	X	X	X	X

16.	Review unusual reporting issues prior to the issuance of quarterly earnings releases.					X

17.	Review the Company’s annual and quarterly reports prior to filing with the SEC	X	X	X	X

18.	Receive from the Chief Financial Officer and Chief Executive Officer (based on their evaluation within the preceding 90 days), and discuss with management and the independent auditors, any information regarding:	X	X	X	X

a.	All significant deficiencies in the design or operation of internal controls which could adversely affect the issuer’s ability to record, process, summarize and report financial data, and any material weaknesses in internal controls; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the issuer’s internal controls.

WHEN PERFORMED
Audit Committee Meetings

		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter	As Needed

19.	Review with Finance management any significant changes to GAAP policies or standards					X

20.	Inquire of Finance management, the Internal Auditor, and the independent public accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.					X

21.	Meet with the independent public accountants and the Director of Internal Audit in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.	X	X	X	X

22.	Monitor any standards adopted as a code of conduct for the Company and as a code of ethics for its finance management.					X

23.	Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.	X	X	X	X	X

24.	Review the process management has established to ensure the integrity of interim reporting, including the system of disclosure controls implemented by management.					X

     1.     Evaluating Auditors, Financial Statements and Accounting Practices.

     In evaluating the independence of the independent auditors, the Committee shall:

(a)	Obtain and review, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, review the nature, fees, and scope of such relationships and terminate any relationships that the Committee believes could compromise the independence of the auditors;

(b)	Review the extent of non-audit services provided by the independent auditors in relation to the objectivity needed in the audit and consider whether fees billed for permitted non-audit services are compatible with maintaining the independence of the auditors.

(c)	In pre-approving auditing services and permitted non-audit services, the Committee may delegate the authority to grant preapproval of auditing and non-audit services to one or more designated members of the Committee; provided, that the decisions of any member to whom authority is delegated to preapprove an activity must be presented to the full Committee at each of its scheduled meetings.

     In overseeing the financial accounting process and the Company’s internal controls, the Committee shall:

(a)	Have authority to resolve disagreements between management and the independent auditors regarding financial reporting.

(b)	Have authority to hire and fire the Director of Internal Audit.

(c)	Review with the chief financial officer the activities, organizational structure, and qualifications of the internal finance staff.

(d)	Discuss with the independent auditors the quality of the Company’s financial and accounting personnel and any relevant recommendations that the independent auditors may have, including those in their “Report to Management.”

     2.     Access to Information; Investigations. The Committee shall have unrestricted access to the Company’s personnel and records, and will be given the resources to discharge its duties. The Committee has authority to engage and determine funding for such counsel, experts and other advisors as it determines to be necessary or appropriate to carry out its responsibilities and duties. The Company will provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation (a) to the public accounting firm employed by the Company for the purpose of rendering or issuing an audit report; and (b) to any advisors employed by the Committee referenced above.

     3.     Corporate Compliance and Governance. The Committee shall conduct such review as it deems appropriate of the Company’s controls against employee conflict of interest and fraud and compliance with related laws. Without limitation and as it deems appropriate, the Committee shall:

(a)	Review and approve the Company’s code of conduct policy. This policy should include standards for ethics and should be developed and distributed on a Company-wide basis. Review on at least an annual basis the Company’s compliance with this policy.

(b)	Review and approve all transactions between the Company and any related party, as defined by applicable law and the rules of Nasdaq.

(c)	Review the policies and procedures in effect for the review of officer expenses, purchases, and use of corporate assets.

(d)	Review the findings of any relevant examinations by the Securities and Exchange Commission, or any other agency as deemed necessary such as the Internal Revenue Service, Occupational Safety and Health Administration, the Environmental Protection Agency or others.

(e)	Review any legal matters that could have a significant impact on the Company’s financial statements.

     4.     Complaint Procedures. The Committee shall establish procedures to receive, retain and treat complaints regarding accounting, internal audit controls or auditing matters and for employees to make confidential, anonymous complaints regarding accounting or auditing matters. The Committee shall advise the independent auditors, members of the internal audit staff, and any other member of management or employee, that they may communicate directly with any member of the Committee on a confidential basis.

     5.     Miscellaneous

     As to other related matters, without limitations and as it deems appropriate, the Committee shall perform any other activities required, and have such authority as may be provided, by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company’s ordinary shares are listed, and perform other activities that are consistent with this charter, the Company’s Articles of Association and governing laws, as the Committee or the Board deems necessary or appropriate.

     The Audit Committee shall have such other responsibilities as may be assigned to it from time to time by the Board of Directors.

SINGAPORE STATUTORY FINANCIAL STATEMENTS

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
(Incorporated in Singapore)

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

DIRECTORS’ REPORT
MARCH 31, 2003
(Currency — U.S. dollars unless otherwise stated)

     The directors present their report together with the audited financial statements of Flextronics International Ltd. (the “Parent”) and the consolidated financial statements of Flextronics International Ltd. and subsidiaries (the “Company”) for the financial year ended March 31, 2003.

Directors

     The directors of Flextronics International Ltd in office at the date of this report are:

Michael E. Marks
Richard L. Sharp
James A. Davidson (appointed on March 20, 2003)
Patrick Foley
Goh Thiam Poh, Tommie (resigned as a director and appointed as alternate director to Michael E. Marks on April 3, 2003)
Michael J. Moritz
Lip-Bu Tan (appointed on April 3, 2003)

Principal Activities

     The Parent is listed on the NASDAQ National Market in the United States of America. Flextronics International Ltd. is principally engaged in investment holding. The principal activities of the subsidiaries include the assembly of printed circuit boards, (“PCBs”), and complete systems and products, fabrication and assembly of plastic and metal enclosures, fabrication of PCBs and backplanes, and fabrication and assembly of photonics components. Certain subsidiaries are also engaged in design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging, and distribution; automation of key components of the supply chain through advanced information technologies; original design manufacturing; other after-market services such as repair and warranty services; and network and communications installation and maintenance.

     There were no significant changes in the nature of these activities during the financial year, except for the newly acquired subsidiaries.

Employees

     The total number of employees in the Parent and the Company at the end of the financial year was nil and approximately 95,000, respectively (2002: nil and approximately 78,000).

Results for the Financial Year
(In Thousands)

     The Parent and the Company incurred a net loss of $83,453 for the financial year.

Transfers to or from Reserves or Provisions

     Except as shown in the financial statements, there were no material transfers to or from reserves or provisions during the year.

Acquisition and Disposal of Subsidiaries

     During the financial year, the Company acquired the following subsidiaries:

			Net tangible
			assets/(liabilities)
	Interest		at date of
Name of company	acquired	Consideration(1)	acquisition

	%	$‘000	$‘000
Held by the Parent
Certain subsidiaries of NatSteel Broadway, Ltd.	100	374,932	41,546
Held by Subsidiaries
Certain Subsidiaries of Xerox Corporation	100	190,050	69,433
Blue Labs AB and its subsidiaries	100	21,329	(10,228)
Elisa Instalia Oy	100	34,227	(3,561)
Azisa	100	6,243	(2,747)

			Net tangible
			assets/(liabilities)
	Interest		at date of
Name of company	acquired	Consideration(1)	acquisition

	%	$‘000	$'000
The Orbiant Group and its subsidiaries (remaining 9% ownership)	100	114,294	(136,032)
Certain subsidiaries of Casio Compter Co., Ltd.	100	38,596	2,538
Philips Electronics Singapore	100	500	(519)
En Til En Tele Norway	100	1,604	(27)
Semco	100	151	62
Ericsson Service AB	100	1,105	35
Eurimp	100	3,366	3,366
Ericsson Karlstad	100	705	(157)
Intenna	100	515	85
PNB	100	5,150	(1,112)
FTI	100	2,120	2,120

(1)	Consideration reflects amount paid for the acquired company in the current financial year and in the prior year (where applicable). The net cash flows during the year relating to acquisitions of subsidiaries and businesses include the amounts relating to holdback and earn-out payments for historical acquisitions.

     During the financial year, there were no incorporations of new subsidiaries.

     The following subsidiaries were liquidated during the financial year:

	Interest	Net tangible
Name of subsidiary	disposed of	assets/(liabilities)

	%	$‘000
The DII Group Asia, Ltd.	100	—
Flextronics MFG (Tian Jin), Ltd.	100	479
EX FLEX Sdn Bhd (f.k.a Flextronics Plastics (Penang) Sdn Bhd)	100	111
Flextronics Singapore Pte, Ltd.	100	—
Li Xin Industries Co., Ltd. – Thailand	100	(743)
OEM Press Systems, Inc.	100	—
PT JIT Electronics	100	(199)

     Except as disclosed above, there were no other acquisitions or disposals of subsidiaries during the financial year.

Issue of Shares and Debentures

     During the financial year,

(i)	the Parent issued the following shares:

(a)	4,567,256 Ordinary Shares of S$0.01 each for cash at premium of $18.0 million, net of expenses, by virtue of the exercise of share options previously granted.

(b)	1,009,692 Ordinary Shares of S$0.01 each for cash at premium of $9.9 million, net of expenses, by virtue of the Employee Share Purchase Plan.

(c)	559,006 Ordinary Shares of S$0.01 each at a premium of $9.1 million for contingent purchase price adjustments related to the acquisition of Flextronics Photonics PPT, Inc. (formerly known as Photonics Packaging Technologies, Inc.), which is held by Flextronics International Holding Corp., a wholly owned subsidiary of the Company.

(d)	262,634 Ordinary Shares of S$0.01 each at a premium of $8.4 million for holdback share issuances related to the acquisition of Flextronics Photonics Wave Optics, Inc. (formerly known as Wave Optics, Inc.), which is held by Flextronics International USA, Inc., a wholly owned subsidiary of Flextronics International Holding Corp., a wholly owned subsidiary of the Company.

(e)	944,145 Ordinary Shares for holdback share issuances related to the acquisition of Flextronics International Tecnologia Ltda. (formerly known as Conexao Informatica Ltda.), which is a wholly owned subsidiary of Flextronics International Industrial Ltda., a wholly owned subsidiary of the Company.

(f)	7,575 Ordinary Shares for holdback share issuance related to the acquisition of Ojala-Yhtma Oy and its subsidiary, which is held by Flextronics Holding Finland Oy, a wholly owned subsidiary of Flextronics Group Sweden AB, which is in turn a wholly owned subsidiary of Flextronics Holding (U.K.) Ltd., a wholly owned subsidiary of the Company.

     In the financial statements, shares issued for acquisition of subsidiaries are stated net of a deduction of 134,024 holdback shares at a premium of $2.8 million for the acquisition of Telcom Global Solutions Holdings, Inc. and its subsidiaries which were recorded in the preceding year but were finally not issued.

(ii)	the Parent issued $200.0 million zero coupon, zero yield, convertible junior subordinated notes maturing in March 2008. The notes are callable by the Parent after three years and do not provide a put option prior to maturity. The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Parent’s option.

     During the financial year, its subsidiaries issued the following shares:

Name of company	Shares issued	Purpose

Beijing Ericsson Communication Ltd.	$939,900 additional paid-in capital	Investment of Capital
C&W Technology Co., Ltd.	$3,289,650 additional paid-in- capital	Investment of Capital
Flextronics International Ltd.	$7,306,000 additional paid-in capital	Investment of Capital
Flextronics Aguascalientes Servicios S.A. de C.V.	50,000 Ordinary Shares, of $0.11 par value per share	Investment of Capital
Flextronics Beteiligungs GmbH	1 Ordinary Share, of $30,680 par value per share 1 Ordinary Share, of $27,900 par value per share;	Investment of Capital
Flextronics Central Europe BV	$33,163,200 additional paid-in capital 55 Ordinary Shares, of $0.33 par value per share;	Investment of Capital
Flextronics General Partner GmbH	$852 additional paid-in capital	Investment of Capital
Flextronics Holding AG	$482,118 additional paid-in capital	Investment of Capital
Flextronics Holdings Mexico S.A. de C.V.	274,472,591 Ordinary Shares, of $0.1019 par value per share	Investment of Capital
162,266,234 Ordinary Shares;
Flextronics Holdings Mexico S.A. de C.V.	$13,394,874 additional paid-in capital	Investment of Capital
Flextronics Holdings Mexico S.A. de C.V.	47,027,037 Ordinary Shares of $1.00MXP par value per share	Investment of Capital
Flextronics Holland BV	1 Ordinary Share, of $65,100 par value per share 29 Ordinary Shares, of $0.33 par value per share;	Investment of Capital
Flextronics International Andina CA	$476 additional paid-in capital	Investment of Capital
Flextronics International Asia Pacific Ltd.	5,875,522 Ordinary Shares, of $0.2153 par value per share	Investment of Capital
Flextronics International Asia Pacific Ltd.	99 Ordinary Shares, of $1,000 par value per share	Investment of Capital
Flextronics International Europe BV	$3,684,800 additional paid-in capital	Investment of Capital
Flextronics International GmbH	$16,378,000 additional paid-in capital 7,894 Ordinary Shares, of $0.33 par value per share;	Investment of Capital
Flextronics International Holland BV	$6,308 additional paid-in capital 4,799,235 Ordinary Shares, of $0.1069 par value per share;	Investment of Capital
Flextronics International Holland BV	$1,937,400 additional paid-in capital	Investment of Capital
Flextronics International Kft	1 Ordinary Share of $19,702 par value per share	Investment of Capital
Flextronics International Ltd.	111,953,615 Ordinary Shares, of $0.1121 par value per share	Investment of Capital
Flextronics International Ltd.	2 Ordinary Shares, of $0.50 par value per share 178,200 Ordinary Shares, of $0.1345 par value per share;	Investment of Capital
Flextronics International Ltd.	$90,600 additional paid-in capital	Investment of Capital
Flextronics International Ltd.	122,981 Ordinary Shares, of $1.00 par value per share	Investment of Capital
Flextronics International Ltd.	$5,169,450 additional paid-in capital 56,800,000 Shares, of $0.2631 par value per share;	Investment of Capital
Flextronics International Ltd.	$6,511,266 additional paid-in capital	Acquisition
Flextronics International Ltd.	$5,351,464 additional paid-in capital	Investment of Capital
Flextronics International Ltd.	202,200,001 Ordinary Shares, of $1.8543 par value per share	Investment of Capital Acquisition
Flextronics Network Services Sweden AB (f.k.a Flextronics International Taby AB)	48 Ordinary Shares, $0.33 par value per share; $682 additional paid-in capital	Investment of Capital
Flextronics Logistics (Shanghai) Co., Ltd.	$30,000 additional paid-in capital	Investment of Capital
Flextronics Logistics (Singapore) Pte. Ltd.	1 Ordinary Share, of $300,000 par value per share 1 Ordinary Share, of $1,000 par value per share;	Investment of Capital
Flextronics Logistics USA, Inc.	$11,739,000 additional paid-in capital	Investment of Capital
Flextronics Manufacturing Aguascalientes S.A. de C.V.	55,550,000 Ordinary Shares, of $0.11 par value per share 55 Ordinary Shares, of $0.33 par value per share;	Investment of Capital
Flextronics Network Services Holland BV	$852 additional paid-in capital 11,111,110 Ordinary Shares;	Investment of Capital
Flextronics Sales and Marketing (A-P) Ltd.	$1,560,622 additional paid-in capital	Investment of Capital
Flextronics Sweden Group AB	$112,468,277 additional paid-in capital	Investment of Capital
Flextronics Technology (Shanghai) Co., Ltd.	$1,500,000 additional paid-in capital	Investment of Capital
Flextronics Technology Japan K.K	$17,140,719 additional paid-in capital	Acquisition
Flextronics Verwaltungs GmbH	$789,094 additional paid-in capital	Investment of Capital

Name of company	Shares issued	Purpose

Flextronics Network Services Sweden AB (f.k.a Flextronics International Taby AB)	$500,000 additional paid-in capital	Investment of Capital
Flextronics International Andina C.A	$570,000 additional paid in capital 992 Ordinary Shares, of $125.95 par value per share;	Investment of Capital
Flextronics Group Sweden AB	$16,200,000 additional paid-in capital	Investment of Capital
IEC Holdings, Ltd.	$300,000 additional paid-in capital	Investment of Capital
IEC Holdings, Ltd.	36,304 Ordinary Shares, of $0.01 par value per share	Investment of Capital
Instrumentation Engineering, Inc.	$10,000,000 additional paid-in capital	Investment of Capital
Instrumentation Engineering, Inc.	$15,000,000 additional paid-in capital	Investment of Capital
Mr. Kapil Nagrath	1 Ordinary Share, of $0.2157 par value per share	Investment of Capital
Mr. Manny Marimuthu	1 Ordinary Share of $1,000 par value per share	Investment of Capital
Mr. Vikas Nagrath	1 Ordinary Share of $0.2157 par value per share	Investment of Capital
Multilayer Technology Geschäftsführungs GmbH	$30,719 additional paid-in capital 4,458,239 Ordinary Shares;	Investment of Capital
Telcom Global Solutions International Brazil	$2,010,000 additional paid-in capital	Investment of Capital

     Except as disclosed above, neither the Parent nor its subsidiaries issued any shares or debentures during the financial year.

Arrangements to Enable Directors to Acquire Shares or Debentures

     Except pursuant to those share option schemes as disclosed below, neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in or debentures of the Company or any other body corporate.

Directors’ Interest in Shares and Debentures

     The interests of the directors who held office at the end of the current financial year in the share capital or debentures of the Company and related corporations were as follows:

	Interest held

Ordinary Shares of S$0.01 Each in Flextronics International Ltd.	As of
	March 31, 2002 or
	date of appointment
	as director during	As of
	the year	March 31, 2003

Michael E. Marks	2,939,944	3,536,726
Richard L. Sharp	5,989,952	6,013,952
James A. Davidson	*50,750	50,740
Patrick Foley	—	125,000
Goh Thiam Poh, Tommie	4,803,114	4,213,784
Michael J. Moritz	383,432	407,432

Options to acquire ordinary shares of $S0.01 each in Flextronics International Ltd.

	As of March 31, 2002 or
	date of appointment
	as director during
	the year	As of March 31, 2003	Exercise price	Exercisable period

Michael E. Marks	16,667	—	$4.1875	12.11.1997 to 12.11.2002
	733,333	733,333	6.0000	10.28.1998 to 10.28.2003
	600,000	600,000	14.5000	10.1.1999 to 10.1.2004
	1,000,000	1,000,000	23.1875	12.20.2000 to 12.20.2010
	200,000	200,000	13.9800	9.21.2001 to 9.21.2011
	400,000	400,000	15.9000	10.1.2001 to 10.1.2011
	—	5,000,000	7.9000	7.1.2002 to 7.1.2012
Richard L. Sharp	24,000	—	5.5625	10.14.1997 to 10.14.2002

	As of March 31, 2002 or
	date of appointment
	as director during
	the year	As of March 31, 2003	Exercise price	Exercisable period

	24,000	24,000	4.0000	9.18.1998 to 9.18.2003
	24,000	24,000	13.8750	8.27.1999 to 8.27.2004
	6,000	6,000	42.0313	9.21.2000 to 9.21.2005
	6,000	6,000	14.1000	9.20.2001 to 9.20.2006
	—	10,000	7.9000	7.1.2002 to 7.1.2007
	—	12,500	9.5100	8.29.2002 to 8.29.2007
James A. Davidson	*25,000	25,000	9.3500	3.20.2003 to 3.20.2008
Patrick Foley	120,000	—	5.5625	10.14.1997 to 10.14.2002
	24,000	24,000	4.0000	9.18.1998 to 9.18.2003
	24,000	24,000	13.8750	8.27.1999 to 8.27.2004
	6,000	6,000	42.0313	9.21.2000 to 9.21.2005
	6,000	6,000	14.1000	9.20.2001 to 9.20.2006
	—	10,000	7.9000	7.1.2002 to 7.1.2007
	—	12,500	9.5100	8.29.2002 to 8.29.2007
Goh Thiam Poh, Tommie	6,000	6,000	14.1000	9.20.2001 to 9.20.2006
	—	10,000	7.9000	7.1.2002 to 7.1.2007
	—	12,500	9.5100	8.29.2002 to 8.29.2007
Michael J. Moritz	24,000	—	5.5625	10.14.1997 to 10.14.2002
	24,000	24,000	4.0000	9.18.1998 to 9.18.2003
	24,000	24,000	13.8750	8.27.1999 to 8.27.2004
	6,000	6,000	42.0313	9.21.2000 to 9.21.2005
	6,000	6,000	14.1000	9.20.2001 to 9.20.2006
	—	10,000	7.9000	7.1.2002 to 7.1.2007
	—	12,500	9.5100	8.29.2002 to 8.29.2007

*     Mr. Davidson’s interest relate to those as at March 20, 2003, the date of his appointment as director.

     Other than as disclosed above, no other directors of the Parent had an interest in any shares or debentures of the Parent or related corporations either at the beginning or end of the financial year.

Directors’ Contractual Benefits

     Since the end of the previous financial year, no director has received or become entitled to receive a benefit by reason of a contract made by the Parent or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest except for their employment contracts and professional fees paid to a firm of which a former director is a member.

Dividends

     No dividend has been paid or declared since the end of the previous financial year. The directors of the Parent do not recommend payment of a dividend during the financial year.

Allowance for Doubtful Accounts

     Before the consolidated financial statements of the Parent were prepared, the directors took reasonable steps to ensure that proper action had been taken in relation to writing off bad debts and providing for doubtful accounts of the Parent, and satisfied themselves that all known bad debts had been written off and that adequate provision had been made for doubtful accounts.

     At the date of this report, the directors are not aware of any circumstances which would render the amount of bad debts written off or the amount of allowance for doubtful accounts in the consolidated financial statements inadequate to any substantial extent.

Current Assets

     Before the financial statements of the Company and the Parent were prepared, the directors took reasonable steps to ensure that any current assets which were unlikely to realize their book values in the ordinary course of business had been written down to their estimated realizable values or that adequate provision had been made for the diminution in values of such current assets.

     At the date of this report, the directors are not aware of any circumstances, which would render the values attributed to current assets in the consolidated financial statements of the Company and the supplementary financial statements of the Parent misleading.

Charges and Contingent Liabilities

     At the date of this report, no charge on the assets of the Company or the Parent has arisen which secures the liabilities of any other person and no contingent liability has arisen since the end of the financial year.

Ability to Meet Obligations

     No contingent or other liability of the Company or the Parent has become enforceable, or is likely to become enforceable, within the period of twelve months after the end of the financial year which will or may substantially affect the ability of the Company and the Parent to meet their obligations as and when they fall due.

Other Circumstances Affecting Financial Statements

     At the date of this report, the directors are not aware of any circumstances not otherwise dealt with in this report or the financial statements of the Company and the Parent, which would render any amount stated in the consolidated and supplementary financial statements misleading.

Material and Unusual Transactions

     In the opinion of the directors, except as disclosed in Note 9 of the consolidated financial statements of the Company and Note 9 of the supplementary financial statements of the Parent, the results of the operations of the Company or of the Parent for the financial year ended March 31, 2003 have not been substantially affected by any item, transaction or event of a material and unusual nature.

Material and Unusual Transactions After the Financial Year

     In the opinion of the directors, except as disclosed in Note 13 of the consolidated financial statements of the Company and Note 11 of the accompanying supplementary financial statements of the Parent, in the interval between the end of the financial year and the date of this report, no item, transaction or event of a material and unusual nature, likely to affect substantially the results of the operations of the Company and of the Parent for the financial year in which this report is made, has arisen.

Share Option Plans and Employee Share Purchase Plan (Schemes)

2002 Interim Incentive Plan (the “2002 Plan”)

     During the financial year ended March 31, 2003, options for a total of 12,460,726 Ordinary Shares in the Parent were granted with an exercise price ranging from nil to $9.60 and a weighted average exercise price of $6.41 under the 2002 Plan. No Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 2002 Plan. As at March 31, 2003, the number and class of unissued shares under options granted under the 2002 Plan was 7,797,209 Ordinary Shares, net of cancellation of options for 261,415 Ordinary Shares. The expiration dates range from July 1, 2005 to March 31, 2013.

2001 Equity Incentive Plan (the “2001 Plan”)

     During the financial year ended March 31, 2003, options for a total of 5,403,350 Ordinary Shares in the Parent were granted with an exercise price ranging from $5.88 to $13.47 and a weighted average exercise price of $7.96 under the 2001 Plan. No Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 2001 Plan. As at March 31, 2003, the number and class of unissued shares under options granted under the 2001 Plan was 8,201,275 Ordinary Shares, net of cancellation of options for 3,357,379 Ordinary Shares. The expiration dates range from April 3, 2004 to July 1, 2012.

1993 Share Option Plan (the “1993 Plan”)

     During the financial year ended March 31, 2003, no options for Ordinary Shares in the Parent were granted under the 1993 Plan. Pursuant to the adoption of the 2001 Plan in August 2001, remaining unissued shares under the 1993 Plan will be available for issuance under the 2001 Plan, and no additional options will be granted under the 1993 Plan. A total of 2,936,977 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 1993 Plan. As such, as at March 31, 2003, there were no unissued shares under options granted under the 1993 Plan.

1999 Interim Option Plan (the “1999 Plan”)

     During the financial year ended March 31, 2003, options for a total of 2,000,000 Ordinary Shares in the Parent were granted with an exercise price of $7.90. A total of 30,074 Ordinary Shares in the Parent were issued during the financial year by virtue of exercise of options granted under the 1999 Plan. As at March 31, 2003, the number and class of unissued shares under options granted under the 1999 Plan was 445,688 Ordinary Shares, net of cancellation of options for 658,600 Ordinary Shares. The expiration dates range from December 15, 2003 to July 1, 2012.

1998 Interim Option Plan (the “1998 Plan”)

     During the financial year ended March 31, 2003, no options were granted under the 1998 Plan. A total of 548,990 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 1998 Plan. As at March 31, 2003, the number and class of unissued shares under options granted under the 1998 Plan was 217,070 Ordinary Shares, net of cancellation of options for 272,470 Ordinary Shares. The expiration dates range from July 27, 2003 to October 12, 2003.

1997 Interim Option Plan (the “1997 Plan”)

     During the financial year ended March 31, 2003 no options were granted under the 1997 Plan. A total of 236,242 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 1997 Plan. As at March 31, 2003, the number and class of unissued shares under options granted under the 1997 Plan was 533,842 Ordinary Shares, net of cancellation of options for 705,562 Ordinary Shares. The expiration dates range from June 1, 2003 to June 2, 2003.

Assumed Option Plans (the “Assumed Plans”)

     The Parent has certain option plans and the underlying options of companies, which the Parent has merged with or acquired. Total options assumed under these plans amounted to 10,267,709. Options under the Assumed Plans have been converted into the Parent’s options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. A total of 809,973 Ordinary Shares of the Parent were issued during the financial year by virtue of exercise of options granted under the Assumed Plans. No further option grants will be awarded under the Assumed Plans.

Employee Share Purchase Plan (the “ESPP”)

     The ESPP was approved by the shareholders in October 1997. Under the ESPP, employees may purchase, on a periodic basis, a limited number of Ordinary Shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price is 85% of the fair market value of the shares at the beginning or end of the offering period, whichever is lower. A total of 1,009,692 Ordinary Shares were sold under the ESPP during the current financial year. The per-share weighted average fair value of Ordinary Shares sold under the ESPP in financial year 2003 was $9.7939.

     A total of 4,567,256 options were exercised during the financial year, comprising options exercised under the Plans indicated above and 5,000 options exercised under an expired 1988 Plan.

Auditors

     Deloitte & Touche has expressed their willingness to accept re-appointment.

On Behalf of the Board of Directors

MICHAEL E. MARKS	MICHAEL J. MORITZ
Director	Director

Singapore
June 20, 2003

Statement by Directors

     In the opinion of the directors, the accompanying financial statements set out on pages S-11 to S-50 are drawn up so as to give a true and fair view of the state of affairs of the Company and the Parent as at March 31, 2003 and the results and changes in equity of the Company and the Parent and the cash flows of the Company and the Parent for the year then ended and at the date of this statement there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On Behalf of the Board of Directors

MICHAEL E. MARKS	MICHAEL J. MORITZ
Director	Director

Singapore
June 20, 2003

Auditors’ Report to the Members of Flextronics International Ltd.

We have audited the consolidated financial statements of Flextronics International Ltd and its subsidiaries (the “Company”) set out on pages
S-11 to S-39, and the supplementary financial statements of Flextronics International Ltd (the “Parent”) set out on pages S-40 to S-50 for the financial year ended March 31, 2003, (collectively the “statutory financial statements”). These statutory financial statements are the responsibility of the Parent’s directors. Our responsibility is to express an opinion on these statutory financial statements based on our audit. The statutory financial statements for the year ended March 31, 2002 were audited by another firm of auditors whose report dated June 15, 2002 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with Singapore Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the statutory financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statutory financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In the financial year ended March 31, 2003, the Parent recorded adjustments for investment in subsidiaries, goodwill, other intangibles, retained earnings, other comprehensive income relating to foreign currency translation and additional paid-in capital which relate to prior years as described in the notes to the supplementary financial statements under the captions “Investment in Subsidiaries”, “Goodwill and Other Intangibles” and “Shareholders’ Equity”. Accounting principles generally accepted in the United States of America require these adjustments to be made in the preceding year’s financial statements instead of the current year’s financial statements.

The Company and the Parent has not disclosed the nature and amounts of components of other assets and other liabilities as required under the Singapore Companies Act.

Except for the foregoing, in our opinion:

a)	the statutory financial statements are properly drawn up in accordance with the provisions of the Singapore Companies Act (“Act”), modified by specific disclosure exemptions granted by the Registrar of Companies and Businesses of Singapore and accounting principles generally accepted in the United States of America, and so as to give a true and fair view of:

i)	the state of affairs of the Company and of the Parent as at March 31, 2003, and of the results and changes in equity of the Company and the Parent and cash flows of the Company for the financial year then ended; and

ii)	the other matters required by Section 201 of the Act to be dealt with in the statutory financial statements;

b)	the accounting and other records and the registers required by the Act to be kept by the Parent and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

We have considered the financial statements and the auditors’ reports of all subsidiaries of which we have not acted as auditors, being financial statements included in the consolidated financial statements.

We are satisfied that the financial statements of the subsidiaries that are consolidated with the financial statements of the Parent are in form and content appropriate and proper for the purposes of the preparation of the consolidated financial statements and we have received satisfactory information and explanations as required by us for those purposes.

The auditors’ reports on the financial statements of the subsidiaries were not subject to any material qualification and in respect of subsidiaries incorporated in Singapore did not include any comment made under section 207 (3) of the Act.

The accompanying consolidated financial statements of the Company set out on pages S-11 to S-39 as of March 31, 2003, and for the year then ended, have been audited by Deloitte & Touche LLP, San Jose and have been included in the Annual Report for the fiscal year ended March 31, 2003 filed with the United States Securities and Exchange Commission. Together with the supplementary financial statements of the Parent set out on pages S-40 to S-50 , these consolidated financial statements have been reproduced for the purposes of filing with the Registrar of Companies and Businesses in Singapore.

Deloitte & Touche
Certified Public Accountants

Singapore
June 20, 2003

CONSOLIDATED FINANCIAL STATEMENTS OF FLEXTRONICS INTERNATIONAL LTD. AND ITS SUBSIDIARIES:

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED BALANCE SHEETS

	As of March 31,

	2003	2002

	(In thousands, except
	share and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$424,020	$745,124
Accounts receivable, less allowance for doubtful accounts of $37,626 and $41,649 as of March 31, 2003 and 2002, respectively	1,417,086	1,866,576
Inventories, net	1,141,559	1,292,230
Deferred income taxes	29,153	51,954
Other current assets	466,942	597,303

Total current assets	3,478,760	4,553,187
Property, plant and equipment, net	1,965,729	2,032,495
Deferred income taxes	415,041	312,996
Goodwill	2,121,997	1,489,449
Other intangibles, net	70,913	48,699
Other assets	341,664	207,873

Total assets	$8,394,104	$8,644,699

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank borrowings and current portion of long-term debt	$52,484	$282,478
Current portion of capital lease obligations	7,622	16,557
Accounts payable	1,601,923	1,962,630
Other current liabilities	918,990	896,639

Total current liabilities	2,581,019	3,158,304
Long-term debt, net of current portion	1,041,944	843,082
Capital lease obligations, net of current portion	7,909	20,211
Other liabilities	221,212	167,606
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Ordinary shares, S$.01 par value; authorized - 1,500,000,000 shares; issued and outstanding - 520,228,062 and 513,011,778 as of March 31, 2003 and 2002, respectively	3,078	3,043
Additional paid-in capital	4,948,601	4,898,807
Retained deficit	(370,093)	(286,640)
Accumulated other comprehensive loss	(33,419)	(159,714)
Deferred compensation	(6,147)	—

Total shareholders’ equity	4,542,020	4,455,496

Total liabilities and shareholders’ equity	$8,394,104	$8,644,699

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended March 31,

	2003	2002	2001

	(In thousands, except per share amounts)
Net sales	$13,378,699	$13,104,847	$12,109,699
Cost of sales	12,650,402	12,224,969	11,127,896
Unusual charges	266,244	464,391	510,495

Gross profit	462,053	415,487	471,308
Selling, general and administrative	456,199	443,586	430,109
Goodwill and other intangibles amortization	22,146	12,615	63,541
Unusual charges	38,167	110,035	462,847
Interest and other expense, net	92,780	91,853	67,115

Loss before income taxes	(147,239)	(242,602)	(552,304)
Benefit from income taxes	(63,786)	(88,854)	(106,285)

Net loss	$(83,453)	$(153,748)	$(446,019)

Net loss per share:
Basic	$(0.16)	$(0.31)	$(1.01)

Diluted	$(0.16)	$(0.31)	$(1.01)

Weighted average shares used in computing per share amounts:
Basic	517,198	489,553	441,991

Diluted	517,198	489,553	441,991

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Fiscal Year Ended March 31,

	2003	2002	2001

	(In thousands)
Net loss	$(83,453)	$(153,748)	$(446,019)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	127,518	(44,450)	(49,844)
Unrealized loss on investments and derivatives, net of tax	(1,223)	(3,799)	(55,851)

Comprehensive income (loss)	$42,842	$(201,997)	$(551,714)

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Three Years Ended March 31, 2003
(In thousands)

					Accumulated
	Ordinary Shares		Additional	Retained	Other		Total
			Paid-in	Earnings	Comprehensive	Deferred	Shareholders'
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Compensation	Equity

BALANCE AT MARCH 31, 2000	406,436	$2,437	$1,997,046	$373,735	$8,494	$(5,084)	$2,376,628
Adjustment to conform fiscal year of pooled entities	6,882	40	4,056	(58,306)	(3,787)	—	(57,997)
Impact of immaterial pooling of interests acquisitions	728	4	2,482	(2,112)	—	—	374
Issuance of ordinary shares for acquisitions	10,825	63	365,422	—	—	—	365,485
Exercise of stock options	11,405	66	69,504	—	—	—	69,570
Ordinary shares issued under Employee Stock Purchase Plan	445	3	8,911	—	—	—	8,914
Tax benefit on employee stock plans	—	—	11,537	—	—	—	11,537
Sale of ordinary shares in public offering, net of offering costs	39,650	228	1,421,443	—	—	—	1,421,671
Dividends paid to former shareholders	—	—	—	(190)	—	—	(190)
Amortization of deferred stock compensation	—	—	—	—	—	5,084	5,084
Issuance of equity instrument (Note 9)	—	—	386,537	—	—	—	386,537
Net loss	—	—	—	(446,019)	—	—	(446,019)
Change in unrealized gain (loss) on available for sale securities	—	—	—	—	(55,851)	—	(55,851)
Foreign currency translation	—	—	—	—	(55,382)	—	(55,382)

BALANCE AT MARCH 31, 2001	476,371	2,841	4,266,938	(132,892)	(106,526)	—	4,030,361
Issuance of ordinary shares for acquisitions	7,885	45	182,544	—	—	—	182,589
Exercise of stock options	7,989	44	42,227	—	—	—	42,271
Ordinary shares issued under Employee Stock Purchase Plan	767	4	15,407	—	—	—	15,411
Sale of ordinary shares in public offering, net of offering costs	20,000	109	503,691	—	—	—	503,800
Repurchase of equity instrument (Note 9)	—	—	(112,000)	—	—	—	(112,000)
Net loss	—	—	—	(153,748)	—	—	(153,748)
Change in unrealized gain (loss) on available for sale securities	—	—	—	—	(3,853)	—	(3,853)
Change in derivative instruments	—	—	—	—	54	—	54
Foreign currency translation	—	—	—	—	(49,389)	—	(49,389)

BALANCE AT MARCH 31, 2002	513,012	3,043	4,898,807	(286,640)	(159,714)	—	4,455,496
Issuance of ordinary shares for acquisitions	1,639	3	14,709	—	—	—	14,712
Exercise of stock options	4,567	26	17,970	—	—	—	17,996
Ordinary shares issued under Employee Stock Purchase Plan	1,010	6	9,883	—	—	—	9,889
Net loss	—	—	—	(83,453)	—	—	(83,453)
Deferred stock compensation	—	—	7,232	—	—	(7,232)	—
Amortization of deferred stock compensation	—	—	—	—	—	1,085	1,085
Change in derivative instruments, net of tax	—	—	—	—	(1,223)	—	(1,223)
Foreign currency translation, net of tax	—	—	—	—	127,518	—	127,518

BALANCE AT MARCH 31, 2003	520,228	$3,078	$4,948,601	$(370,093)	$(33,419)	$(6,147)	$4,542,020

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,

	2003	2002	2001

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(83,453)	$(153,748)	$(446,019)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and non-cash impairment charges	419,086	483,631	518,985
Loss (gain) on sales of equipment	(1,200)	2,258	(1,382)
Provision for doubtful accounts	2,647	3,664	9,429
Provision for lower of cost or market	4,891	4,977	33,634
Equity in earnings of associated companies	515	—	(79)
Amortization of deferred stock compensation	1,085	—	5,084
Non-cash charge from issuance of equity instrument	—	—	286,537
Minority interest expense and other non-cash unusual charges	26,571	150,130	139,067
Deferred income taxes	(92,798)	(182,677)	(179,744)
Changes in operating assets and liabilities, net of acquisitions: Accounts receivable	496,193	(163,712)	(581,225)
Inventories	184,710	639,954	(559,842)
Other assets	127,535	(242,242)	(159,902)
Other current liabilities, including accounts payable	(477,998)	316,673	465,732

Net cash provided by (used in) operating activities	607,784	858,908	(469,725)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net of dispositions	(208,311)	(330,392)	(711,227)
Purchases of OEM facilities and related assets	(8,143)	(396,346)	(239,042)
Acquisitions of businesses, net of cash acquired	(501,602)	(314,498)	(158,882)
Other investments and notes receivable	(94,990)	(42,024)	(7,488)

Net cash used in investing activities	(813,046)	(1,083,260)	(1,116,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank borrowings and proceeds from long-term debt	892,961	1,268,564	1,420,594
Repayments of bank borrowings and long-term debt	(1,000,159)	(1,314,881)	(1,451,114)
Repayments of capital lease obligations	(24,231)	(33,822)	(31,788)
Dividends paid to former shareholders	—	—	(190)
Proceeds from exercise of stock options and Employee Stock Purchase Plan	27,885	57,682	78,484
Net proceeds from sale of ordinary shares in public offering	—	503,800	1,421,671
Proceeds from issuance of equity instrument	—	—	100,000
Repurchase of equity instrument	—	(112,000)	—

Net cash provided by (used in) financing activities	(103,544)	369,343	1,537,657

Effect on cash from:
Exchange rate changes	(12,298)	(31,455)	(34,048)
Adjustment to conform fiscal year of pooled entities	—	—	(32,706)

Net increase (decrease) in cash and cash equivalents	(321,104)	113,536	(115,461)
Cash and cash equivalents, beginning of year	745,124	631,588	747,049

Cash and cash equivalents, end of year	$424,020	$745,124	$631,588

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. (“Flextronics” or the “Company”) was incorporated in the Republic of Singapore in May 1990. The Company is a leading provider of advanced electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, primarily in the handheld electronics devices, information technologies and communications infrastructure, computer and office automation, and consumer devices industries. Flextronics provides design, engineering, manufacturing, logistics, and network services. The Company’s strategy is to provide customers with end-to-end operational services where it takes responsibility for design, engineering, supply chain management, new product introduction and implementation, manufacturing, and logistics management, with the goal of delivering a complete packaged product.

     In addition to the assembly of printed circuit boards, or PCBs and complete systems and products, Flextronics’ manufacturing services include the fabrication and assembly of plastic and metal enclosures, the fabrication of PCBs and backplanes (which are PCBs into which other printed circuit boards or cards may be inserted) and the fabrication and assembly of photonics components. Throughout the production process, the Company offers design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging and distribution; and automation of key components of the supply chain through advanced information technologies. The Company has recently begun providing original design manufacturing, or ODM, services where it designs and develops products, such as cell phones and related products, that are sold to the end user by its OEM customers under their brand name. Finally, the Company offers after-market services such as repair and warranty services and network and communications installation and maintenance.

2. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

     The Company’s fiscal year ends on March 31 of each year. Interim quarterly reporting periods end on the Friday closest to the last day of each fiscal quarter, except the third and fourth fiscal quarters which end on December 31 and March 31, respectively.

     Amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$) or Euros (€).

     The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Translation of Foreign Currencies

     The financial position and results of operations of certain of the Company’s subsidiaries are measured using a currency other than the U.S. dollar as their functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at the current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative gains and losses from the translation of these subsidiaries’ financial statements are reported as a separate component of shareholders’ equity.

Revenue Recognition

     Revenue from manufacturing services is generally recognized upon shipment of the manufactured product to the Company’s customers, under contractual terms, which are generally FOB shipping point. Revenue from other services and after-market services is recognized when the services have been performed. Upon shipment, title transfers and the customer assumes risks and rewards of ownership of the product. Except in specific circumstances, there are no formal customer acceptance requirements or further Flextronics obligations subsequent to shipment. In specific circumstances in which there are such requirements or further Flextronics obligations, revenue is recognized at the point of said formal acceptance and upon completion of said obligations.

Cash, Cash Equivalents and Investments

     All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts and certificates of deposit.

     As of March 31, cash equivalents consisted of the following (in thousands):

	2003	2002

Money market funds	$180,727	$450,236
Certificates of deposits	9,664	8,877

	$190,391	$459,113

     The Company also has certain investments in non-publicly traded technology companies. These investments are included within Other Assets in the Company’s consolidated balance sheet and are carried at cost. The Company continuously monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. During fiscal 2003, fiscal 2002 and fiscal 2001, the Company recorded unusual charges of $7.4 million, $38.4 million and $9.5 million, respectively, for other than temporary impairment of its investments in certain of these non-publicly traded companies. See Note 9, “Unusual Charges” for further discussion.

Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash and cash equivalents, and investments. The Company performs ongoing credit evaluations of its customers’ financial condition and makes provisions for doubtful accounts based on the outcome of its credit evaluations. In fiscal 2003, Hewlett-Packard and Sony-Ericsson accounted for approximately 12% and 11% of net sales, respectively. In fiscal 2002, Ericsson accounted for approximately 15% of net sales. No other customer accounted for more than 10% of net sales in the three-year period ended March 31, 2003. The Company’s ten largest customers accounted for approximately 67%, 64% and 59% of its net sales, in fiscal years 2003, 2002 and 2001, respectively. The Company maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world.

Inventories

     Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. As of March 31, the components of inventories, net of applicable reserves, were as follows (in thousands):

	2003	2002

Raw materials	$692,881	$939,222
Work-in-process	231,738	221,846
Finished goods	216,940	131,162

	$1,141,559	$1,292,230

Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (three to thirty years), with the exception of building leasehold improvements, which are amortized over the life of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property, plant and equipment was comprised of the following as of March 31 (in thousands):

	2003	2002

Machinery and equipment	$1,495,633	$1,399,601
Buildings	770,057	693,764
Leasehold improvements	94,901	98,521
Computer equipment and software	230,695	225,706
Land and other	373,369	447,585

	2,964,655	2,865,177
Accumulated depreciation and amortization	(998,926)	(832,682)

Property, plant and equipment, net	$1,965,729	$2,032,495

     The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparing its carrying amount to the projected discounted cash flows the property and equipment are expected to generate. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds its fair value.

Income Taxes

     The Company provides for income taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying the applicable statutory tax rate to the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Goodwill and Other Intangibles

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair value based test. Additionally, an acquired intangible asset in a business combination should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. Other intangibles, with finite lives, will continue to be valued and amortized over their estimated useful lives; in-process research and development will continue to be written off immediately.

     The Company adopted SFAS No. 142 in the first quarter of fiscal 2002 and no longer amortizes goodwill. Goodwill of the reporting units is tested for impairment on an annual basis and between annual tests in certain circumstances. Goodwill is tested for impairment at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment loss, if any. Further, in the event that the carrying amount of the Company as a whole is greater than its market capitalization, there is a potential likelihood that some or all of its goodwill would be considered impaired. In connection with the adoption of SFAS No. 142, and through subsequent periods, the Company has not recognized any impairment of its goodwill. However, no assurances can be given that future impairment tests of goodwill will not result in an impairment.

     The Company performs its annual goodwill impairment test during its fiscal fourth quarter. During fiscal 2003, the actual date of the test was moved to an early date in the fourth quarter, to allow the Company to meet future public reporting requirements. The Company believes that the accounting change described above is to an alternative accounting principle that is preferable under the circumstances and that the change is not intended to delay, accelerate or avoid an impairment charge.

     The following table summarizes the activity in the Company’s goodwill account during fiscal 2003 and fiscal 2002 (in thousands):

Balance as of April 1, 2001	$957,291
Additions	532,158	*

Balance as of March 31, 2002	1,489,449
Additions	544,090
Reclassification to other intangibles	(22,000)
Foreign currency translation adjustments	112,532
Write-offs	(2,074	)**

Balance as of March 31, 2003	$2,121,997

*	Additions also include amounts related to foreign currency translation adjustments and write-offs related to our restructuring activities as further discussed in Note 9, “Unusual Charges.”

**	Write-offs include amounts related to our restructuring activities as further discussed in Note 9, “Usual Charges.”

     Net loss for the fiscal 2001 adjusted to exclude goodwill amortization, net of tax was as follows (in thousands):

Net loss, as reported	$(446,019)
Add back: goodwill amortization, net of tax	50,573

Proforma net loss	$(395,446)

     The proforma effects of the adoption on net loss per share of the Company for the fiscal 2001 was as follows:

Basic net loss per share:
As reported	$(1.01)
Add back: goodwill amortization, net of tax	0.12

Proforma	$(0.89)

Diluted net loss per share:
As reported	$(1.01)
Add back: goodwill amortization, net of tax	0.12

Proforma	$(0.89)

     All of the Company’s acquired intangible assets are subject to amortization over their estimated useful lives. The Company’s intangible assets are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, an impairment loss shall be recognized if the carrying amount of an intangible is not recoverable and its carrying amount exceeds its fair value. Intangible assets are comprised of contractual agreements, patents and trademarks, developed technologies and other acquired intangibles. Contractual agreements are being amortized over periods up to four years. Patents and trademarks and developed technologies are being amortized on a straight-line basis over ten years. Other acquired intangibles relate to favorable leases and customer lists, and are amortized on a straight-line basis over three to ten years. No residual value is estimated for the intangible assets. During fiscal 2003, there were $35.8 million of additions to intangible assets, primarily related to customer agreements purchased in connection with the Company’s acquisition of The Orbiant Group and certain other acquisitions completed in fiscal 2003. The Company is in the process of determining the value of its intangible assets acquired from various acquisitions completed in fiscal 2003 and expects to complete this by the end of the first quarter of fiscal 2004. The components of intangible assets are as follows (in thousands):

	March 31, 2003			March 31, 2002

	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount

Intangibles:
Contractual agreements	$61,629	$(10,875)	$50,754	$44,168	$(9,081)	$35,087
Patents and trademarks	161	(34)	127	206	(93)	113
Developed technologies	7,633	(5,546)	2,087	1,901	(512)	1,389
Other acquired intangibles	47,639	(29,694)	17,945	31,276	(19,166)	12,110

Total	$117,062	$(46,149)	$70,913	$77,551	$(28,852)	$48,699

     Expected future estimated annual amortization expense is as follows (in thousands):

Fiscal years ending:
2004	$27,859
2005	15,989
2006	6,744
2007	4,068
2008	3,633
Thereafter	12,620

Total amortization expense	$70,913

Other Current Liabilities

     Other current liabilities were comprised of the following as of March 31 (in thousands):

	2003	2002

Income taxes	$17,421	$17,869
Accrued payroll	231,481	199,658
Sales taxes and other taxes	88,809	119,144
Accrued expenses for unusual charges (see Note 9)	87,807	161,147
Other accrued liabilities	493,472	398,821

	$918,990	$896,639

Derivative Instruments and Hedging Activities

     On April 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138. All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in shareholders’ equity as a separate component of accumulated other comprehensive income (loss) and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period.

     The Company is exposed to foreign currency exchange rate risk inherent in forecasted sales, cost of sales and assets and liabilities denominated in non-functional currencies. The Company has established currency risk management programs to protect against reductions in value and volatility of future cash flows caused by changes in foreign currency exchange rates. The Company enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities, mainly accounts receivable and accounts payable, and cash flows denominated in non-functional currencies.

     As of March 31, 2003, the fair value of these short-term foreign currency forward contracts was recorded as a liability amounting to $1.1 million. At the same date, the Company had recorded in other comprehensive income (loss) deferred losses of approximately $1.2 million relating to the Company’s foreign currency forward contracts. These losses are expected to be recognized in earnings over the next twelve months. The gains and losses recognized in earnings due to hedge ineffectiveness were immaterial.

Trade Receivables Securitization

     In March 2002, the Company entered into a trade receivables securitization agreement. Under this agreement, the Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. In addition to this financial institution, the Company participates in the securitization agreement as an investor in the conduit. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2004, is subject to annual renewal. Currently, the unaffiliated financial institution’s maximum investment limit is $250.0 million. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation.

Accounting for Stock-Based Compensation

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” The statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The Company adopted the transition guidance and annual disclosure provisions of SFAS No. 148 in the fourth quarter of fiscal 2003. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods after December 15, 2002. The Company will adopt the interim disclosure provisions in the first quarter of fiscal 2004.

     At March 31, 2003, the Company had six stock-based employee compensation plans, which are more fully described in Note 8,

“Shareholders’ Equity”. The Company accounts for its stock option awards to employees under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. No compensation expense is recorded for options granted in which the exercise price equals or exceeds the market price of the underlying stock on the date of grant in accordance with the provisions of APB Opinion No. 25. The following table illustrates the effect on net loss and net loss per share had the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Fiscal Year Ended March 31,

	2003	2002	2001

Net loss, as reported	$(83,453)	$(153,748)	$(446,019)
Deduct: Fair value compensation cost, net of tax	(56,267)	(67,177)	(150,475)

Proforma net loss	$(139,720)	$(220,925)	$(596,494)

Basic net loss per share:
As reported	$(0.16)	$(0.31)	$(1.01)

Proforma	$(0.27)	$(0.45)	$(1.35)

Diluted net loss per share:
As reported	$(0.16)	$(0.31)	$(1.01)

Proforma	$(0.27)	$(0.45)	$(1.35)

     In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 2003, fiscal 2002 and fiscal 2001 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

	2003	2002	2001

Volatility	77%	62%	62%
Risk-free interest rate range	1.1%-3.8%	6.3%	6.3%
Dividend yield	0%	0%	0%
Expected lives range	0.5-3.6 yrs	9.6 yrs	3.6 yrs

     Due to the subjective nature of the assumptions used in the Black-Scholes model, the proforma net loss and net loss per share disclosures may not reflect the associated fair value of the outstanding options.

     The Company provides restricted stock grants to key employees under its 2002 Interim Incentive Plan. Shares awarded under the plan vest in installments over a five-year period and unvested shares are forfeited upon termination of employment. During fiscal 2003, 1,230,000 shares of restricted stock were granted with a fair value on the date of grant of $5.88 per share. The unearned compensation associated with the restricted stock grants was $6.1 million as of March 31, 2003. This amount is included in shareholders’ equity as a component of additional paid-in capital. Grants of restricted stock are recorded as compensation expense over the vesting period at the fair market value of the stock at the date of grant. In fiscal 2003, compensation expense related to the restricted stock grants amounted to $1.1 million.

Net Loss Per Share

     Basic income (loss) per share is computed using the weighted average number of ordinary shares outstanding during the applicable periods.

     Diluted income (loss) per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents include ordinary shares issuable upon the exercise of stock options and other equity instruments, and are computed using the treasury stock method.

     Net loss per share data were computed as follows (in thousands, except per share amounts):

	Fiscal Year Ended March 31,

	2003	2002	2001

Basic net loss per share:
Net loss	$(83,453)	$(153,748)	$(446,019)

Shares used in computation:
Weighted-average ordinary shares outstanding	517,198	489,553	441,991

	Fiscal Year Ended March 31,

	2003	2002	2001

Basic net loss per share	$(0.16)	$(0.31)	$(1.01)

Diluted net loss per share:
Net loss	$(83,453)	$(153,748)	$(446,019)
Shares used in computation:
Weighted-average ordinary shares outstanding	517,198	489,553	441,991

Diluted net loss per share	$(0.16)	$(0.31)	$(1.01)

(1)	Due to the Company’s net losses reported, the ordinary share equivalents from stock options to purchase 8,730,635, 19,285,683 and 29,361,398 shares outstanding were excluded from the computation of diluted earnings per share during fiscal 2003, fiscal 2002 and fiscal 2001, respectively because the inclusion would be anti-dilutive for the periods.

     Also, the ordinary share equivalents from stock options to purchase 26,010,567, 13,634,606 and 1,536,019 shares outstanding during fiscal 2003, fiscal 2002 and fiscal 2001, respectively, were excluded from the computation of diluted earnings per share because the exercise price of these options was greater than the average market price of the Company’s ordinary shares during the respective periods.

     Additionally, ordinary share equivalents from other equity instruments of 809,772, 1,374,358 and 8,506,550 shares outstanding were anti-dilutive for fiscal 2003, fiscal 2002 and fiscal 2001, respectively, and therefore not assumed to be converted for diluted earnings per share computation. In June 2001, the Company repurchased the equity instrument issued to Motorola in May 2000.

New Accounting Pronouncements

Asset Retirement Obligations

     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” to be effective for all fiscal years beginning after June 15, 2002, with early adoption permitted. SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The Company will adopt SFAS No. 143 in fiscal 2004. The Company does not believe the adoption of SFAS No. 143 will have a material impact on the Company’s financial position, results of operations or cash flows.

Extinguishment of Debt and Sale-Leaseback Transactions

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” will now be used to classify those gains and losses. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends SFAS No. 13, “Accounting for Leases,” to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The Company will adopt the provisions of SFAS No. 145 related to the rescission of Statement No. 4 in the first quarter of fiscal 2004. The Company does not believe the adoption of these provisions will have a material impact on the Company’s financial position, results of operations or cash flows. The provisions in paragraphs 8 and 9(c) of SFAS No. 145 related to Statement No. 13 are required to be effective for transactions occurring after May 15, 2002 and thus the Company has adopted these provisions. The adoption of these provisions did not have any impact on the financial position, results of operations or cash flows of the Company.

Exit or Disposal Activities

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The Company adopted the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. The adoption of these provisions did not have any impact on the financial position, results of operations or cash flows of the Company.

Variable Interest Entities

     In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, which expands upon and strengthens existing accounting guidance concerning when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to the issuance of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 now requires a variable interest entity, as defined in FIN 46, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. It is reasonably possible that the Company will consolidate its synthetic leases when it adopts the consolidation requirements of FIN 46 in the first quarter of fiscal 2004. The Company does not believe the adoption of FIN 46 will have a material impact on the Company’s financial position, results of operations or cash flows.

Guarantees

     In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation specifies the disclosures to be made by a guarantor in its interim and annual financial statements concerning its obligations under certain guarantees that it has issued. FIN 45 also requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002. The initial recognition and initial measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Accordingly, the Company has adopted the disclosure provisions of FIN 45. The adoption of these provisions did not have a material impact on the Company’s financial position, results of operations or cash flows.

     In fiscal 2002, the Company entered into “synthetic” operating leases with respect to properties located in Mexico and Texas. During fiscal 2002, the Company completed construction on the property in Mexico and began construction on the property in Texas, which was completed by the end of fiscal 2003. The amount outstanding on the Mexico and Texas properties as of March 31, 2003, was $22.9 million and $67.0 million, respectively. Upon the expiration of these leases in 2006 and 2007, respectively, the Company may renew the leases for an additional five years subject to certain approvals and conditions, or arrange a sale of the buildings to a third party. The Company also has the right to purchase the buildings at cost at the end of the lease terms, or to terminate the leases at any time by paying the outstanding termination value. The Company has provided a residual value guarantee, which means that if the building is sold to a third party, it is responsible for making up any shortfall between the actual sales price and the amount funded under the leases. The maximum potential amount of the residual value guarantee is $76.4 million.

Derivative Instruments and Hedging Activities

     In April 2003, the FASB issued SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative. It also clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and the adoption is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

3. SUPPLEMENTAL CASH FLOW DISCLOSURES

     The following information relates to fiscal years ended March 31 (in thousands):

	2003	2002	2001

Cash paid for:
Interest	$107,395	$120,399	$68,363
Income taxes	11,348	22,157	15,312
Non-cash investing and financing activities:

	2003	2002	2001

Equipment acquired under capital lease obligations	—	3,921	10,318
Issuance of ordinary shares for purchases of OEM assets	—	—	26,902
Issuance of ordinary shares for acquisitions of businesses	14,712	182,589	338,583

4. BANK BORROWINGS AND LONG-TERM DEBT

     In June 2000, the Company issued approximately $645.0 million of senior subordinated notes, consisting of $500.0 million of 9.875% notes and €150.0 million of 9.75% notes. Interest is payable on July 1 and January 1 of each year, commencing January 1, 2001. The notes mature on July 1, 2010. The Company may redeem the notes on or after July 1, 2005. The approximate fair values of the 9.875% notes and the 9.75% notes based on broker trading prices were 110.125% and 106.0% of the face values on March 31, 2003, respectively.

     Additionally, the Company has $150.0 million in unsecured senior subordinated notes outstanding with an annual interest rate of 8.75%. Interest is payable on April 15 and October 15 of each year. The notes mature on October 15, 2007. The approximate fair value of the notes based on broker trading prices was 104.5% of the face value on March 31, 2003.

     The indentures relating to the notes contain certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in asset sales, and (iv) make distributions or pay dividends. The covenants are subject to a number of significant expectations and limitations.

     In March 2003, the Company issued $200.0 million zero coupon, zero yield, convertible junior subordinated notes maturing in March 2008. The notes are callable by the Company after three years and do not provide a put option prior to maturity. The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Company’s option.

     In March 2003, the Company renewed and increased its revolving credit facility with a syndicate of domestic and foreign banks from $800.0 million to $880.0 million. The credit facility consists of two separate credit agreements, one providing for up to $440.0 million principal amount of revolving credit loans to the Company and designated subsidiaries; and one providing for up to $440.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Company. Of the total amount of each agreement, $173.3 million relates to a new 364-day facility and $266.7 million expires in March 2005. Borrowings under the credit facility bear interest, at the Company’s option, either at (i) the base rate (as defined in the credit facility); or (ii) the LIBOR rate (as defined in the credit facility) plus the applicable margin for LIBOR loans ranging between 1.125% and 2.50%, based on our credit ratings and facility usage. The Company is required to pay a quarterly commitment fee ranging from 0.15% to 0.50% per annum, based on the Company’s credit ratings, of the unutilized portion of the credit facility.

     The credit facility is unsecured, and contains certain restrictions on the Company’s ability to (i) incur certain debt, (ii) make certain investments and (iii) make certain acquisitions of other entities. The credit facility also requires that the Company maintain certain financial covenants, including, among other things, a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation, and amortization), a minimum ratio of fixed charge coverage, and a minimum net worth, as defined, during the term of the credit facility. Borrowings under the credit facility are guaranteed by the Company and certain of its subsidiaries. As of March 31, 2003, there were no borrowings outstanding under the credit facility.

     Certain subsidiaries of the Company have various lines of credit available with annual interest rates generally ranging from 3.03% to 4.0%. These lines of credit expire on various dates through 2003. The Company also has term loans with annual interest rates generally ranging from 2.25% to 17.0% with terms of up to 20 years. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

     The Company has financed the purchase of certain facilities with mortgages. The mortgages generally have terms of up to 15 years and annual interest rates up to 7.2% and are secured by the underlying properties with a net book value of approximately $6.8 million at March 31, 2003.

     Bank borrowings and long-term debt was comprised of the following at March 31 (in thousands):

	2003	2002

Senior subordinated notes	$807,364	$778,269
Convertible junior subordinated notes	200,000	—
Outstanding under lines of credit	31,859	194,609

	2003	2002

Mortgages	5,241	15,554
Term loans and other debt	49,964	137,128

	1,094,428	1,125,560
Current portion	(52,484)	(282,478)

Non-current portion	$1,041,944	$843,082

     Maturities for the Company’s bank borrowings and other long-term debt are as follows for the years ending March 31 (in thousands):

2004	$52,484
2005	18,728
2006	3,116
2007	31
2008	354,523
Thereafter	665,546

$1,094,428

5. FINANCIAL INSTRUMENTS

     The value of the Company’s cash and cash equivalents, investments, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company’s long-term debt (see Note 4, “Bank Borrowings and Long-Term Debt”) is determined based on current broker trading prices. The Company’s cash equivalents are comprised of cash deposited in money market accounts and certificates of deposit (see Note 2, “Summary of Accounting Policies”). The Company’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.

     The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged. On April 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and No. 138, and as such the fair value of foreign currency forward contracts are reported on the balance sheet. The aggregate notional amount of outstanding contracts as of March 31, 2003 was $807.2 million. The majority of these foreign exchange contracts expire in less than one month and almost all expire within three months. They will settle in Euro, British pound, Hong Kong dollar, Hungarian forint, Japanese yen, Malaysian ringgit, Norwegian kronor, Polish zloty, Singapore dollar, Swedish krona, Swiss franc, Thai Baht and U.S. dollar.

6. COMMITMENTS AND CONTINGENCIES

     As of March 31, 2003 and 2002, the gross carrying amount of the Company’s machinery and equipment financed under capital leases amounted to approximately $51.1 million and $117.8 million, respectively. Accumulated depreciation for property and equipment under capital leases totaled $28.0 million and $36.8 million at March 31, 2003 and 2002, respectively. These capital leases have interest rates ranging from 2.75% to 13.0%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2033 and require the following minimum lease payments for the years ending March 31 (in thousands):

	Capital	Operating

2004	$8,951	$103,599
2005	3,629	65,782
2006	2,537	49,404
2007	376	36,077
2008	289	27,650
Thereafter	1,778	175,033

Minimum lease payments	17,560	$457,545

Amount representing interest	(2,029)

Present value of minimum lease payments	15,531
Current portion	(7,622)

Capital lease obligations, net of current portion	$7,909

     Total rent expense was $116.3 million, $93.0 million and $78.7 million for fiscal 2003, fiscal 2002 and fiscal 2001, respectively.

     Included in the above remaining operating lease payments commitments are payments under two leases located in Mexico and Texas. The amounts outstanding on the Mexico and Texas properties as of March 31, 2003, were $22.9 million and $67.0 million, respectively. Upon the expiration of these leases in 2006 and 2007, respectively, the Company may renew the leases for an additional five years subject to certain approvals and conditions, or arrange a sale of the buildings to a third party. The Company also has the right to purchase the buildings at cost at the end of the lease terms, or to terminate the leases at any time by paying the outstanding termination value. The Company has provided a residual value guarantee, which means that if the building is sold to a third party, the Company is responsible for making up any shortfall between the actual sales price and the amount funded under the leases. The maximum potential amount of the residual value guarantee is $76.4 million.

     The Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. In addition to this financial institution, the Company participates in the securitization agreement as an investor in the conduit. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2004, is subject to annual renewal. Currently, the unaffiliated financial institution’s maximum investment limit is $250.0 million. The Company has sold $320.8 million of its accounts receivable as of March 31, 2003, which represents the face amount of the total outstanding trade receivables on all designated customer accounts at that date. The Company received net cash proceeds of $168.3 million from the unaffiliated financial institution for the sale of these receivables. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation, the total of which was $152.5 million as of March 31, 2003.

     The Company continues to service, administer and collect the receivables on behalf of the special purpose entity and receives a servicing fee of 1.0% of serviced receivables per annum. The Company pays facility and commitment fees of up to 0.24% for unused amounts and program fees of up to 0.34% of outstanding amounts.

     The accounts receivable balances that were sold were removed from the consolidated balance sheet and are reflected as cash provided by operating activities in the consolidated statement of cash flows.

     Between June and August 2002, the Company and certain of its officers and directors were named as defendants in several securities class action lawsuits filed in the United States District Court for the Southern District of New York. These actions, which were filed on behalf of those who purchased, or otherwise acquired, Flextronics’ ordinary shares between October 2, 2001 and June 4, 2002, generally allege that, during this period, the defendants made misstatements to the investing public about the financial condition and prospects of Flextronics. After the Court consolidated these actions, plaintiffs amended their allegations to change the class period to January 18, 2001 to June 4, 2002. They also added claims on behalf of plaintiffs who purchased shares pursuant to, or traceable to, the secondary offerings of Flextronics on February 1, 2001 and January 7, 2002. In addition, plaintiffs added claims against the underwriters involved in those offerings. On April 23, 2003, the Court entered an order transferring these lawsuits to the United States District Court for the Northern District of California.

     These actions seek unspecified damages. Although the Company believes that the plaintiffs’ claims lack merit and intends to vigorously defend these lawsuits, the Company is unable to predict the ultimate outcome of these lawsuits. There can be no assurance the Company will be successful in defending these lawsuits, and, if the Company is unsuccessful, it may be subject to significant damages. Even if the Company is successful, defending the lawsuits may be expensive and may divert management’s attention from other business concerns and harm the Company’s business.

     The Company is also party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on our consolidated financial position, liquidity or results of operations.

7. INCOME TAXES

     The domestic (“Singapore”) and foreign components of loss before income taxes were comprised of the following for the years ended March 31 (in thousands):

	2003	2002	2001

Domestic	$33,628	$146,820	$(269,771)

	2003	2002	2001

Foreign	(180,867)	(389,422)	(282,533)

Total	$(147,239)	$(242,602)	$(552,304)

     The benefit from income taxes consisted of the following for the years ended March 31 (in thousands):

	2003	2002	2001

Current:
Domestic	$4,095	$2,807	$6,607
Foreign	18,361	22,760	27,170

	22,456	25,567	33,777

Deferred:
Domestic	700	1,913	(2,206)
Foreign	(86,942)	(116,334)	(137,856)

	(86,242)	(114,421)	(140,062)

Benefit from income taxes	$(63,786)	$(88,854)	$(106,285)

     The domestic statutory income tax rate was approximately 22.0% for fiscal 2003 and 24.5% for fiscal 2002 and fiscal 2001. The reconciliation of the income tax benefit expected based on domestic statutory income tax rates to the benefit for income taxes included in the consolidated statements of operations for the years ended March 31 is as follows (in thousands):

	2003	2002	2001

Income taxes based on domestic statutory rates	$(32,392)	$(59,438)	$(135,315)
Effect of tax rate differential	(128,969)	(131,261)	(138,105)
Goodwill and other intangibles amortization	4,872	3,091	15,568
Motorola unusual charge	—	—	70,201
Merger expenses	—	—	16,059
Change in valuation allowance	117,894	116,226	26,848
Other	(25,191)	(17,472)	38,459

Benefit from income taxes	$(63,786)	$(88,854)	$(106,285)

     The components of deferred income taxes are as follows as of March 31 (in thousands):

	2003	2002

Deferred tax liabilities:
Fixed assets	$(35,876)	$(16,323)
Intangible assets	(20,756)	—
Others	(11,998)	(3,555)

Total deferred tax liabilities	(68,630)	(19,878)

Deferred tax assets:
Intangible assets	—	8,944
Deferred compensation	26,490	60,939
Provision for inventory obsolescence	16,087	37,792
Provision for doubtful accounts	5,719	10,963
Net operating loss and other carryforwards	836,587	508,626
Others	52,149	50,382

	937,032	677,646
Valuation allowances	(424,208)	(292,818)

Total deferred tax asset	512,824	384,828

Net deferred tax asset	$444,194	$364,950
The net deferred tax asset is classified as follows:
Current	$29,153	$51,954
Long-term	415,041	312,996

Total	$444,194	$364,950

     A deferred tax asset arises from available loss carryforwards and non-deductible accruals. The Company has total tax loss carryforwards of approximately $2.1 billion, a portion of which begin expiring in tax year 2010. The utilization of these tax loss deductions is limited to the future operations of the Company in the tax jurisdictions in which such loss deductions arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. Approximately $23.0 million of the valuation allowance relates to income tax benefits arising from the exercise of stock options, which will be credited directly to shareholders’ equity and will not be available to benefit the income tax provision in any future period.

     The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management’s estimates.

     The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries, as such earnings are not intended by management to be repatriated in the foreseeable future. Determination of the amount of the unrecognized deferred tax liability on these undistributed earnings is not practicable.

8. SHAREHOLDERS’ EQUITY

Secondary Offerings

     During fiscal 2002 and fiscal 2001, the Company completed two secondary offerings of its ordinary shares. The Company received net proceeds of approximately $503.8 million (20,000,000 ordinary shares sold) and $1.4 billion (39,650,000 ordinary shares sold) in fiscal 2002 and fiscal 2001, respectively.

Stock Splits

     In fiscal 2001, the Company effected a two-for-one stock split. A distribution of 209,001,331 ordinary shares occurred on October 16, 2000. The stock split was effected as a bonus issue (the Singapore equivalent of a stock dividend). The Company has accounted for this transaction as a stock split and all share and per share amounts have been retroactively restated to reflect the stock split.

Strategic Alliance

     In connection with the Company’s strategic alliance with Motorola Inc. (“Motorola”) in May 2000, Motorola paid $100.0 million for an equity instrument that entitled it to acquire 22,000,000 million Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to the Company. The issuance of this equity instrument resulted in a one-time charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in the first quarter of fiscal 2001.

     In June 2001, the Company entered into an agreement with Motorola under which it repurchased this equity instrument for $112.0 million. The fair value of the equity instrument on the date it was repurchased exceeded the amount paid to repurchase the equity instrument. Accordingly, the Company accounted for the repurchase of the equity instrument as a reduction to shareholders’ equity in the accompanying consolidated statement of shareholders’ equity.

Stock Option and Incentive Plans

     At March 31, 2003, the Company has six stock-based employee compensation plans, the 2002 Interim Incentive Plan (the “2002 Plan”), the 2001 Equity Incentive Plan (the “2001 Plan”), the 1999 Interim Option Plan, the 1998 Interim Option Plan and the 1997 Interim Option Plan.

     The 2001 Plan provides for grants of up to 7,000,000 shares. Additionally, the remaining shares that were available under the Company’s 1993 Share Option Plan (the “1993 Plan”) upon adoption of the 2001 Plan and any shares issuable upon exercise of the options granted under the 1993 Plan that expire or become unexercisable for any reason without having been exercised in full, are available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan. Any options outstanding under the 1993 Plan will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains two separate equity incentive programs including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to officers and directors and by the Chairman of the Company’s Board, with respect to all other employees.

     Options issued under the 2001 Plan and 1993 Plan generally vest over 4 years. Options granted under the 2001 Plan generally expire 10 years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire 10 years from the date of grant, rather than the five-year term previously provided. The 2001 Plan and 1993 Plan provide for option grants at an exercise price equal to the fair market value per ordinary share on the option grant date.

     The 2002 Plan provides for grants of up to 20,000,000 shares. The plan provides grants of nonqualified stock options to employees, officers and directors. The exercise price of options granted under the 2002 Plan is determined by the Company’s Compensation Committee and generally has an exercise price equal to the fair market value of the underlying stock on the date of grant. Options issued under the 2002 Plan generally vest over 4 years and generally expire 10 years from the date of grant.

     The Company’s 1999, 1998 and 1997 Interim Option Plans provide for grants of up to 5,200,000, 3,144,000, and 2,000,000 stock options, respectively. These plans provide grants of non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Company. Options under these plans cannot be granted to executive officers and directors. All Interim Option Plans provide for option grants at an exercise price of not less than 85% of the fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years. Options granted under the 1999 Interim Option Plan expire 5 years from the date of grant. Options granted prior to July 2002 under the 1998 and 1997 Interim Option Plans expire 5 years from the date of grant and all subsequent option grants generally expire 10 years from the date of grant.

     The Company’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) provides for issuance of up to 3,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. The ordinary shares sold under this plan in fiscal 2003, fiscal 2002 and fiscal 2001, amounted to 1,009,692, 767,301 and 445,476, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal 2003, fiscal 2002 and fiscal 2001 was $9.79, $20.08 and $20.00 per share, respectively.

     The following table presents the activity for options outstanding under all of the stock option plans as of March 31 (“Price” reflects the weighted average exercise price):

	2003		2002		2001

	Options	Price	Options	Price	Options	Price

Outstanding, beginning of year	45,641,139	$15.00	47,235,431	$13.35	44,853,772	$7.46
Granted	19,864,076	6.97	9,009,567	16.51	14,655,646	23.23
Exercised	(4,567,256)	4.05	(7,989,287)	5.43	(11,404,613)	5.54
Forfeited	(5,255,426)	21.25	(2,614,572)	18.86	(869,374)	23.98

Outstanding, end of year	55,682,533	$11.35	45,641,139	$15.00	47,235,431	$13.35

Exercisable, end of year	31,056,183		24,490,124		21,065,008

Weighted average fair value per option granted	$4.84		$12.43		$12.60

     The following table presents the composition of options outstanding and exercisable as of March 31, 2003 (“Price” and “Life” reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

	Options Outstanding		Options Exercisable
Range of
Exercise Prices	Amount	Price	Life	Amount	Price

$0.00-$5.88	14,208,841	$4.03	5.47	8,885,747	$3.72
5.96-13.98	22,909,428	8.38	6.91	10,773,547	8.76
14.03-15.90	7,846,508	15.17	5.47	4,587,567	14.94
15.95-23.02	2,325,394	20.28	7.06	1,254,352	20.23
23.09-44.12	8,392,362	25.82	4.61	5,554,970	26.08

Total	55,682,533	$11.35	6.00	31,056,183	$11.80

9. UNUSUAL CHARGES

Fiscal 2003

     The Company recognized net unusual pre-tax charges of approximately $304.4 million during fiscal 2003, of which $297.0 million related to the closures and consolidations of various manufacturing facilities and $7.4 million related to the impairment of investments in certain technology companies. As further discussed below, $179.4 million and $86.9 million of the charges relating to facility closures were classified as a component of cost of sales in the first and third quarters of fiscal 2003, respectively.

     Net unusual charges recorded during fiscal 2003 by reportable geographic regions were as follows: Americas, $174.5 million; Asia, $1.8 million; and Europe, $128.1 million.

     The components of the net unusual charges recorded during the first and third quarters of fiscal 2003 were as follows (in thousands):

	First Quarter	Third Quarter	Total
	Charges	Charges	Charges

Facility closure costs:
Severance	$76,901	$41,574	$118,475	cash
Long-lived asset impairment	56,279	14,285	70,564	non-cash
Exit costs	67,187	40,729	107,916	cash/non-cash

Total facility closure costs	200,367	96,588	296,955
Other unusual charges	7,456	—	7,456	non-cash

Net unusual charges before income tax benefit	207,823	96,588	304,411
Income tax benefit	(49,826)	(29,460)	(79,286)

Net unusual charges	$157,997	$67,128	$225,125

     In connection with the facility closures, the Company developed formal plans to exit certain activities and involuntarily terminate employees. Management’s plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure or consolidation into other facilities. Management currently anticipates that the facility closures and activities to which all of these charges relate will be substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations.

     During fiscal 2003, the Company recorded approximately $118.5 million of net employee termination costs associated with the involuntary terminations of 8,108 identified employees in connection with the various facility closures and consolidations. As of March 31, 2003, 7,218 employees had been terminated, and another 890 employees had been notified that they are to be terminated upon completion of the various facility closures and consolidations. Approximately $59.6 million and $34.6 million of the net charges were classified as a component of cost of sales in the first and third quarters of fiscal 2003, respectively. The third quarter charges reflect a reversal of prior period unusual charges of approximately $5.8 million due to changes in estimated severance payment amounts and a reduction in the number employees that were previously identified for termination.

     The unusual pre-tax charges recorded during fiscal 2003 included $70.6 million for the net write-down of property, plant and equipment associated with various manufacturing and administrative facility closures from their carrying value of $121.4 million. Approximately $55.3 million and $9.5 million of this net amount were classified as a component of cost of sales in the first and third quarters of fiscal 2003, respectively. Also included in long-lived asset impairment is approximately $1.0 million for the write-off of goodwill. The third quarter charges reflect a reversal of prior period unusual charges of approximately $26.1 million due to changes in previously estimated fair values of certain property, plant and equipment. Certain assets will be held for use and remain in service until their anticipated disposal dates pursuant to the exit plans. For assets being held for use, impairment is measured as the amount by which the carrying amount exceeds the fair value of the asset. The fair value of assets held for use was determined based on projected discounted cash flows of the asset using a discount rate reflecting the Company’s average cost of funds, plus salvage value. Certain other assets will be held for disposal as these assets are no longer required in operations. Assets held for disposal are no longer being depreciated. For assets being held for disposal, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. The impaired long-lived assets resulted in net write-downs of machinery and equipment of $58.4 million and building and improvements of $11.2 million.

     The unusual pre-tax charges recorded during fiscal 2003, also included approximately $107.9 million for other exit costs. Approximately $64.4 million and $42.8 million of this amount were classified as a component of cost of sales in the first and third quarters of fiscal 2003, respectively. The third quarter charges reflect a reversal of prior period unusual charges of approximately $7.3 million relating to revisions of previous estimates, primarily related to our ability to successfully negotiate reductions in certain contractual obligations. Other exit costs included contractual obligations totaling $75.6 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $49.9 million, equipment lease terminations amounting to $14.4 million and payments to suppliers and third parties to terminate contractual agreements amounting to $11.3 million. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal 2017 and with respect to the other contractual obligations with suppliers and third parties through the end of fiscal 2004. Other exit costs also included charges of $19.7 million relating to asset impairments resulting from customer contracts that were terminated by the Company as a result of various facility closures. These asset impairments were determined based on the difference between the carrying amount and the realizable value of the impaired inventory and accounts receivable. The Company disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal 2003. Other exit costs also included $11.0 million of net facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or to return the facilities to their respective landlords. The remaining $1.6 million primarily included incremental amounts of legal and consulting costs, and various government obligations for which the Company is liable as a direct result of its facility closures.

     The following table summarizes the balance of the net accrued facility closure costs as March 31, 2003 and the type and amount of closure costs provisioned for and utilized during fiscal 2002 and 2003.

		Long-lived
		asset	Exit
	Severance	impairment	costs	Total

Balance at March 31, 2001	$71,734	$—	$95,343	$167,077
Activities during the year:
Provision	153,598	163,724	212,660	529,982
Cash charges	(133,453)	—	(123,902)	(257,355)
Non-cash charges	—	(163,724)	(115,433)	(279,157)

Balance at March 31, 2002	91,879	—	68,668	160,547
Activities during the year:
Provision (net of reversals)	118,475	70,564	107,916	296,955
Cash charges	(160,563)	—	(90,204)	(250,767)
Non-cash charges	—	(70,564)	(16,576)	(87,140)

Balance at March 31, 2003	49,791	—	69,804	119,595
Less: current portion (classified as other current liabilities)	46,308	—	41,499	87,807

Accrued facility closure costs, net of current portion (classified as other long-term liabilities)	$3,483	$—	$28,305	$31,788

Fiscal 2002

     The Company recognized unusual pre-tax charges of approximately $574.4 million during fiscal 2002, of which $530.0 million related to closures of several manufacturing facilities and $44.4 million was primarily for the impairment of investments in certain technology companies. As further discussed below, $464.4 million of the charges relating to facility closures were classified as a component of cost of sales.

     Unusual charges recorded in fiscal 2002 by reportable geographic regions were as follows: Americas, $265.8 million; Asia, $70.7 million; and Europe, $237.9 million.

     The components of the unusual charges recorded in fiscal 2002 were as follows (in thousands):

Facility closure costs:
Severance	$153,598	cash
Long-lived asset impairment	163,724	non-cash
Exit costs	212,660	cash/non-cash

Total facility closure costs	529,982
Other unusual charges	44,444	cash/non-cash

Unusual charges before income tax benefit	574,426
Income tax benefit	(122,948)

Net unusual charges	$451,478

     In connection with the facility closures in fiscal 2002, the Company developed formal plans to exit certain activities and involuntarily terminate employees. Management’s plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure or consolidation into other facilities. The facility closures and activities to which all of these charges relate were substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations.

     Of the total pre-tax facility closure costs recorded in fiscal 2002, $153.6 million related to employee termination costs, of which $118.4 million was classified as a component of cost of sales. As a result of the various exit plans, the Company identified 13,391 employees to be involuntarily terminated in connection with the various facility closures and consolidations.

     The unusual pre-tax charges recorded in fiscal 2002 included $163.7 million for the write-down of property, plant and equipment associated with various manufacturing and administrative facility closures from their carrying value of $232.6 million. This amount was classified as a component of cost of sales during fiscal 2002. Certain assets will be held for use and remain in service until their anticipated disposal dates pursuant to the exit plans. Since the assets will remain in service from the date of the decision to dispose of these assets to the anticipated disposal date, the assets are being depreciated over this expected period. For assets being held for use, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value. Certain other assets will be held for disposal as these assets are no longer required in operations. Assets held for disposal are no longer being depreciated. For assets being held for disposal, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. The impaired long-lived assets resulted in write-downs of machinery and equipment of $105.7 million and building and improvements of $58.0 million.

     The unusual pre-tax charges, also included approximately $212.7 million for other exit costs. Approximately $182.3 million of this amount was classified as a component of cost of sales. Other exit costs included contractual obligations totaling $61.6 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $27.2 million, equipment lease terminations amounting to $13.2 million and payments to suppliers and third parties to terminate contractual agreements amounting to $21.2 million. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal 2007 and with respect to the other contractual obligations with suppliers and third parties through the end of fiscal 2003. Other exit costs also included charges of $98.0 million relating to asset impairments resulting from customer contracts that were terminated by the Company as a result of various facility closures. These asset impairments were determined based on the difference between the carrying amount and the realizable value of the impaired inventory and accounts receivable. The Company disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal 2002. Also included in other exit costs were charges amounting to $8.0 million for the incremental costs for warranty work incurred by the Company for products sold prior to the commitment dates of the various exit plans. Other exit costs also included $8.2 million of facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or to return the facilities to their respective landlords. The remaining $36.9 million, primarily included incremental amounts of legal and environmental costs, and various government obligations for which the Company is liable for as a direct result of its facility closures.

Fiscal 2001

     The Company recognized unusual pre-tax charges of approximately $973.3 million during fiscal year 2001. Of this amount, $493.1 million was recorded in the first quarter and was comprised of approximately $286.5 million related to the issuance of an equity instrument to Motorola combined with approximately $206.6 million of expenses resulting from The DII Group, Inc. and Palo Alto Products International Pte. Ltd. mergers and related facility closures. In the second quarter, unusual pre-tax charges amounted to approximately $48.4 million associated with the mergers with Chatham Technologies, Inc. and Lightning Metal Specialties (and related entities) and related facility closures. In the third quarter, the Company recognized unusual pre-tax charges of approximately $46.3 million, primarily related to the merger with JIT Holdings Ltd. and related facility closures. During the fourth quarter, the Company recognized unusual pre-tax charges, amounting to $376.1 million related to closures of several manufacturing facilities and $9.5 million of other unusual charges, specifically for the impairment of investments in certain technology companies.

     On May 30, 2000, the Company entered into a strategic alliance for product manufacturing with Motorola. In connection with this strategic alliance, Motorola paid $100.0 million for an equity instrument that entitled it to acquire 22,000,000 Flextronics ordinary shares at any time through December 31, 2005, upon meeting targeted purchase levels or making additional payments to the Company. The issuance of this equity instrument resulted in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in the first quarter of fiscal 2001. In June 2001, the Company entered into an agreement with Motorola under which the Company repurchased this equity instrument for $112.0 million.

     Unusual charges excluding the Motorola equity instrument by segments are as follows: Americas, $553.1 million; Asia, $86.5 million; and Europe, $47.2 million. Unusual charges related to the Motorola equity instrument is not specific to a particular segment, and as such, has not been allocated to a particular geographic segment.

     The components of the unusual charges recorded in fiscal 2001 were as follows (in thousands):

Facility closure costs:
Severance	$132,473	cash
Long-lived asset impairment	232,534	non-cash

Exit costs	209,922	cash/non-cash

Total facility closure costs	574,929
Direct transaction costs:
Professional fees	64,348	cash
Other costs	38,078	cash/non-cash

Total direct transaction costs	102,426
Motorola equity instrument	286,537	non-cash
Other unusual charges	9,450	non-cash

Unusual charges before income tax benefit	973,342
Income tax benefit	(152,500)

Net unusual charges	$820,842

     In connection with the fiscal 2001 facility closures, the Company developed formal plans to exit certain activities and involuntarily terminate employees. Management’s plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure or consolidation into other facilities. The facility closures and activities to which all of these charges relate were substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations. As discussed below, $510.5 million of the charges relating to facility closures have been classified as a component of cost of sales during the fiscal 2001.

     Of the total pre-tax facility closure costs recorded in fiscal 2001, $132.5 million related to employee termination costs, of which $68.1 million has been classified as a component of cost of sales. As a result of the various exit plans, the Company identified 11,269 employees to be involuntarily terminated related to the various mergers and facility closures.

     The unusual pre-tax charges recorded in fiscal 2001 included $232.5 million for the write-down of long-lived assets to fair value. This amount has been classified as a component of cost of sales during fiscal 2001. Included in the long-lived asset impairment are charges of $229.1 million, which related to property, plant and equipment associated with the various manufacturing and administrative facility closures, which were written down to their fair value of $192.0 million as of March 31, 2001. Certain assets will be held for use and remain in service until their anticipated disposal dates pursuant to the exit plans. Since the assets will remain in service from the date of the decision to dispose of these assets to the anticipated disposal date, the assets are being depreciated over this expected period. For assets being held for use, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value. Certain other assets will be held for disposal, as these assets are no longer required in operations. Assets held for disposal are no longer being depreciated. For assets being held for disposal, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. The impaired long-lived assets consisted primarily of machinery and equipment of $153.0 million and building and improvements of $76.1 million. The long-lived asset impairment also included the write-off of the remaining goodwill and other intangibles related to certain closed facilities of $3.4 million.

     The unusual pre-tax charges recorded in fiscal 2001 also included approximately $209.9 million for other exit costs, which have been classified as a component of cost of sales. Other exit costs included contractual obligations totaling $85.4 million, which were incurred directly as a result of the various exit plans. These contractual obligations consisted of facility lease terminations amounting to $26.5 million, equipment lease terminations amounting to $31.4 million and payments to suppliers and other third parties to terminate contractual agreements amounting to $27.5 million. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal 2006. All payments with respect to the other contractual obligations with suppliers and other third parties were paid in fiscal 2002. Other exit costs also included charges of $77.0 million relating to asset impairments resulting from customer contracts that were breached, when they were terminated by the Company, as a result of various facility closures. These asset impairments were determined based on the difference between the carrying amount and the realizable value of the impaired inventory and accounts receivable. The Company disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal 2001. Also included in other exit costs were charges amounting to $16.1 million for the incremental costs for warranty work incurred by us for products sold prior to the commitment dates of the various exit plans. Other exit costs also included $11.6 million of facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or return the facilities to its landlords. The remaining $19.8 million of other exit costs recorded were primarily associated with incremental amounts of legal and environmental costs, incurred directly as a result of the various exit plans and facility closures.

     The direct transaction costs recorded in fiscal 2001 included approximately $64.3 million of costs primarily related to investment banking and financial advisory fees as well as legal and accounting costs associated with the merger transactions. Other direct transaction costs, which totaled approximately $38.1 million, were mainly comprised of accelerated debt prepayment expense, accelerated executive stock compensation and benefit-related expenses.

10. RELATED PARTY TRANSACTIONS

     The Company loaned approximately $12.4 million to several of its executive officers. Each loan is evidenced by a promissory note in favor of the Company and is generally secured by a deed of trust on property of the officer. Certain notes are non-interest bearing and others have interest rates ranging from 2.48% to 7.25%. The remaining outstanding balance of the loans, including accrued interest, as of March 31, 2003, was approximately $12.9 million. Additionally, in connection with an investment partnership, one of the Company’s subsidiaries made loans to several of our executive officers to fund their contributions to the investment partnership. Each loan is evidenced by a full-recourse promissory note in favor of the subsidiary. Interest rates on the notes range from 5.05% to 6.40%. The remaining balance of these loans, including accrued interest, as of March 31, 2003 was approximately $2.6 million. The Company will not make any further loans to its executive officers.

11. BUSINESS COMBINATIONS AND PURCHASES OF ASSETS

Fiscal 2003

     In October 2001, the Company announced a manufacturing agreement with Xerox Corporation. The Company acquired Xerox’s manufacturing operations in Aguascalientes, Mexico; El Segundo, California; Mitcheldean, U.K.; Penang, Malaysia; Resende, Brazil; Toronto, Canada; and Venray, Netherlands. The aggregate purchase price for the acquisition amounted to approximately $179.5 million, of which $14.4 million was paid in fiscal 2003. The fair value of the net assets acquired in fiscal 2003, amounted to approximately $9.4 million, including estimated acquisition costs. In connection with the acquisition of the operations, the Company entered into a five-year agreement for the manufacture of certain Xerox office equipment and components. The Company completed the acquisition in September 2002.

     In August 2002, the Company acquired all of the outstanding shares of NatSteel Broadway Ltd. for an aggregate purchase price of approximately $356.9 million, net of cash acquired. The fair value of the net assets acquired amounted to approximately $41.5 million, including estimated acquisition costs. Natsteel Broadway’s operations include manufacturing facilities in China and Hungary.

     During fiscal 2003, the Company completed certain other business acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for these acquisitions amounted to approximately $104.9 million, net of cash acquired. The aggregate fair value of the net liabilities acquired for these acquisitions amounted to approximately $34.2 million, including estimated acquisition costs. Additionally, approximately $25.4 million was paid and approximately 1.6 million ordinary shares were issued related to contingent purchase price adjustments for certain historical acquisitions.

     All of the above acquisitions have been accounted for using the purchase method of accounting, and accordingly, the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of operations were not material to the Company’s consolidated financial statements on either an individual or an aggregate basis. Goodwill and intangibles resulting from the Company’s fiscal 2003 acquisitions, as well as contingent purchase price adjustments for certain historical acquisitions amounted to approximately $557.3 million. The Company has not finalized the allocation of the consideration for certain of its recently completed acquisitions and expects to complete this by the end of the first quarter of fiscal 2004.

Fiscal 2002

     In April 2001, the Company entered into a definitive agreement with Ericsson to provide a substantial portion of Ericsson’s mobile phone production and distribution requirements. The Company assumed responsibility for product assembly, new product prototyping, supply chain management and logistics management in which we process customer orders from Ericsson and configure and ship products to Ericsson’s customers. In connection with this relationship, the Company employed the existing workforce for certain operations, and purchased from Ericsson certain inventory, equipment and other assets, and assumed certain accounts payable and accrued expenses at their net book value of approximately $363.9 million.

     In July 2001, the Company acquired Alcatel SA’s manufacturing facility and related assets located in Laval, France. The acquisition was accounted for as a purchase of assets. In connection with this acquisition, the Company entered into a long-term supply agreement with Alcatel to provide printed circuit board assembly, final systems assembly and various engineering support services. The Company purchased from Alcatel certain inventory, equipment and other assets, and assumed certain accounts payable and accrued expenses at their net book value of approximately $32.4 million.

     In October 2001, the Company announced a manufacturing agreement with Xerox Corporation. The Company acquired Xerox’s manufacturing business operations in Aguascalientes, Mexico; Penang, Malaysia; Resende, Brazil; Toronto, Canada and Venray; Netherlands. The Company purchased certain assets totaling $165.1 million in fiscal 2002.

     In December 2001, the Company completed its acquisition of 91% of The Orbiant Group from Telia, Sweden’s largest telecommunications network provider. Orbiant is a provider of services focusing on the design, operation, maintenance and management of telecommunications networks. The cash purchase price, net of cash acquired, amounted to approximately $80.6 million.

     During fiscal 2002, the Company completed certain other business acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for these acquisitions, net of cash acquired, amounted to approximately $68.8 million. Additionally, approximately 7.3 million ordinary shares were issued for the acquisitions, which equated to approximately $163.4 million of purchase price. The fair value of the ordinary shares issued was determined based on the quoted market prices of the Company’s ordinary shares for a reasonable period, generally three days, before and after the date the terms of the acquisitions were agreed and announced. The costs of these acquisitions, including estimated acquisition closing costs, have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 2004. The contingent consideration has not been recorded as purchase price, pending the outcome of the contingency. Goodwill and intangibles resulting from these acquisitions amounted to approximately $548.8 million. Also, during fiscal 2002, the Company increased goodwill in the amount of approximately $34.2 million for contingent purchase price adjustments and other adjustments for historical acquisitions, which included the issuance of approximately 0.6 million ordinary shares. These acquisitions have been accounted for by the purchase method of accounting, and accordingly the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of the acquired operations were not material to the Company’s consolidated financials statements on either an individual or an aggregate basis.

Fiscal 2001

     In fiscal 2001, Flextronics acquired 100% of the outstanding shares of The DII Group, Inc., Lightning Metal Specialties and related entities, Chatham Technologies, Inc., Palo Alto Products International Pte. Ltd. and JIT Holdings Ltd. These acquisitions were accounted for as pooling of interests and the consolidated financial statements have been prepared to give retroactive effect to the mergers.

     DII was a leading provider of electronics manufacturing and design services. As a result of the merger, in April 2000, the Company issued approximately 120.8 million ordinary shares for all of the outstanding shares of DII common stock, based upon the exchange ratio of 3.22 Flextronics ordinary shares for each share of DII common stock.

     Lightning was a provider of fully integrated electronic packaging systems. As a result of the merger, in August 2000, the Company issued approximately 2.6 million ordinary shares for all of the outstanding shares of Lightning common stock and interests.

     Chatham was a leading provider of integrated electronic packaging systems to the communications industry. As a result of the merger, in August 2000, the Company issued approximately 15.2 million ordinary shares for all of the outstanding Chatham capital stock and interests.

     DII and Lightning operated under a calendar year end prior to merging with Flextronics and, accordingly, their respective balance sheets, statements of operations, shareholders’ equity and cash flows as of December 31, 1999 and for each of the two years ended December 31, 1999 have been combined with the Company’s consolidated financial statements as of March 31, 2000 and for each of the two fiscal years ended March 31, 2000. Chatham operated under a fiscal year which ended on the Saturday closest to September 30 prior to merging with Flextronics and, accordingly, Chatham’s balance sheets, statements of operations, shareholders’ equity and cash flows as of September 24, 1999 and for each of the two years ended September 24, 1999 have been combined with the Company’s consolidated financial statements as of March 31, 2000 and for each of the two fiscal years ended March 31, 2000.

     Starting in fiscal 2001, DII, Lightning and Chatham changed their respective year-ends to conform to the Company’s March 31 year-end. Accordingly, DII’s and Lightning’s operations for the three months ended March 31, 2000, and Chatham’s operations for the six months ended March 31, 2000, have been excluded from the consolidated results of operations for fiscal 2001 and reported as an adjustment to retained earnings. Total net sales, gross profit, selling, general and administrative expenses, operating loss and total net loss related to the omitted periods amounted to approximately $898.3 million, $50.0 million, $66.6 million, $33.0 million and $58.3 million, respectively. During the omitted periods, total cash flows used in operating and investing activities amounted to approximately $24.9 million and $28 million, respectively, and financing activities provided approximately $20.2 million.

     The net loss of $58.3 million for the omitted period consisted primarily of the net losses of DII and Chatham, with each company representing about half of the net loss for the omitted period. With respect to Chatham, the net loss for that acquired company was relatively consistent both before and during the omitted period. In the case of DII, the results for that acquired company during the omitted period was adversely effected by the uncertainties created by the merger with the Company, which closed April 3, 2000. DII experienced several customer cancellations during the omitted period due to customer concerns over the merger and resulting supplier concentration issues. DII also experienced lower employee productivity during the omitted period due to the uncertainty over anticipated employee terminations as a result of the merger. The net loss for Chatham and DII in the omitted period prompted the Company to develop formal plans to exit certain activities, close certain facilities and involuntarily terminate employees in the periods following the acquisitions of each company, which resulted in the unusual charges recorded in fiscal 2001. See Note 9, “Unusual Charges” for further discussion.

     Palo Alto Products International was an enclosure design and plastic molding company. The Company merged with Palo Alto Products International in April 2000 by exchanging approximately 7.2 million ordinary shares of Flextronics for all of the outstanding shares of Palo Alto Products International common stock.

     JIT was a global provider of electronics manufacturing and design services. The Company merged with JIT in November 2000, by exchanging approximately 17.3 million ordinary shares of Flextronics for all of the outstanding shares of JIT common stock.

     Palo Alto Products International and JIT operated under the same fiscal year end as Flextronics, and accordingly, their respective balance sheets, statements of operations, shareholders’ equity and cash flows have been combined with the Company’s consolidated financial statements as of March 31, 1999 and 2000 and for each of the three fiscal years ended March 31, 2000.

     The Company also completed several other immaterial pooling of interests transactions. In connection with these mergers, the Company issued approximately 0.7 million ordinary shares. The historical operations of these entities were not material to the Company’s consolidated operations on either an individual or an aggregate basis; therefore, prior period statements have not been restated for these acquisitions.

     Additionally, in fiscal 2001, the Company completed several immaterial business acquisitions. These transactions have been accounted for under the purchase method of accounting and accordingly, the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of the acquired operations were not material to the Company’s consolidated financial statements. In connection with these business acquisitions, the Company paid total cash consideration of approximately $146.4 million, net of cash acquired, and issued approximately 9.8 million ordinary shares, which equated to approximately $338.6 million of purchase price. The fair value of the ordinary shares issued were determined based on the quoted market prices of the Company’s ordinary shares for a reasonable period, generally three days, before and after the date the terms of the acquisitions were agreed to and announced. The aggregate purchase price paid for these business acquisitions was allocated to the net assets acquired based on their estimated fair values at the dates of the acquisitions. The purchase price for certain acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 2003. The contingent consideration has not been recorded as purchase price, pending the outcome of the contingency. The fair value of the net liabilities acquired, amounted to approximately $117.3 million, including estimated acquisition costs. The costs of acquisitions have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. Goodwill and intangibles resulting from these acquisitions amounted to approximately $602.3 million. The respective intangibles associated with these acquisitions are amortized over various years, none of which exceed ten years. Also, the Company increased goodwill in the amount of approximately $12.5 million for contingent purchase price adjustments for historical acquisitions.

12. SEGMENT REPORTING

     The Company operates and is managed internally by two operating segments that have been combined for operating segment disclosures, as they do not meet the quantitative thresholds for separate disclosure established in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer of the Company.

     Geographic information is as follows (in thousands):

	2003	2002	2001

Net Sales:
Asia	$5,060,085	$3,374,749	$2,467,629
Americas	3,101,589	4,155,750	5,466,547
Europe	5,933,859	6,283,584	4,504,069
Intercompany eliminations	(716,834)	(709,236)	(328,546)

	$13,378,699	$13,104,847	$12,109,699

Loss before Income Taxes:
Asia	$187,785	$103,722	$13,611
Americas	(232,094)	(152,458)	(319,420)
Europe	(27,127)	(142,630)	41,073
Intercompany eliminations, corporate allocations and Motorola one-time non-cash charge (see Note 9)	(75,803)	(51,236)	(287,568)

	$(147,239)	$(242,602)	$(552,304)

Long-Lived Assets:
Asia	$758,331	$584,470	$503,094
Americas	544,348	717,898	636,399
Europe	663,050	730,127	688,948

	$1,965,729	$2,032,495	$1,828,441

Depreciation and Amortization:*
Asia	$110,485	$71,906	$54,038
Americas	97,433	107,515	126,012
Europe	141,599	140,486	106,401

	$349,517	$319,907	$286,451

Capital Expenditures:
Asia	$125,952	$109,623	$178,557
Americas	50,153	126,761	284,340
Europe	74,513	130,863	318,324

	$250,618	$367,247	$781,221

*	Excludes unusual charges related to property, plant and equipment and goodwill impairment charges of $70.6 million, $163.7 million and $232.5 million in fiscal 2003, fiscal 2002 and fiscal 2001, respectively. See Note 9, “Unusual Charges,” for additional information regarding unusual charges.

     Revenues are generally attributable to the country in which the product is manufactured.

     For purposes of the preceding tables, “Asia” includes China, Japan, India, Malaysia, Mauritius, Singapore, Taiwan and Thailand, “Americas” includes Brazil, Canada, Mexico and the United States, “Europe” includes Austria, the Czech Republic, Denmark, Finland, France, Germany, Hungary, Ireland, Israel, Italy, Netherlands, Norway, Poland, Scotland, Spain, Sweden, Switzerland and the United Kingdom.

     During fiscal 2003, China, Hungary, Malaysia and Mexico accounted for approximately 18%, 11%, 15% and 12% of net sales, respectively. No other foreign country accounted for more than 10% of net sales in fiscal 2002. As of March 31, 2003, China and Malaysia accounted for approximately 25% and 11% of long-lived assets, respectively. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2003.

     During fiscal 2002, Hungary, Malaysia, Mexico and Sweden accounted for approximately 12%, 18%, 16% and 11% of net sales, respectively. No other foreign country accounted for more than 10% of net sales in fiscal 2002. China accounted for approximately 16% of long-lived assets at March 31, 2002. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2002.

     During fiscal 2001, China accounted for over 10% of net sales. No other foreign country accounted for more than 10% of net sales in fiscal 2001. As of March 31, 2001, China and Hungary accounted for approximately 17% and 11% of long-lived assets, respectively. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2001.

13. SUBSEQUENT EVENTS

     On May 5, 2003, the Company issued 6.5% senior subordinated notes due in May 2013 for gross proceeds of $400.0 million, in accordance with the Securities and Exchange Commission Rule 144A and Regulation S. The Company intends to use the net proceeds of the issuance for general corporate purposes and to redeem or repurchase its outstanding 8.75% senior subordinated notes due 2007, of which $150.0 million in principal is currently outstanding.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table contains selected unaudited quarterly financial data for fiscal 2003 and fiscal 2002:

	Fiscal Year Ended March 31, 2003				Fiscal Year Ended March 31, 2002

	First	Second	Third	Fourth	First	Second	Third	Fourth

	(In thousands, except per share amounts)
Net sales	$3,127,027	$3,340,613	$3,851,494	$3,059,565	$3,110,598	$3,244,918	$3,453,039	$3,296,292
Cost of sales	2,959,930	3,158,386	3,638,559	2,893,527	2,878,803	3,036,169	3,226,461	3,083,536
Unusual charges	179,352	—	86,892	—	—	439,448	—	24,943

Gross profit (loss)	(12,255)	182,227	126,043	166,038	231,795	(230,699)	226,578	187,813
Selling, general and administrative	114,699	109,911	115,502	116,087	108,816	105,488	109,341	119,941
Goodwill and other intangibles amortization	3,234	5,933	6,147	6,832	2,256	3,802	3,053	3,504
Unusual charges	28,471	—	9,696	—	—	76,647	—	33,388
Interest and other expense, net	18,999	27,856	23,901	22,024	22,366	22,184	22,746	24,557

Income (loss) before income taxes	(177,658)	38,527	(29,203)	21,095	98,357	(438,820)	91,438	6,423
Provision for (benefit from) income taxes	(46,486)	3,857	(22,726)	1,569	10,029	(109,015)	9,449	683

Net income (loss)	$(131,172)	$34,670	$(6,477)	$19,526	$88,328	$(329,805)	$81,989	$5,740

Diluted earnings (loss) per share	$(0.25)	$0.07	$(0.01)	$0.04	$0.17	$(0.69)	$0.16	$0.01

Shares used in computing diluted per share amounts	515,016	524,452	517,810	531,118	511,987	481,381	507,942	526,797

VALUATION AND QUALIFYING ACCOUNTS

SCHEDULE II
Years Ended March 31, 2003, 2002 and 2001

		Additions

	Balance at		Charged to		Balance
	Beginning	Effect of	Costs and	Deductions/	at End
	of Year	Acquisitions	Expenses	Write-offs	of Year

	(in thousands)
Allowance for doubtful accounts:
Year ended March 31, 2001	$24,957	$10,293	$9,429	$(260)	$44,419
Year ended March 31, 2002	$44,419	$5,935	$3,664	$(12,369)	$41,649
Year ended March 31, 2003	$41,649	$6,754	$2,647	$(13,424)	$37,626

SUPPLEMENTARY FINANCIAL STATEMENTS OF FLEXTRONICS INTERNATIONAL LTD. (PARENT COMPANY):

BALANCE SHEETS

	As of March 31,

	2003	2002

	(In thousands, except share
	and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$244,102	$490,915
Due from subsidiaries	1,536,680	1,252,807
Other current assets	4,860	10,555

Total current assets	1,785,642	1,754,277
Goodwill	—	29,700
Other intangibles, net	5,928	32,160
Other investments	22,109	29,273
Investment in subsidiaries	3,511,854	2,773,792
Due from subsidiaries	1,578,371	1,277,649
Other assets	193,076	91,121

Total assets	$7,096,980	$5,987,972

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Due to subsidiaries	$1,127,349	$683,716
Other current liabilities	60,704	36,453

Total current liabilities	1,188,053	720,169
Long-term debt, net of current portion	1,007,364	778,269
Due to subsidiaries	363,467	333,328
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Ordinary shares, S$.01 par value; authorized — 1,500,000,000 shares; issued and outstanding – 520,228,062 and 513,011,778 as of March 31, 2003 and 2002, respectively	3,078	3,043
Additional paid-in capital	4,930,644	4,218,027
Retained deficit	(370,093)	(61,152)
Accumulated other comprehensive income (loss)	(19,386)	(3,712)
Deferred compensation	(6,147)	—

Total shareholders’ equity	4,538,096	4,156,206

Total liabilities and shareholders’ equity	$7,096,980	$5,987,972

The accompanying notes are an integral part of these supplementary financial statements.

FLEXTRONICS INTERNATIONAL LTD.

STATEMENTS OF OPERATIONS

	Fiscal Year Ended March 31,

	2003	2002

	(In thousands)
Selling, general and administrative	$23,220	$17,292
Intangibles amortization	4,232	—
Unusual charges	7,456	37,019
Equity accounted losses of subsidiaries	107,761	—
Interest and other (income), net	(59,216)	(191,849)

Income (loss) before income taxes	(83,453)	137,538
Provision for income taxes	—	1

Net income	$(83,453)	$137,537

The accompanying notes are an integral part of these supplementary financial statements.

FLEXTRONICS INTERNATIONAL LTD.

STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Year Ended March 31,

	2003	2002

	(In thousands)
Net income (loss)	$(83,453)	$137,537
Other comprehensive income:
Equity accounted foreign currency translation adjustment of subsidiaries
Foreign currency translation adjustment	154,076	(3,519)
Unrealized loss on investments, net of tax	—	(349)

Comprehensive income (loss)	$(99,127)	$133,669

The accompanying notes are an integral part of these supplementary financial statements.

FLEXTRONICS INTERNATIONAL LTD.

STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Two Years Ended March 31, 2003
(In thousands)

					Accumulated
	Ordinary Shares		Additional	Retained	Other		Total
			Paid-in	Earnings	Comprehensive	Deferred	Shareholders'
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Compensation	Equity

BALANCE AT MARCH 31, 2001	476,371	$2,841	$3,586,158	$(198,689)	$547	$—	$3,390,857
Issuance of ordinary shares for acquisitions	7,885	45	182,544	—	—	—	182,589
Exercise of stock options	7,989	44	42,227	—	—	—	42,271
Ordinary shares issued under Employee Stock Purchase Plan	767	4	15,407	—	—	—	15,411
Sale of ordinary shares in public offering, net of offering costs	20,000	109	503,691	—	—	—	503,800
Repurchase of equity instrument (Note 8)	—	—	(112,000)	—	—	—	(112,000)
Net income	—	—	—	137,537	—	—	137,537
Change in unrealized gain (loss) on available for sale securities	—	—	—	—	(349)	—	(349)
Foreign currency translation	—	—	—	—	(3,910)	—	(3,910)

BALANCE AT MARCH 31, 2002	513,012	3,043	4,218,027	(61,152)	(3,712)	—	4,156,206
Share premium arising from issuance of ordinary shares for acquisitions	—	—	662,823	—	—	—	662,823
Equity accounted loss of subsidiaries for prior years	—	—	—	(225,488)	—	—	(225,488)
Equity accounted foreign currency translation adjustment of subsidiaries	—	—	—	—	(169,750)	—	(169,750)
Issuance of ordinary shares for acquisitions	1,639	3	14,709	—	—	—	14,712
Exercise of stock options	4,567	26	17,970	—	—	—	17,996
Ordinary shares issued under Employee Stock Purchase Plan	1,010	6	9,883	—	—	—	9,889
Net loss	—	—	—	(83,453)	—	—	(83,453)
Deferred stock compensation	—	—	7,232	—	—	(7,232)	—
Amortization of deferred stock compensation	—	—	—	—	—	1,085	1,085
Foreign currency translation	—	—	—	—	154,076	—	154,076

BALANCE AT MARCH 31, 2003	520,228	$3,078	$4,930,644	$(370,093)	$(19,386)	$(6,147)	$4,538,096

The accompanying notes are an integral part of these supplementary financial statements.

FLEXTRONICS INTERNATIONAL LTD.

NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS
March 31, 2003

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. (the “Parent”) was incorporated in the Republic of Singapore. It is principally engaged in investment holding. The address of the Parent’s registered office is 36 Robinson Road, #18-01, City House, Singapore 068877.

2. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

     All amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$) or Euros (€).

     The accompanying supplementary financial statements comprise solely the standalone accounts of Flextronics International Ltd., the Parent company. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, other than as noted in the following paragraphs entitled “Investment in Subsidiaries”, “Goodwill and Other Intangibles” and Note 7, “Shareholders’ Equity”.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Translation of Foreign Currencies

     The functional currency of the Parent is the U.S. dollar, with the exception of its Cayman branch which is measured in Euros. Accordingly, the financial position and results of operations of the Cayman branch are measured using the Euro as the functional currency. Accordingly, all assets and liabilities of the Cayman branch are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of the branch’s financial statements are reported as a separate component of shareholders’ equity.

     Additionally, the Parent’s Hong Kong branch enters into certain transactions with related companies, including short-term contractual obligations and long-term loans. Certain of these obligations and loans are denominated in a non-functional currency, namely the Swedish krona. Short-term contractual obligations are translated at the average exchange rates prevailing during the period, foreign exchange gains and losses arising from such transactions are recognized in the statement of operations. Long-term loans are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date, and the resulting translation gains and losses from the revaluation are reported as a separate component of shareholders’ equity.

Cash Equivalents and Investments

     All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts.

     Cash equivalents totaled approximately $180.7 million and $450.2 million as of March 31, 2003 and March 31, 2002, respectively.

     The Parent also has certain investments in non-publicly traded technology companies. These investments are included within Other Investments in the Parent’s balance sheet and are carried at cost. The Parent continuously monitors these investments for impairment and makes appropriate reductions in carrying value when necessary. During fiscal 2003 and fiscal 2002, the Parent recorded unusual charges of $7.5 million and $37.0 million, respectively, for other than temporary impairment of its investments in certain of these non-publicly traded companies. See Note 9, “Unusual Charges” for further discussion.

     Additionally, the Parent had certain investments in public corporate equity securities, which were carried at fair market value. All investments were generally held in the Parent’s name with major financial institutions acting as custodians. The specific identification method was used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. During fiscal year 2002, the Parent sold all of its marketable equity securities and realized gains of approximately $0.3 million. All of the Parent’s short-term investments were classified as available-for-sale. Unrealized gains and losses on these investments were included as a separate component of shareholders’ equity, net of any related tax effect.

Due from/Due to Subsidiaries

     Balances due from and to subsidiaries are unsecured. Certain obligations are non-interest bearing and others have rates ranging from 3.39% to 10.0% (2002: 3.75% to 10.0%) per annum.

Investment in Subsidiaries

     Investment in subsidiaries are stated using the equity method in fiscal year 2003. In fiscal year 2002, investment in subsidiaries was stated at cost. Provision is made where there is a decline in the value that is other than temporary.

     In accordance with accounting principles generally accepted in the United States of America, an adjustment was made in fiscal 2003 to properly reflect the Parent’s investment in subsidiaries in accordance with the equity method of accounting. The change in accounting policy comprised a decrease in investment in subsidiaries of $500.8 million, a decrease in retained earnings of $331.0 million and a decrease in accumulated other comprehensive income relating to foreign currency translation of $169.8 million. The decrease in retained earnings consisted of $225.5 million relating to retained earnings at April 1, 2002 and $105.5 million relating to net income for the fiscal year 2003. The decrease in accumulated other comprehensive income relating to foreign currency translation consisted of $156.0 million relating to the balance at April 1, 2002 and $13.7 million relating to fiscal year 2003. The financial statements for fiscal year 2002 have not been restated.

Concentration of Credit Risk

     Financial instruments, which potentially subject the Parent to concentrations of credit risk, are primarily cash equivalents and investments. The Parent maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world.

Goodwill and Other Intangibles

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair value based test. Additionally, an acquired intangible asset in a business combination should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. Other intangibles, with finite lives, will continue to be valued and amortized over their estimated useful lives; in-process research and development will continue to be written off immediately. The Company adopted SFAS No. 142 in the first quarter of fiscal 2002 and no longer amortizes goodwill.

     The Company performs its annual goodwill impairment test during its fiscal fourth quarter. During fiscal 2003, the actual date of the test was moved to an early date in the fourth quarter, to allow the Company to meet future public reporting requirements. The Company believes that the accounting change described above is to an alternative accounting principle that is preferable under the circumstances and that the change is not intended to delay, accelerate or avoid an impairment charge.

     During fiscal year 2003 and 2002, approximately $29.7 million and $0.1 million of goodwill resulted from payment by the Parent for the acquisition of certain manufacturing operations from Xerox Corporation.

     All of the Parent’s acquired intangible assets are subject to amortization over their estimated useful lives. The Parent’s intangible assets are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, an impairment loss shall be recognized if the carrying amount of an intangible is not recoverable and its carrying amount exceeds its fair value. Intangible assets are comprised of contractual agreements and developed technologies. Contractual agreements are being amortized over 10 years. Developed technologies are being amortized over 2 1/2 years. The Parent recorded approximately $32.2 million of additions to intangible assets during fiscal year 2002. No additions to intangible assets were recorded during fiscal year 2003. The components of intangible assets are as follows (in thousands):

	March 31, 2003			March 31, 2002

	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount

Intangibles:
Contractual agreements	$—	$—	$—	$22,000	$—	$22,000
Developed technologies	10,160	(4,232)	5,928	10,160	—	10,160

Total	10,160	(4,432)	5,928	32,160	—	32,160

     In accordance with accounting principles generally accepted in the United States of America, at March 31, 2003, an adjustment was made to properly push down goodwill of $29.9 million and other intangibles of $22.0 million arising from certain acquisitions of subsidiaries. The cost of investment in subsidiaries at March 31, 2003 was increased by $51.9 million so as to properly reflect the cost of investment in these subsidiaries as at March 31, 2003. Included in these amounts are $29.7 million of goodwill and $22.0 million of other intangibles relating to fiscal year 2002. Amortization of intangibles was reduced by $2.2 million and the equity accounted losses of subsidiaries was increased by $2.2 million. The financial statements for fiscal year 2002 have not been restated.

     The balance of developed technologies of $5.9 million is expected to be completely amortized during fiscal year 2004.

Derivative Instruments and Hedging Activities

     On April 1, 2001, the Parent adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138. All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in shareholders’ equity as a separate component of accumulated other comprehensive income (loss) and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period.

     The Parent is exposed to foreign currency exchange rate risk inherent in assets and liabilities denominated in non-functional currencies. The Parent enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities. As of March 31, 2003, the fair value of these short-term foreign currency forward contracts was recorded as an asset amounting to $0.3 million.

Trade Receivables Securitization

     In March 2002, the Company entered into a trade receivables securitization agreement. Under this agreement, the Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. The Parent participates in the securitization agreement as an investor in the conduit. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2004, is subject to annual renewal. Currently, the unaffiliated financial institution’s maximum investment limit is $250.0 million. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation.

Accounting for Stock-Based Compensation

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” The statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The Company adopted the transition guidance and annual disclosure provisions of SFAS No. 148 in the fourth quarter of fiscal 2003.

     At March 31, 2003, the Parent had six stock-based employee compensation plans, which are more fully described in Note 7, “Shareholders’ Equity”. The Parent accounts for its stock option awards to employees under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. No compensation expense is recorded for options granted in which the exercise price equals or exceeds the market price of the underlying stock on the date of grant in accordance with the provisions of APB Opinion No. 25. Had the Parent applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation, no compensation expense would have been recorded by the Parent, as such expense is allocated to and recorded by its subsidiaries.

     The Parent provides restricted stock grants to key employees under its 2002 Interim Incentive Plan. Shares awarded under the plan vest in installments over a five-year period and unvested shares are forfeited upon termination of employment. During fiscal 2003, 1,230,000 shares of restricted stock were granted with a fair value on the date of grant of $5.88 per share. The unearned compensation associated with the restricted stock grants was $6.1 million as of March 31, 2003. This amount is included in shareholders’ equity as a component of additional paid-in capital. Grants of restricted stock are recorded as compensation expense over the vesting period at the fair market value of the stock at the date of grant. In fiscal 2003, compensation expense related to the restricted stock grants amounted to approximately $1.1 million, such expense is allocated to and recorded by the Parent’s subsidiaries.

New Accounting Pronouncements

Extinguishment of Debt and Sale-Leaseback Transactions

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” will now be used to classify those gains and losses. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends SFAS No. 13, “Accounting for Leases,” to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The Parent will adopt the provisions of SFAS No. 145 related to the rescission of Statement No. 4 in fiscal 2004. The Parent does not believe the adoption of these provisions will have a material impact on the Parent’s financial position, results of operations or cash flows. The provisions in paragraphs 8 and 9(c) of SFAS

No. 145 related to Statement No. 13 are required to be effective for transactions occurring after May 15, 2002 and thus the Parent has adopted these provisions. The adoption of these provisions did not have any impact on the financial position, results of operations or cash flows of the Parent.

Variable Interest Entities

     In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, which expands upon and strengthens existing accounting guidance concerning when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to the issuance of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 now requires a variable interest entity, as defined in FIN 46, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Parent does not believe the adoption of FIN 46 will have a material impact on the Parent’s financial position, results of operations or cash flows.

Guarantees

     In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation specifies the disclosures to be made by a guarantor in its interim and annual financial statements concerning its obligations under certain guarantees that it has issued. FIN 45 also requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002. The initial recognition and initial measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Accordingly, the Parent has adopted the disclosure provisions of FIN 45. As of March 31, 2003, the Parent has issued approximately $471.4 million of bank guarantees issued in connection with debt arrangements of certain of its subsidiaries. The Parent also has issued approximately $44.0 million of other guarantees issued in connection with operating arrangements entered into by certain of its subsidiaries. The adoption of these provisions did not have a material impact on the Parent’s financial position, results of operations or cash flows.

3. BANK BORROWINGS AND LONG-TERM DEBT

     In June 2000, the Parent issued approximately $645.0 million of senior subordinated notes, consisting of $500.0 million of 9.875% notes and €150.0 million of 9.75% notes. Interest is payable on July 1 and January 1 of each year, commencing January 1, 2001. The notes mature on July 1, 2010. The Parent may redeem the notes on or after July 1, 2005. The approximate fair values of the 9.875% notes and the 9.75% notes based on broker trading prices were 110.125% and 106.0%, respectively, of the face values on March 31, 2003.

     Additionally, the Parent has $150.0 million in unsecured senior subordinated notes outstanding with an annual interest rate of 8.75%. Interest is payable on April 15 and October 15 of each year. The notes mature on October 15, 2007. The approximate fair value of the notes based on broker trading prices was 104.5% of the face value on March 31, 2003.

     The indentures relating to the notes contain certain covenants that, among other things, limit the ability of the Parent and certain of its subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in asset sales, and (iv) make distributions or pay dividends. The covenants are subject to a number of significant expectations and limitations.

     In March 2003, the Parent issued $200.0 million zero coupon, zero yield, convertible junior subordinated notes maturing in March 2008. The notes are callable by the Parent after three years and do not provide a put option prior to maturity. The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Parent’s option.

     In March 2003, the Company renewed and increased its revolving credit facility with a syndicate of domestic and foreign banks from $800.0 million to $880.0 million. The credit facility consists of two separate credit agreements, one providing for up to $440.0 million principal amount of revolving credit loans to the Parent and designated subsidiaries; and one providing for up to $440.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Parent. Of the total amount of each agreement, $173.3 million relates to a new 364-day facility and $266.7 million expires in March 2005. Borrowings under the credit facility bear interest, at the Company’s option, either at (i) the base rate (as defined in the credit facility); or (ii) the LIBOR rate (as defined in the credit facility) plus the applicable margin for LIBOR loans ranging between 1.125% and 2.50%, based on our credit ratings and facility usage. The Company is required to pay a quarterly commitment fee ranging from 0.15% to 0.50% per annum, based on the Company’s credit ratings, of the unutilized portion of the credit facility.

     The credit facility is unsecured, and contains certain restrictions on the Company’s ability to (i) incur certain debt, (ii) make certain investments and (iii) make certain acquisitions of other entities. The credit facility also requires that the Company maintain certain financial covenants, including, among other things, a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation, and amortization), a minimum ratio of fixed charge coverage, and a minimum net worth, as defined, during the term of the credit facility. Borrowings under the credit facility are guaranteed by the Parent and certain of its subsidiaries. As of March 31, 2003, there were no borrowings outstanding under the credit facility.

     Long-term debt, of which none was current, was comprised of the following at March 31 (in thousands):

	2003	2002

Senior subordinated notes	$807,364	$778,269
Convertible junior subordinated notes	200,000	—

Non-current portion	$1,007,364	$778,269

     Maturities for the Parent’s bank borrowings and other long-term debt are as follows for the years ending March 31 (in thousands):

2008	350,000
Thereafter	657,364

$1,007,364

4. FINANCIAL INSTRUMENTS

     The carrying amount of the Parent’s cash and cash equivalents and investments approximates fair value. The fair value of the Parent’s long-term debt (see Note 4, “Bank Borrowings and Long-Term Debt”) is determined based on current broker trading prices. The Parent’s cash equivalents are comprised of cash deposited in money market accounts (see Note 2, “Summary of Accounting Policies”). The Parent’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.

     The Parent enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Parent hedges committed exposures and these forward contracts generally do not subject the Parent to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged. On April 1, 2001, the Parent adopted SFAS No. 133, as amended by SFAS No. 137 and No. 138, and as such the fair value of foreign currency forward contracts are reported on the balance sheet. The aggregate notional amount of outstanding contracts as of March 31, 2003 was $90.6 million. The contracts will settle in U.S. dollar.

5. COMMITMENTS AND CONTINGENCIES

     The Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. The Parent participates in the securitization agreement as an investor in the conduit. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2004, is subject to annual renewal. Currently, the unaffiliated financial institution’s maximum investment limit is $250.0 million. The Company has sold $320.8 million of its accounts receivable as of March 31, 2003, which represents the face amount of the total outstanding trade receivables on all designated customer accounts at that date. The Company received net cash proceeds of $168.3 million from the unaffiliated financial institution for the sale of these receivables. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation, the total of which was $152.5 million as of March 31, 2003.

     The Company continues to service, administer and collect the receivables on behalf of the special purpose entity and receives a servicing fee of 1.0% of serviced receivables per annum. The Company pays facility and commitment fees of up to 0.24% for unused amounts and program fees of up to 0.34% of outstanding amounts.

     Between June and August 2002, the Parent and certain of its officers and directors were named as defendants in several securities class action lawsuits filed in the United States District Court for the Southern District of New York. These actions, which were filed on behalf of those who purchased, or otherwise acquired, the Parent’s ordinary shares between October 2, 2001 and June 4, 2002, generally allege that, during this period, the defendants made misstatements to the investing public about the financial condition and prospects of the Parent. After the Court consolidated these actions, plaintiffs amended their allegations to change the class period to January 18, 2001 to June 4, 2002. They also added claims on behalf of plaintiffs who purchased shares pursuant to, or traceable to, the secondary offerings of the Parent on February 1, 2001 and January 7, 2002. In addition, plaintiffs added claims against the underwriters involved in those offerings. On April 23, 2003, the Court entered an order transferring these lawsuits to the United States District Court for the Northern District of California.

     These actions seek unspecified damages. Although the Parent believes that the plaintiffs’ claims lack merit and intends to vigorously defend these lawsuits, it is unable to predict the ultimate outcome of these lawsuits. There can be no assurance the Parent will be successful in defending these lawsuits, and, if it is unsuccessful, it may be subject to significant damages. Even if the Parent is successful, defending the lawsuits may be expensive and may divert management’s attention from other business concerns and harm its business.

     The Parent is also party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on our consolidated financial position, liquidity or results of operations.

6. INCOME TAXES

     The Parent is a Singapore corporation and is a non-resident for Singapore tax purposes. Non-Singapore resident taxpayers, subject to certain exceptions, are subject to income tax on 1) income that is accrued in or derived from Singapore and 2) foreign income received in Singapore.

     Since the Parent did not derive income from or receive foreign income in Singapore, it is not subject to Singapore income tax. To the extent that the Parent continues to meet the above-mentioned requirements as determined by current law, no Singapore income tax will be imposed on the Parent. Accordingly, the Parent records minimal current income tax expense and does not record any deferred income taxes.

7. SHAREHOLDERS’ EQUITY

     In accordance with accounting principles generally accepted in the United States of America, in fiscal year 2003, the Parent properly recorded share premiums associated with the issuance of ordinary shares at a premium for certain historical acquisitions of subsidiaries and increased its investment in these subsidiaries to reflect the full consideration for the acquisition. This resulted in an increase in additional paid-in capital and an increase in investment in these subsidiaries by $662.8 million. The financial statements for fiscal year 2002 have not been restated.

Secondary Offerings

     During fiscal 2002, the Parent completed a secondary offering of its ordinary shares. The Parent received net proceeds of approximately $503.8 million (20,000,000 ordinary shares sold).

Strategic Alliance

     In connection with the Parent’s strategic alliance with Motorola Inc. (“Motorola”) in May 2000, Motorola paid $100.0 million for an equity instrument that entitled it to acquire 22,000,000 Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to the Parent. The issuance of this equity instrument resulted in a one-time charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in the first quarter of fiscal 2001.

     In June 2001, the Parent entered into an agreement with Motorola under which it repurchased this equity instrument for $112.0 million. The fair value of the equity instrument on the date it was repurchased exceeded the amount paid to repurchase the equity instrument. Accordingly, the Parent accounted for the repurchase of the equity instrument as a reduction to shareholders’ equity in the Parent’s statement of shareholders’ equity.

Stock Option and Incentive Plans

     At March 31, 2003, the Parent has six stock-based employee compensation plans, the 2002 Interim Incentive Plan (the “2002 Plan”), the 2001 Equity Incentive Plan (the “2001 Plan”), the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan and the 1997 Employee Stock Purchase Plan.

     The 2001 Plan provides for grants of up to 7,000,000 shares. Additionally, the remaining shares that were available under the Parent’s 1993 Share Option Plan (the “1993 Plan”) upon adoption of the 2001 Plan and any shares issuable upon exercise of the options granted under the 1993 Plan that expire or become unexercisable for any reason without having been exercised in full, are available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan. Any options outstanding under the 1993 Plan will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains two separate equity incentive programs including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to officers and directors and by the Chairman of the Parent’s Board, with respect to all other employees.

     Options issued under the 2001 Plan and 1993 Plan generally vest over 4 years. Options granted under the 2001 Plan generally expire 10 years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire 10 years from the date of grant, rather than the five-year term previously provided. The 2001 Plan and 1993 Plan provide for option grants at an exercise price equal to the fair market value per ordinary share on the option grant date.

     The 2002 Plan provides for grants of up to 20,000,000 shares. The plan provides grants of nonqualified stock options to employees, officers and directors. The exercise price of options granted under the 2002 Plan is determined by the Parent’s Compensation Committee and generally has an exercise price equal to the fair market value of the underlying stock on the date of grant. Options issued under the 2002 Plan generally vest over 4 years and generally expire 10 years from the date of grant.

     The Parent’s 1999, 1998 and 1997 Interim Option Plans provide for grants of up to 5,200,000, 3,144,000, and 2,000,000 stock options, respectively. These plans provide grants of non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Parent. Options under these plans cannot be granted to executive officers and directors. All Interim Option Plans provide for option grants at an exercise price of not less than 85% of the fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years. Options granted under the 1999 Interim Option Plan expire 5 years from the date of grant. Options granted prior to July 2002 under the 1998 and 1997 Interim Option Plans expire 5 years from the date of grant and all subsequent option grants generally expire 10 years from the date of grant.

     The Parent’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) provides for issuance of up to 3,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price is

85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. The ordinary shares sold under this plan in fiscal 2003, fiscal 2002 and fiscal 2001, amounted to 1,009,692, 767,301 and 445,476, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal 2003, fiscal 2002 and fiscal 2001 was $9.79, $20.08 and $20.00 per share, respectively.

     The following table presents the activity for options outstanding under all of the stock option plans as of March 31 (“Price” reflects the weighted average exercise price):

	2003		2002

	Options	Price	Options	Price

Outstanding, beginning of year	45,641,139	$15.00	47,235,431	$13.35
Granted	19,864,076	6.97	9,009,567	16.51
Exercised	(4,567,256)	4.05	(7,989,287)	5.43
Forfeited	(5,255,426)	21.25	(2,614,572)	18.86

Outstanding, end of year	55,682,533	$11.35	45,641,139	$15.00

Exercisable, end of year	31,056,183		24,490,124

Weighted average fair value per option granted	$4.84		$12.43

     The following table presents the composition of options outstanding and exercisable as of March 31, 2003 (“Price” and “Life” reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

	Options Outstanding		Options Exercisable
Range of
Exercise Prices	Amount	Price	Life	Amount	Price

$ 0.00 - $ 5.88	14,208,841	$4.03	5.47	8,885,747	$3.72
5.96 - 13.98	22,909,428	8.38	6.91	10,773,547	8.76
14.03 - 15.90	7,846,508	15.17	5.47	4,587,567	14.94
15.95 - 23.02	2,325,394	20.28	7.06	1,254,352	20.23
23.09 - 44.12	8,392,362	25.82	4.61	5,554,970	26.08

Total	55,682,533	$11.35	6.00	31,056,183	$11.80

8. UNUSUAL CHARGES

     The Parent recognized unusual pre-tax charges of approximately $7.5 million and $37.0 million during fiscal years 2003 and 2002, respectively. Unusual charges recorded in fiscal years 2003 and 2002, related to the impairment of investments in certain technology companies.

9. AUDITORS’ REMUNERATION

     In each of fiscal year 2003 and fiscal year 2002, the aggregate fees for audit services was $0.5 million.

10. INTEREST AND OTHER INCOME, NET

     The Parent recognized approximately $79.4 million of interest expense and $15.7 million of interest income to third parties during fiscal year 2003 (2002: $76.6 million and $10.0 million). Additionally, approximately $80.8 million of interest income from related companies was recognized during fiscal year 2003 (2002: $51.2 million).

     The Parent recognized approximately $7.4 million of dividend income from related companies during fiscal year 2003.

11. SUBSEQUENT EVENTS

     On May 5, 2003, the Parent issued 6.5% senior subordinated notes due in May 2013 for gross proceeds of $400.0 million, in accordance with the Securities and Exchange Commission Rule 144A and Regulation S. The Parent intends to use the net proceeds of the issuance for general corporate purposes and to redeem or repurchase its outstanding 8.75% senior subordinated notes due 2007, of which $150.0 million in principal is currently outstanding.

PARKING FACILITIES

     Flextronics has reserved parking spaces for shareholders attending the meeting. These spaces will be designated as “Reserved for Flextronics Shareholders’ Meeting.”

DRIVING DIRECTIONS

     The Annual General Meeting of Shareholders will be held at Flextronics’ principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131.

Directions from Highway 101 (Northbound and Southbound)

•	Montague Expressway Exit (head East)
•	Take Montague Expressway to Trade Zone
•	Right onto Trade Zone
•	Right onto Lundy Avenue
•	Right onto Fortune Drive (1st traffic light)
•	Left into the third driveway

Directions from Highway 680 (Southbound)

•	Capital Avenue Exit
•	Left onto Trade Zone
•	Left onto Lundy Avenue
•	Right onto Fortune Drive (1st traffic light)
•	Left into the third driveway

Register for Online Delivery of Shareholder Materials

Flextronics is pleased to offer its shareholders the benefits and convenience of electronic delivery of Flextronics shareholder materials. With electronic delivery, you can:

•	Receive e-mail notification as soon as our Annual Report, Proxy Statement and related materials are available on the Internet.

•	Vote your proxy online at proxyvote.com (Voting requires the control number provided on either the hard copy Vote Instruction Form or the Electronic Delivery Notice you received. Please note that if you receive materials electronically, you will also be required to enter the 4 digit PIN you enrolled with at the time you chose to receive materials electronically.)

•	Help conserve natural resources, reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

•	Help Flextronics significantly reduce printing and mailing costs typically associated with more traditional delivery methods.

You can enroll by visiting our website at www.flextronics.com/investors. Please note that your electronic delivery enrollment will be effective until you cancel it. If you wish to receive a paper copy of these materials at any time, please notify Investor Relations at investor_relations@flextronics.com or (408) 576-7722.

[Form of Proxy Card]

FLEXTRONICS INTERNATIONAL LTD.

2090 Fortune Drive
San Jose, California 95131

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned being a member of Flextronics International Ltd. (the “Company”) hereby appoints Michael E. Marks or failing whom Robert R.B. Dykes or failing whom the Chairman of the Annual General Meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of the Company, held of record by the undersigned on July 21, 2003, at the Annual General Meeting of the Company to be held on September 18, 2003, or at any adjournment thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual General Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees (Proposals No. 1 through 3), FOR Proposals No. 4 through 9 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual General Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND

RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF

THE MEETING IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

[Reverse Side]

☒   Please mark votes as in this example.

     The Board of Directors unanimously recommends a vote FOR the Board of Director nominees (Proposals No. 1 through 3) and FOR Proposals No. 4 through 9. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR the Board of Director nominees (Proposals No. 1 through 3) and FOR Proposals No. 4 through 9 if no specification is made.

1.	Re-election of Richard L. Sharp as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2(a). Re-election of James A. Davidson as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2(b). Re-election of Lip-Bu Tan as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	Re-appointment of Patrick Foley as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To receive and adopt the Audited Accounts of the Company for the fiscal year ended March 31, 2003, together with the Reports of the Directors and Auditors thereon.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	To appoint Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To approve an amendment to the Company’s 1997 Employee Share Purchase Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

7.	To approve the authorization for the Directors of the Company to allot and issue ordinary shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

8.	To approve the authorization for the Company to provide cash compensation to its Directors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	To approve the authorization of the proposed renewal of the share mandate relating to acquisitions by Company of its own issued ordinary shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:

Signature:	Date: